           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996
                                                       REGISTRATION NO. 333-3830

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  BIGMAR, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                      2834                                     31-1445779
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)

                             6660 DOUBLETREE AVENUE
                               COLUMBUS, OH 43229
                                 (614) 848-8380
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               JOHN G. TRAMONTANA
                                  BIGMAR, INC.
                             6660 DOUBLETREE AVENUE
                               COLUMBUS, OH 43229
                                 (614) 848-8380
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

                     EDWARD KLIMERMAN, ESQ.                                           SAMUEL F. OTTENSOSER, ESQ.
              RUBIN BAUM LEVIN CONSTANT & FRIEDMAN                                      BAER MARKS & UPHAM LLP
                      30 ROCKEFELLER PLAZA                                                 805 THIRD AVENUE
                    NEW YORK, NEW YORK 10112                                           NEW YORK, NEW YORK 10022
                         (212) 698-7700                                                     (212) 702-5700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

                                  BIGMAR, INC.
                             CROSS REFERENCE SHEET
                   REQUIRED BY ITEM 501(B) OF REGULATION S-K

                                   FORM S-1 ITEM                                      LOCATION IN PROSPECTUS
      -----------------------------------------------------------------------  ------------------------------------

  1.  Forepart  of the Registration Statement and Outside Front Cover Page of
      Prospectus.............................................................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus................  Inside Front and Outside Back Cover
                                                                                 Pages
  3.  Summary Information,  Risk  Factors  and Ratio  of  Earnings  to  Fixed
      Charges................................................................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds........................................................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price........................................  Outside Front Cover Page;
                                                                                 Underwriting
  6.  Dilution...............................................................  Dilution
  7.  Selling Security Holders...............................................  Not Applicable
  8.  Plan of Distribution...................................................  Outside Front Cover Page;
                                                                                 Underwriting
  9.  Description of Securities to Be Registered.............................  Prospectus Summary; Capitalization;
                                                                                 Description of Capital Stock
 10.  Interests of Named Experts and Counsel.................................  Legal Matters; Experts
 11.  Information with Respect to the Registrant.............................  Outside Front Cover Page; Prospectus
                                                                                 Summary; Risk Factors; Dividend
                                                                                 Policy; Capitalization; Selected
                                                                                 Financial Data; Management's
                                                                                 Discussion and Analysis of
                                                                                 Financial Condition and Results of
                                                                                 Operations; Business; Management;
                                                                                 Principal Stockholders; Certain
                                                                                 Transactions; Description of
                                                                                 Capital Stock; Shares Eligible for
                                                                                 Future Sale; Financial Statements
 12.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities............................................................  Management

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1996


PROSPECTUS

                                1,250,000 SHARES
                                  BIGMAR, INC.
                                  COMMON STOCK

[LOGO]
                            ------------------------
     All of the 1,250,000 shares of Common Stock, par value $.001 per share ('Common Stock'), offered hereby are being offered by Bigmar, Inc. ('Company'). It is currently anticipated that the initial public offering price per share will be between $7.00 and $9.00. See 'Underwriting' for information relating to the factors considered in determining the initial public offering price.


     Prior to the offering ('Offering'), there has been no public market for the Common Stock. Subject to official notice of issuance, the Company has received approval to have the Common Stock quoted on the Nasdaq SmallCap MarketSM under the trading symbol 'BGMR' and listed on the Boston Stock Exchange under the trading symbol 'BIG.'


     In this Prospectus, all references to 'Dollars' or '$' are to U.S. Dollars.


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE 'RISK FACTORS' BEGINNING ON PAGE 8 AND 'DILUTION' ON PAGE 23 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------
THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE ACCURACY  OR ADEQUACY  OF THIS  PROSPECTUS. ANY
        REPRESENTATION  TO   THE  CONTRARY   IS  A   CRIMINAL   OFFENSE.

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                         UNDERWRITING
                                                                      PRICE              DISCOUNTS AND           PROCEEDS TO
                                                                    TO PUBLIC           COMMISSIONS(1)           COMPANY(2)
- ----------------------------------------------------------------------------------------------------------------------------
Per Share...................................................          $                      $                      $
- ----------------------------------------------------------------------------------------------------------------------------
Total(3)....................................................  $                      $                      $
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------


(1) Does not include (a) warrants to be issued to LT Lawrence & Co., Inc. ('Representative') to purchase 125,000 shares of Common Stock at an exercise price per share equal to 130% of the initial public offering price per share ('Representative's Warrants') or (b) a non-accountable expense allowance payable to the Representative equal to 2 1/2% of the gross proceeds of the Offering. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Representative may allow to certain dealers, and such dealers may reallow, concessions and a portion of the Representative's Warrants. The Company has agreed to indemnify the Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'


(2) Before deducting estimated Offering expenses, including the Representative's non-accountable expense allowance, of $975,000 in the aggregate (or $1,012,500 if the Underwriters' over-allotment option is exercised in full), all of which are payable by the Company. See 'Underwriting.'

(3) The Company has granted to the Underwriters an option, exercisable for a period of 45 days from the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock, upon the same terms and conditions as the shares of Common Stock being offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the total Price to Public, Underwriting
    Discounts and Commissions and  Proceeds to Company  will be $              ,
    $          , and $          , respectively.
                            ------------------------
     The shares of Common Stock are being offered by the several Underwriters named herein on a firm commitment basis, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of certificates for the shares of Common Stock will be made against payment
therefor on or about                , 1996, at the offices of LT Lawrence & Co.,
Inc., 3 New York Plaza, New York, New York 10004.
                            ------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            LT LAWRENCE & CO., INC.

                                            , 1996

                        [Photograph of packages of calcium leucovorin.]

     The Company markets calcium leucovorin, a generic oncological drug used for rescue therapy, to Medac GmbH for resale to the German market.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKETSM, THE BOSTON STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------
     The Company intends to furnish its stockholders with annual reports containing audited financial statements of the Company, after the end of each fiscal year, and make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. In this Prospectus, all references to 'Dollars' or '$' are to U.S. Dollars. The information in this Prospectus gives effect to the following events: (i) a contribution to the Company on April 8, 1996 of 99% of the shares of Common Stock then owned by the stockholders of the Company ('Contribution'); (ii) a stock-for-stock exchange on April 9, 1996 whereby Bigmar Pharmaceuticals SA ('Bigmar Pharmaceuticals') and Bioren SA ('Bioren') became subsidiaries of the Company ('Exchange'); (iii) a 2.105263-for-1 reverse stock split of the outstanding shares of Common Stock effected on April 16, 1996 ('Reverse Split'); and (iv) an increase in the number of authorized shares of Common Stock from 10,000,000 to 15,000,000 effected on April 16, 1996. Except where otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option or the Representative's Warrants. Certain technical terms used in this Prospectus are defined in the 'Glossary.' For more information, see 'The Company,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Certain Transactions' and 'Description of Capital Stock.'

                                  THE COMPANY


     The Company is currently engaged in manufacturing and marketing 14 types of intravenous infusion solutions ('IV Solutions') in Switzerland and Lichtenstein and marketing in Germany raw materials used to manufacture medications for the treatment of prostate enlargement ('Prostate Materials') and two generic oncological products, mercaptopurine and calcium leucovorin. Over the next 24 months, the Company's strategy is to manufacture, in its state-of-the-art facilities in Switzerland, and market generic oncological drugs. In addition, the Company is in the process of preparing to market certain licensed proprietary oncological and biotechnological products.



     The Company markets IV Solutions through its own sales force to health care providers and third-party payors and markets Prostate Materials, mercaptopurine and calcium leucovorin to pharmaceutical companies. The Company does not intend to market its other products directly to the public. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Bioren Acquisition (as defined below) as if the transaction had occurred on January 1, 1995, the Company's sales of IV Solutions and antibiotics were approximately $6.5 million, sales of medical products, including Prostate Materials, were approximately $1.4 million, and sales of generic oncological products were approximately $670,000. For the three months ended March 31, 1996, sales of these products aggregated approximately $1.4 million, $319,000 and $210,000, respectively.


     In 1995, the Company obtained distribution rights to, among other products, sodium leucovorin and five generic oncological products, including methotrexate and calcium leucovorin, from Sapec ('Sapec'), a division of Cerbios Pharma SA, a privately-held Swiss pharmaceutical company ('Cerbios Pharma'), and approximately 20 generic oncological products, including mercaptopurine, calcium leucovorin and methotrexate, from AB Cernelle ('Cernelle'), a privately-held Swedish pharmaceutical company. Sodium leucovorin is designed to alleviate certain side effects associated with chemotherapy more effectively than its currently distributed counterpart, calcium leucovorin.

     The Company has received approval for the marketing in Switzerland of two generic oncological products, methotrexate and doxorubicin, and expects to begin marketing these products during the second half of 1996. The Company also expects that all regulatory approvals for the sale of sodium leucovorin in Germany will be obtained during the second half of 1996 and that the marketing of this product will begin shortly thereafter. There can be no assurance, however, that such regulatory approvals will be obtained during these time periods, or that such approvals will ever be obtained. In addition, the Company has also obtained the rights to use, manufacture and market, among other products, a form of recombinant urokinase from Bioferment ('Bioferment'), a division of Cerbios Pharma. Recombinant urokinase is a biotechnological product used in the treatment of cardiovascular disease.

     The Company has entered into exclusive arrangements with the following non-affiliated pharmaceutical companies to market certain proprietary and generic oncological or biotechnological products, manufactured or licensed by the Company, in various territories: Medac GmbH ('Medac') in Germany and the United Kingdom; Boehringer Mannheim Italia Spa ('Boehringer') in Italy; Laevosan International AG ('Laevosan') in Switzerland; Laboratories Vita SA ('Vita') in Spain; and Protyde Pharmaceuticals, Inc. ('Protyde') worldwide, except for certain major European countries. Medac, Boehringer, Laevosan and Vita are established pharmaceutical companies. Protyde is a development stage company.

     The Company's business strategy over the next 24 months is to:

           manufacture and market approximately seven injectable and lyophilized oncological products, including sodium leucovorin;

           manufacture and market additional oncological products as the patents relating to the products expire;

           increase the number of pharmaceutical companies in Europe through which the Company's oncological products are marketed and the territories in which they are distributed;

           market recombinant urokinase; and

           expand the marketing of IV Solutions in Switzerland through the Company's own sales force.

     For the past 25 years, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, a United States citizen, served in various senior executive positions at a number of privately-held pharmaceutical companies including Adria Laboratories Inc. (acquired by Pharmacia & Upjohn, Inc.), a company specializing in the manufacture of oncological products, Ben Venue Laboratories, Inc., a company specializing in the manufacture of sterile, injectable pharmaceutical products, Sapec, a division specializing in the manufacture of pharmaceutical products, and Bioferment, a division engaged in the research and development of biotechnological products. At the time of the negotiation and execution of the Company's agreements with Sapec, Cernelle and Bioferment, Mr. Tramontana was the chief operating officer and a director of Cerbios Pharma, chairman of the board of Cernelle and a director of Chemholding SA ('Chemholding'), a principal stockholder of the Company. Chemholding is the sole stockholder of Cerbios Pharma and Cerbios Pharma is the sole stockholder of Cernelle. In March 1996, Mr. Tramontana resigned from all of his positions with Chemholding, Cerbios Pharma and Cernelle. There can be no assurance that the Company will continue its arrangements with Sapec, Cernelle or Bioferment or any other collaborators. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'


     The Company was incorporated in Delaware in September 1995 and has three wholly-owned subsidiaries, Bigmar Pharmaceuticals, a Swiss corporation formed in January 1992, Bigmar Therapeutics, Inc., a Delaware corporation formed in September 1995 ('Bigmar Therapeutics'), and Bioren, a Swiss corporation formed in July 1986. In June 1995, Bigmar Pharmaceuticals purchased all of the outstanding capital stock of Bioren ('Bioren Acquisition') and simultaneously sold 50% of the outstanding capital stock of Bioren to certain stockholders of Bigmar Pharmaceuticals. On April 9, 1996, in the Exchange, all of the stockholders of Bigmar Pharmaceuticals exchanged all of their shares of capital stock in Bigmar Pharmaceuticals for an aggregate of 2,000,938 shares of Common Stock of the Company and all of the stockholders of Bioren, other than Bigmar Pharmaceuticals, exchanged all of their shares of capital stock in Bioren for an aggregate of 350,312 shares of Common Stock of the Company. See 'The Company' and 'Certain Transactions.'


     Unless the context indicates otherwise, the term 'Company' as used in this Prospectus refers to the Company and its subsidiaries as a whole. The Company's principal executive offices are located at 6660 Doubletree Avenue, Columbus, Ohio 43229, and its telephone number is (614) 848-8380.

                                  THE OFFERING


Common Stock Offered...............................  1,250,000 shares
Common Stock Outstanding before the Offering.......  2,375,000 shares(1)
Common Stock Outstanding after the Offering........  3,625,000 shares(1)
Use of Proceeds....................................  Net proceeds from the Offering will be used to acquire, test
                                                       and/or  manufacture   oncological   and   biotechnological
                                                       products;   to  repay  debt;  and  for  general  corporate
                                                       purposes,  including   working   capital.  See   'Use   of
                                                       Proceeds.'
Risk Factors.......................................  An  investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution  to the public investors. See 'Risk Factors' and 'Dilution.'
Trading Symbols:
     Nasdaq SmallCap MarketSM......................  'BGMR'
     Boston Stock Exchange.........................  'BIG'


- ------------

(1) Does not include: (i) 300,000 shares of Common Stock reserved for issuance under the Company's 1996 stock option plan ('Option Plan'); (ii) 50,000 shares of Common Stock reserved for issuance under the Company's director option plan ('Director Option Plan'); (iii) up to 187,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option; and
    (iv) 125,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See 'Management -- Option Plan and -- Director Option Plan,' 'Description of Capital Stock' and 'Underwriting.'

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical financial data for (i) Bioren SA (predecessor company) for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1995, and (ii) Bigmar, Inc. for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (after giving effect to the reorganization described in Note 1 to the Company's financial statements). The summary historical financial data of Bioren and Bigmar, Inc. has been derived from the audited financial statements (and notes thereto) of the respective companies included elsewhere in this Prospectus. The summary financial data presented as of March 31, 1995 and 1996 and for the three months ended March 31, 1995 and 1996 are derived from the unaudited financial statements of the Company which appear elsewhere in this Prospectus. In the opinion of management, the summary financial data for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the audited financial statements and reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the financial data for the periods presented. The results of operations for any interim period are not necessarily indicative of the Company's results of operations for the full fiscal year. The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of Bioren and Bigmar, Inc. and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus. The following table also sets forth pro forma operating data of the Company as if the Bioren Acquisition had occurred as of January 1, 1995. The unaudited pro forma financial data is for informational purposes only, does not purport to represent what the Company's results of operations would have been if such transaction had in fact occurred as of such date and is not necessarily indicative of the Company's future results of operations.

                                   BIOREN SA (PREDECESSOR COMPANY)                           BIGMAR, INC.(1)
                                --------------------------------------   ----------------------------------------------------------
                                                            SIX MONTHS                                           THREE MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED                                                  ENDED
                                                             JUNE 30,        YEARS ENDED DECEMBER 31,              MARCH 31,
                                -------------------------   ----------   --------------------------------   -----------------------
                                   1993          1994          1995        1993       1994      1995(1)        1995         1996
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
OPERATING DATA:
Net sales.....................  $ 4,103,921   $ 5,879,685   $2,928,965   $264,077   $707,627   $5,600,362   $1,185,710   $1,898,002
Cost of sales.................    3,558,350     4,479,243    1,694,290    182,075    611,040    4,001,891    1,059,955    1,151,099
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Gross profit..................      545,571     1,400,442    1,234,675     82,002     96,587    1,598,471      125,755      746,903
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Operating Expenses:
  Research and development
    expense...................       61,297        40,736       26,671         --         --       23,144           --       88,394
  Selling, general and
    administrative expense....    1,572,903     1,858,192    1,060,049     50,810     16,269    1,493,055       21,452      547,463
  Loss on abandonment of
    building improvements and
    machinery.................      830,912     2,295,850           --         --         --           --           --           --
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Total operating expenses......    2,465,112     4,194,778    1,086,720     50,810     16,269    1,516,199       21,452      635,857
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Operating income (loss).......   (1,919,541)   (2,794,336)     147,955     31,192     80,318       82,272      104,303      111,046
Other income (expense)........      115,349      (190,066)     (28,644)    (7,909)    (1,660)    (179,476)     (13,532)     (59,365)
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Income (loss) before
  extraordinary item..........   (1,804,192)   (2,984,402)     119,311     23,283     78,658      (97,204)      90,771       51,681
Extraordinary item............           --     1,468,429           --         --         --           --           --           --
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
Net income (loss).............  $(1,804,192)  $(1,515,973)  $  119,311   $ 23,283   $ 78,658   $  (97,204)  $   90,771   $   51,681
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
                                -----------   -----------   ----------   --------   --------   ----------   ----------   ----------
PER SHARE DATA:
Net income (loss).....................................................       $.06       $.20        $(.07)        $.23         $.02
Weighted average number of shares outstanding.........................    400,188    400,188    1,337,292      400,188    2,375,000
                                                                         --------   --------   ----------   ----------   ----------
                                                                         --------   --------   ----------   ----------   ----------


                                            BIGMAR, INC.
                                 -----------------------------------
                                   PRO FORMA
                                  THREE MONTHS         PRO FORMA
                                     ENDED            YEAR ENDED
                                 MARCH 31, 1995    DECEMBER 31, 1995
                                 --------------    -----------------
PRO FORMA OPERATING DATA:
Net sales.....................     $2,702,351         $ 8,529,327
Cost of sales.................      1,984,306           5,696,181
                                 --------------    -----------------
Gross profit..................        718,045           2,833,146
                                 --------------    -----------------
Research and development
  expense.....................         10,855              49,815
Selling, general and
  administrative expense(2)...        575,186           2,570,104
                                 --------------    -----------------
Total operating expenses......        586,041           2,619,919
                                 --------------    -----------------
Operating income (loss).......        132,004             213,227
Other income (expense)........        (31,133)           (208,120)
                                 --------------    -----------------
Net income....................     $  100,871         $     5,107
                                 --------------    -----------------
                                 --------------    -----------------
PER SHARE DATA:
  Net income..................          $0.04               $0.00
  Weighted average number of
    shares outstanding........      2,375,000           1,510,942
                                      (table continued on next page)

(table continued from previous page)


                                         BIGMAR, INC.
                                 -----------------------------
                                        MARCH 31, 1996
                                 -----------------------------
                                 HISTORICAL     AS ADJUSTED(3)
                                 -----------    --------------
BALANCE SHEET DATA:
Working capital...............   $  (137,433)    $  8,160,141
Total assets..................    19,300,275       25,578,091
Long-term obligations.........    10,839,442       10,839,442
Retained earnings.............        56,619           56,619
Stockholders' equity..........     3,845,877       11,970,877


- ------------
(1) On April 9, 1996, a reorganization of companies under common control took place whereby the Company acquired 100% of Bigmar Pharmaceuticals and 50% of Bioren. Accordingly, the financial statements of the Company include the results of operations of Bigmar Pharmaceuticals for all periods presented and the results of operations of Bioren from July 1, 1995 (the date of acquisition).
(2) Effective upon consummation of the Offering, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, will begin to receive an annual base salary of $200,000, subject to adjustment, plus a bonus of at least 25% of his base salary and Gerald T. Sweeney, the Company's Chief Financial Officer and Vice President -- Finance, will begin to receive an annual base salary of $80,000, subject to adjustment, plus a bonus of 15% of his base salary. The pro forma operating data does not reflect such salaries or bonuses (if any). See 'Management.'
(3) As adjusted to give effect to the sale of 1,250,000 shares of Common Stock in the Offering (after deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with the Offering) and the application of a portion of the net proceeds thereof to pay approximately $2,000,000 in indebtedness. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following risk factors together with the other information presented in this Prospectus including the financial statements (and notes thereto).


     DEVELOPMENT STAGE; HISTORY OF LOSSES. The Company was incorporated in September 1995 and was a development stage company until it effectuated the Exchange resulting in the Company's ownership of Bioren and Bigmar Pharmaceuticals. In addition, the Company and its subsidiaries have incurred net losses in the past. For the years ended December 31, 1993 and 1994, Bioren incurred net losses, before extraordinary item, of approximately $1,804,000 and $2,984,000, respectively, and for the year ended December 31, 1995, the Company (which includes the results of operations of Bioren from July 1, 1995) incurred a net loss of approximately $97,000. For at least the current fiscal year, the Company may incur additional losses which may be substantial as a result of, among other things, its expansion strategy. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, that such profitability will be sustained. See 'Selected Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



     EXPANSION OF OFFERED PRODUCTS; LIMITED EXPERIENCE. The Company's business strategy relies primarily on its success in manufacturing and marketing oncological products and marketing biotechnological products, an area in which the Company has limited experience. The success of its business strategy should be considered in light of the risks, expenses and difficulties frequently encountered in entering into industries characterized by intense competition; completing product development; obtaining regulatory approvals in certain European countries, the United States and elsewhere for its proposed products; gaining market acceptance of the Company's proposed products; entering into new collaborative agreements and maintaining existing collaborative arrangements. There can be no assurance that the Company will be able to manufacture or market its proposed products, maintain or expand its market share or achieve commercial revenues from its proposed products in the future. In addition, aspects of the Company's business strategy can only be implemented if the Company's manufacturing facility in Barbengo, Switzerland ('Bigmar Facility') and a dedicated area of the Company's manufacturing facility in Couvet, Switzerland ('Bioren Facility') become fully operational and all necessary regulatory approvals are obtained. Some of the foregoing factors are not within the Company's control and there can be no assurance that the Company will be able to implement its business strategy, that the facility or area under construction will become operational (including obtaining regulatory approvals) or that its business strategy will result in profitability. See 'Use of Proceeds,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- Proposed Products and -- Facilities' and the Company's financial statements and notes thereto.


     RELIANCE ON COLLABORATIVE ARRANGEMENTS; MANAGEMENT AFFILIATIONS WITH COLLABORATORS. The Company has obtained the rights to manufacture and/or market certain proprietary and generic oncological and biotechnological products developed by other companies. In 1995, the Company entered into distribution and supply agreements with (i) Cernelle relating to approximately 20 generic oncological products, including mercaptopurine, calcium leucovorin, and methotrexate ('Cernelle Agreement'), and (ii) Sapec relating to, among other products, certain proprietary and generic oncological products, including sodium leucovorin ('Sapec Agreement'). In addition, in 1995, the Company entered into a license and supply agreement with Bioferment relating to certain biotechnological products, including recombinant urokinase ('Bioferment Agreement'). Pursuant to the terms of these agreements, the Company is obligated to, among other things, pay either substantial one-time fees or make payments that, in some instances, may be substantial upon the completion of certain regulatory milestones with respect to the products covered by the agreements. In addition, the Cernelle Agreement, the Sapec Agreement and the Bioferment Agreement may be terminated by either party under certain specified circumstances. There can be no assurance that the Company will fulfill its obligations under any of these agreements or that one or more of these agreements will not be terminated. The loss or diminution of rights or the termination of any of these agreements would have a material adverse effect on the Company. See 'Business -- Products and -- Proposed Products.'

     At the time of the negotiation and execution of the Cernelle Agreement, the Sapec Agreement and the Bioferment Agreement, John G. Tramontana, the Company's Chairman of the Board, President, and Chief Executive Officer, was the chief operating officer and a director of Cerbios Pharma, chairman of the board of Cernelle and a director of Chemholding. Chemholding, a principal stockholder of the Company, is the sole stockholder of Cerbios Pharma and
Cerbios Pharma is the sole stockholder of Cernelle. In March 1996, Mr. Tramontana resigned from all of his positions with Chemholding, Cerbios Pharma and Cernelle. See ' -- Conflicts of Interest,' 'Use of Proceeds,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,'
'Business -- Products and -- Proposed Products' and 'Certain Transactions -- Transactions with Principal Stockholders.'

     CONFLICTS OF INTEREST. Chemholding, a principal stockholder of the Company, is the sole stockholder of Cerbios Pharma. Sapec and Bioferment are divisions of Cerbios Pharma and Cerbios Pharma is the sole stockholder of Cernelle. Certain officers, directors and stockholders of Chemholding own directly and indirectly in the aggregate approximately 51% of the Company's issued and outstanding Common Stock prior to the Offering and will own approximately 34% of the Company's issued and outstanding Common Stock following the consummation of the Offering. The Company is a party to agreements with Sapec, Bioferment and Cernelle. Prior to March 1996, Mr. Tramontana was an officer and/or director of each of the foregoing companies. The Company believes that the terms of these agreements are no more favorable to the Company or the other parties thereto than they would be to unaffiliated third parties. There can be no assurance, however, that the Company will continue to maintain its rights under these agreements or that these agreements will not be terminated in the future. John
G. Tramontana is not a stockholder of Chemholding, Cerbios Pharma or Cernelle. See ' -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators,' 'Business -- Products and -- Proposed Products,' 'Principal Stockholders' and 'Certain Transactions.'


     RELIANCE ON PLM. For the year ended December 31, 1995, on a pro forma basis, sales of IV Solutions comprised approximately 64% of the Company's total sales. For the three months ended March 31, 1996, these sales comprised approximately 72% of the Company's total sales. In March 1995, Bioren entered into an agreement with PLM Langeskov A/S ('PLM') pursuant to which Bioren acquired the exclusive right to purchase intravenous solution containers from PLM and to package and distribute IV Solutions in these containers in Switzerland and Lichtenstein ('PLM Agreement'). Under the terms of the PLM Agreement, PLM is entitled to terminate the exclusivity portion of the agreement if, among other things, Bioren does not purchase a minimum number of intravenous solution containers each year. The PLM Agreement expires in the year 2005, unless it is earlier terminated. In addition, the PLM Agreement may be terminated by either party upon the occurrence of certain specified conditions, including if the products or their production infringe, or are alleged to infringe, the intellectual property rights of third parties. The termination of the PLM Agreement would have a material adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations' and 'Business -- Products.'


     RELIANCE  ON NETWORK OF PHARMACEUTICAL  COMPANIES FOR MARKETING; DEPENDENCE
ON ADDITIONAL COLLABORATIVE ARRANGEMENTS. The Company has granted certain companies such as Medac, Boehringer, Laevosan, Vita and Protyde the exclusive right to market and distribute, in certain territories, selected oncological or biotechnological products of the Company and the right of first refusal to market and distribute certain of the Company's proposed products. As a result, the Company may not market products or proposed products that are covered by those agreements independently and may not enter into strategic alliances or collaborative arrangements with others relating to any products covered by (i) an exclusivity arrangement or (ii) a right of first refusal (without in the latter instance first offering such right to the holders). Restrictions regarding exclusivity and rights of first refusal limit the Company's ability to pursue and negotiate collaborative arrangements with other entities on terms which may be more favorable to the Company. In addition, the amount of resources and the time that any of these collaborators devote towards marketing the Company's products or proposed products are not within the Company's control. There can be no assurance that any marketing, sales or other efforts undertaken by the Company or its collaborators will be successful. Each of the agreements terminates under certain specified circumstances and any termination would have a material adverse effect on the Company. Consistent with its business strategy, the Company intends to pursue additional collaborative arrangements with third parties. There can be no assurance, however, that the Company will be able to find additional collaborators or negotiate additional collaborative arrangements on terms acceptable to the Company, if at all, that the collaborative arrangements with the Company will be successful or, that collaborators will devote sufficient resources to the Company's products, proposed products or technologies. In addition, there can be no assurance that future collaborative arrangements will not allow others to enter into arrangements with the Company's collaborators for the commercialization of the same product or that collaborators will not pursue alternative products either on their own or in collaboration with others, including the Company's competitors. See 'Business -- Collaborative Agreements.'


     DEPENDENCE ON SIGNIFICANT CUSTOMERS. For the years ended December 31, 1994 and 1995, all of the Company's sales of Prostate Materials were to one customer, Pharma Stroschein GmbH ('Stroschein'). These sales amounted to approximately $470,000 and $1,023,000, respectively, and represented approximately 66% and 18% of the net sales of the Company for the years ended December 31, 1994 and December 31, 1995, respectively. In addition, for the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, the Company's sales of oncological products to Medac amounted to approximately $214,000, $670,000 and $210,000, respectively and represented approximately 30%, 12% and 11%, respectively of the net sales. On a pro forma basis, giving effect to the Bioren Acquisition as if the transaction occurred on January 1, 1995, the 1995 sales to Stroschein and Medac represented approximately 12% and 8%, respectively, of the Company's sales. The loss of either of these customers or any other significant customer would have a material adverse effect on the Company.


     DEPENDENCE ON KEY SUPPLIERS. The majority of raw materials needed to manufacture the Company's products and proposed products generally are not readily available and must be purchased from limited sources. In addition, the Company obtains containers for IV Solutions from a sole supplier. See ' -- Reliance on PLM.' The Company's reliance on a sole or limited number of suppliers involves several risks, including obtaining an adequate supply of raw materials and components in order to manufacture or market products or proposed products, increased raw material or component costs and reduced control over pricing, quality and timely delivery. Any interruption in the supply of raw materials or components could have a material adverse effect on the Company. In addition, obtaining raw materials from a new source may require regulatory approval. Furthermore, certain potential alternative suppliers may have pre-existing exclusive relationships with competitors of the Company and others which may preclude the Company from manufacturing certain of its proposed products. See 'Business -- Manufacturing and Suppliers.'


     MANUFACTURING FACILITIES FOR PROPOSED PRODUCTS UNDER CONSTRUCTION. The Company intends to manufacture cytotoxic oncological products in the Bigmar Facility and non-cytotoxic oncological products in a dedicated area of the Bioren Facility, where it currently manufactures IV Solutions. The Bigmar Facility is currently being equipped and the Company will not begin manufacturing oncological products until the facility is fully operational and regulatory approvals are obtained, which the Company believes will occur in the last quarter of 1996. The Company intends to use a portion of the net proceeds from the Offering to equip a dedicated area of the Bioren Facility and expects that the area for manufacturing non-cytotoxic oncological products will be fully operational and that all regulatory approvals will be obtained by the end of 1996. There can be no assurance that the Bigmar Facility or the dedicated area of the Bioren Facility will be successfully equipped, that the anticipated regulatory approvals will be obtained or that the Company will be able to manufacture these products directly and any failure to do so would have a material adverse effect on the Company. The Company may have to enter into contractual arrangements with other companies to manufacture its proposed oncological products. Further, the Company intends to enter into an agreement with another party pursuant to which that company will manufacture recombinant urokinase. The amount of resources and the time that the other party will devote towards producing recombinant urokinase on behalf of the Company and manufacturing procedures and quality control will not be within the Company's control. In addition, there can be no assurance that the Company will be able to enter into any arrangements with third parties on acceptable terms, if at all, or that any third party will be able to meet the demand for the Company's products on a timely basis or that other parties will meet the standards required to obtain regulatory approvals. See 'Business -- Manufacturing and Suppliers and -- Facilities.'


     NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT; UNCERTAINTY OF MARKET ACCEPTANCE OF CERTAIN PROPOSED PRODUCTS. Although the Company currently markets certain oncological products, it has not sold any oncological or biotechnological products manufactured at its facilities and does not anticipate manufacturing oncological products until the end of 1996. Any unexpected developmental, regulatory or manufacturing problems could delay the commercialization of the Company's proposed products and have a material adverse effect on the Company and its prospects. In addition, the market acceptance of any of the Company's proposed products, such as sodium leucovorin and recombinant urokinase, will be substantially dependent on the ability of the Company's collaborators to demonstrate to the medical and healthcare communities the capabilities, perceived benefits, and efficacy of the Company's proposed products as well as sell commercial quantities of the proposed products at acceptable costs. There can be no assurance that the Company will be able to ultimately successfully develop its proposed products or that it will be able to gain market acceptance for its proposed products. See 'Business -- Proposed Products and -- Other Proposed Products.'

     NEED FOR ADDITIONAL FINANCING. The Company has funded its operations to date primarily through equity and debt financings. The Company anticipates that the net proceeds from the Offering, together with cash flow from operations (if any), should be sufficient to fund the Company's operations, including its proposed expansion, for approximately 12 months. However, there can be no assurance that events affecting the Company's operations will not result in the Company depleting its funds before that time. The Company may need to raise substantial additional funds to continue to fund operating expenses or its expansion strategy. There can be no assurance that additional financing will be available, or, if available, that such financing will be on terms favorable to the Company. Failure to obtain such additional financing would have a material adverse effect on the Company. See 'Use of Proceeds,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and the Company's financial statements and notes thereto.


     SUBSTANTIAL INDEBTEDNESS DUE AFTER 1997. At March 31, 1996, the Company had an aggregate of $12,686,626 in outstanding indebtedness, including $1,847,184 which is payable from the net proceeds of the Offering and $1,071,821 of accounts payable to equipment vendors which the Company intends to pay with the proceeds of its existing credit facilities. Of such total indebtedness, $4,846,977 (or 38%) is governed by contractual arrangements which expire on December 31, 1997 and $2,518,892 (or 20%) is governed by contractual arrangements which expire on May 17, 1999. After such dates, $4,846,977 of such loans are automatically due and $2,518,892 are payable upon demand if the Company does not renegotiate these arrangements. The Company intends to renegotiate the terms of the Bigmar Pharmaceuticals loans (including extending the term of the loans) upon completion of the Bigmar Facility and the terms of the Bioren loan prior to its due date (May 17, 1999). The holder of the indebtedness has advised the Company that it is prepared to negotiate extensions of the loans upon expiration. In the event the Company is not successful in renegotiating the terms of the loans, there can be no assurance that the loans will not become due. In addition, there can be no assurance that the Company will be able to renegotiate the terms of indebtedness on favorable terms to the Company or at all. The failure of the Company to renegotiate the indebtedness would have a material adverse effect upon the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation' and 'Business -- Facilities.'



     COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. The Company faces competition from other pharmaceutical and biotechnology companies, particularly regarding its generic products, many of which have substantially greater financial and other resources than the Company and, therefore, are able to spend more than the Company in areas such as product development, manufacturing and marketing. Although a company with greater resources will not necessarily receive regulatory approval for a particular generic drug before its smaller competitors, substantial resources enable a company to support many regulatory applications simultaneously, thereby improving the likelihood of at least some of its generic drugs being among the first to receive regulatory approval. Drug companies have also increasingly introduced generic versions of their own proprietary products prior to the expiration of the patents for those drugs in efforts to obtain greater market share following expiration of the applicable patents. In addition, the market for the Company's products and proposed products is characterized by frequent product improvements and evolving technology. The Company's revenues and profitability could be adversely affected by technological change. Competitors may develop products which may render the Company's products or proposed products uneconomical or result in products being commercialized that may be superior to the Company's products. In addition, alternative treatments for cancer could be developed, which would have a material adverse effect on the

Company. See 'Business -- Proposed Products, -- Competition and -- Patents and Proprietary Rights' and 'Governmental Regulations.'

     UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company relies on a combination of patent applications, licenses, trademarks, and trade secrets to protect its proprietary technology, rights and know-how. In addition, the Company is currently in the process of implementing a policy that requires its personnel to execute non-disclosure agreements. There can be no assurance that such patent applications or any resulting patents or any licenses or trademarks will not be infringed upon, that the Company's trade secrets will not otherwise become known to or independently developed by competitors, that non-disclosure agreements will not be breached, or that the Company would have adequate remedies for any such infringement or breach. Litigation may be necessary to enforce proprietary rights of the Company or to defend the Company against third-party claims of infringement. Such litigation could result in substantial cost to, and a diversion of effort by, the Company and its management and may have a material adverse effect on the Company. The Company currently is the exclusive and non-exclusive licensee of various oncological and biotechnological products and technologies and may in the future desire or be required to obtain other licenses to develop, manufacture and market commercially viable products. The Company's success and potential competitive advantage is dependent upon its ability to exploit the technology under these licenses. There can be no assurance that the Company will be able to exploit the technology covered by these license agreements or that it will be able to do so exclusively. In addition, there can be no assurance that any patents or patent applications pursuant to which the Company has obtained licenses are valid and enforceable, or that any licenses required to be obtained by the Company in the future will be valid and enforceable or obtainable on commercially reasonable terms, if at all.

     Patents concerning pharmaceutical or biotechnological products generally are highly uncertain, involve complex legal, scientific and factual questions and have recently been the subject of much litigation. To date, no consistent policy has emerged regarding the breadth of claims allowed or the degree of protection afforded under these patents. Accordingly, there can be no assurance that patent applications which underlie the Company's licenses will result in patents being issued, or that, if issued, the patents will afford protection against competitors with similar technology. Although the Company is not aware of any claim against it for infringement, the Company's ability to commercialize its products and proposed products depends on is not infringing the proprietary rights of competitors. Laws regarding the enforceability of intellectual property vary from country to country. Therefore, there can be no assurance that intellectual property issues will be uniformly resolved, or that local laws will provide the Company with consistent rights and benefits. In addition, there can be no assurance that competitors will not be issued patents which may prevent the manufacturing or marketing of the Company's products or proposed products or require licensing and the payment of fees or royalties by the Company in order for the Company to be able to manufacture or market certain products. See 'Business -- Patents and Proprietary Rights.'

     FDA, INTERNATIONAL AND OTHER GOVERNMENTAL REGULATIONS. The development, manufacturing and marketing of the Company's products and proposed products is or may be subject to extensive and rigorous governmental regulations in the United States and other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive, and uncertain. In the United States, the United States Food and Drug Administration ('FDA') regulates, where applicable, the development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping, and reporting requirements for drugs. The Company has not requested or received FDA approval to market any of its products or proposed products in the United States. The Company intends to submit abbreviated new drug applications ('ANDAs') to the FDA for six generic oncological products in the foreseeable future. The average time for obtaining FDA approval for ANDAs is one to three years. However, due to management's prior experience in submitting ANDAs to the FDA, the Company believes it will be able to obtain FDA approval of these ANDAs in approximately one year from the date of the submission of the applications. There can be no assurance, however, that any of the Company's products or proposed products will obtain regulatory approval in the time periods indicated or will ever obtain the regulatory clearance or approval required for marketing in the United States. Delays in any part of the approval process or the inability of the

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Company to  obtain regulatory  approval of  its products,  proposed products  or facilities could adversely affect the Company.

     The Company will be subject to the FDA's good manufacturing practices ('GMP'), good laboratory practices ('GLP') and extensive record keeping and reporting requirements for manufacturing products for sale in the United States. As a result, the Company's manufacturing facilities will be subject to periodic inspections by the FDA and other United States federal agencies when the Company's products are offered for sale in the United States. The Company's operations have not yet been inspected by the FDA and there can be no assurance they will pass any inspections by the FDA. The Company has retained independent consultants to assist it in complying with FDA standards including the GMP requirements. Failure to comply with applicable regulatory requirements can result in, among other things, import detentions, fines, civil penalties, suspensions or losses of approvals, recalls or seizures of products, operating restrictions and criminal prosecutions.

     To date, substantially all of the Company's revenues have been derived from the sales of its products in Switzerland, Lichtenstein and Germany. The distribution of the Company's products and proposed products outside the United States is subject to extensive governmental regulations. These regulations, including the requirements of inspections and approvals to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will pass any such inspections, that the Company or its collaborators will obtain or maintain the required regulatory approvals in any particular country or that the Company will not be required to incur significant costs in obtaining or maintaining its regulatory approvals. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company.

     Because the Company's products are currently being sold primarily in Germany, Switzerland and Lichtenstein, the Company is subject to regulation by these countries, and the European Medicines Evaluation Agency ('EMEA') of the European Union ('EU'). In Germany, drugs for human use may be sold only if they are approved in advance by either the German regulatory authority or the EU after a review of all applicable safety, quality and effectiveness data. Clinical trials in Germany are monitored by the state authorities and must comply with those portions of the EU good clinical practices recommendation that have been adopted into German law. In practice, it takes the German authority generally three to five years to approve drugs for use on humans, although the Company believes it will receive regulatory approval for certain of its proposed products earlier.

     In January 1995, the EU established new procedures that provide for a compulsory review of biotechnological preparations and an optional review of certain other pharmaceutical products by the EMEA in London. For other types of products, there is a decentralized procedure under which a marketing application is submitted first to one EU member state where it is reviewed. Once marketing approval in such country is obtained, a company can then file additional applications in the other EU member states.

     Although recombinant urokinase is a biotechnological product, the Company believes that marketing clearance will be obtained in the second half of 1997 from the German regulatory authority as opposed to from the EMEA because recombinant urokinase does not pose a risk of viral contamination and would replace the naturally derived urokinase that is currently on the market in Germany. There can be no assurance, however, that the requisite approval of recombinant urokinase will be obtained in Germany, that approval from the EMEA in London will not be required, or that approval will be obtained in 1997 or at any time thereafter.

     In Switzerland, approval of the production and sale of drugs for human use is regulated on a cantonal level rather than a federal level. The cantons of Switzerland have organized the Intercantonal Office for the Control of Medications ('IKS') as an authority for the approval of pharmaceuticals. Based on approval by the IKS, the cantons then grant permission for the production and sale of such approved pharmaceuticals, although each canton is still entitled to deny approval of a particular medication.

     The IKS reviews all applicable safety, quality and efficacy data as well as data relating to the cost effectiveness of a particular product. To obtain approval from the IKS, the manufacturer must submit

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analytical, chemical,  pharmacological and  toxicological data  based on  animal trials and human clinical studies. The IKS also will inspect the manufacturing facility to determine if the manufacturer is complying with good manufacturing practices before approval is granted to produce the drug product. For generic products, pharmacological and toxicological data is not required to be submitted to the IKS. To date, all of the Company's pharmaceutical products which have been approved by the IKS are generic products. There can be no assurance, however, that the Company will obtain the requisite approvals to market its proposed products in Switzerland in the time periods indicated or at any time thereafter. See 'Business -- Governmental Regulations.'

     RESTRICTIONS ON RETAINED EARNINGS. The Company is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. The Swiss Federal Code of Obligation provides that at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until such time as the reserve equals 20% of the company's paid-in share capital. In addition, 10% of any distribution made by a company in excess of a 5% dividend also must be appropriated to the Company's legal reserve. The reserve of up to 50% of the share capital is not available for distribution to stockholders. These requirements may adversely impact the amount of dividends to be issued by the Company through its subsidiaries and may limit cash flow. See 'Dividend Policy' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     ENVIRONMENTAL MATTERS. As an enterprise engaged in the pharmaceutical business in Switzerland, the Company's facilities are or will be subject to comprehensive environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. Although there can be no assurance, the Company believes its current facilities are in compliance in all material respects with applicable Swiss environmental laws. However, environmental laws have changed in recent years and the Company may become subject to increasingly stringent environmental standards in the future. While the Company anticipates that from time to time it will incur capital expenditures in connection with environmental matters, it is unable to predict the extent or timing of future expenditures which may be required in connection with complying with environmental laws. There can be no assurance that future developments, administrative actions or liabilities arising from environmental matters will not have a material adverse effect on the Company. See 'Business -- Environmental Regulations.'

     DEPENDENCE ON THIRD-PARTY REIMBURSEMENT; PRICE CONTROLS; HEALTH CARE REFORM MEASURES. The Company's success in generating revenues from the sale of certain products may depend on the extent to which reimbursement for the costs of such products and related treatments will be available from third-party payors such as government health administration authorities, private insurance companies, self-insured employers, health maintenance organizations and other organizations. The level of revenues and profitability of the Company, like those of other companies in the pharmaceutical and biotechnology industry, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps.

     In some markets outside of the United States, such as Germany, government reimbursement is generally available for the purchase of the Company's products and proposed products, subject to constraints such as reimbursement limitations. In addition, third-party payors may refuse to provide reimbursement in cases where drugs, such as oncological drugs, are used for unapproved uses.
Approximately 70% of the drugs sold in Germany are subject to maximum reimbursement. To date, no oncological products have been affected by a maximum reimbursement limitation, although there can be no assurance that the Company's oncological products or proposed products will not be affected by a maximum reimbursement limitation in the future. Although a manufacturer may sell its products at prices that are higher than the maximum reimbursement rate, patients are required to pay any difference between that price and the maximum reimbursement rate. If the products of the Company become subject to a maximum reimbursement rate, this may adversely affect the prices the Company will be able to charge.

     In Switzerland, reimbursement for pharmaceutical products is regulated on the federal level. There are two categories of drugs subject to reimbursement. The first category consists of medications which are required to be reimbursed by private health insurers. The second category contains medications for

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
which reimbursement by health insurers is recommended. Private health insurers generally provide reimbursement for products on the recommended list. There can be no assurance that payments under governmental and third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

     From time to time, the Clinton Administration, the U.S. Congress and legislators of certain foreign governments have proposed or are considering a variety of reforms to the health care systems. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Changes in the health care system in the United States or elsewhere could have a significant impact on the manner in which the Company conducts its business and may impose additional regulations governing the conduct of the Company's business. These changes could have a material adverse effect on the Company. See 'Business -- Third-Party Reimbursement.'

     POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE; RISK OF PRODUCT RECALL. The testing, clinical trials, manufacturing, and marketing of the Company's products and proposed products involve the inherent risks of product liability claims or similar legal theories against the Company, some of which may cause the Company to incur significant defense costs. Although the Company currently maintains product liability insurance coverage which it believes is adequate, there can be no assurance that the coverage limits of its insurance are adequate or that all such claims will be covered by insurance. In addition, these policies generally must be renewed every two years. While the Company has been able to obtain product liability insurance in the past, there can be no assurance it will be able to obtain insurance in the future on its products or proposed products. Product liability insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to the Company, if it is available at all. A successful product liability claim or other judgment against the Company in excess of its insurance coverage could have a material adverse effect upon the Company or its reputation. Certain of the Company's collaborative arrangements contain cross indemnification provisions with respect to product liability claims concerning products covered by the arrangements. The Company may be required to make payments, which in some cases could be substantial, under these arrangements. In addition, products such as those sold or proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company and its reputation. In Germany, an injured party may recover for damages on a strict liability basis without having to prove negligence on the part of the manufacturer or distributor. In Switzerland, there is no special product liability law for pharmaceuticals. The Swiss federal product liability law, which covers drug products, provides that manufacturers are subject to strict liability for injuries caused by defective products. See 'Business -- Product Liability and Insurance.'

     UNCERTAINTY OF CURRENCY FLUCTUATIONS. All of the Company's revenues for the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996 were derived from sales outside of the United States. Because the Company's international operations are conducted in various foreign currencies, it may be materially and adversely affected by fluctuations in currency exchange rates. As a result, the Company will be exposed to foreign currency exchange risks due to fluctuations in the exchange rates between the foreign currencies and the U.S. dollar. If the Company executes hedging transactions in the future, there can be no assurance that the Company will be successful in these activities. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the experience, abilities and continued services of John G. Tramontana, its Chairman of the
Board, President and Chief Executive Officer. The Company has entered into a five-year employment agreement with Mr. Tramontana which begins upon the consummation of the Offering and expires in 2001 and has obtained a $2,000,000 key man life insurance policy on the life of Mr. Tramontana, for the benefit of the Company, effective June 15, 1996. The loss or reduction of services of Mr. Tramontana or any other key employee could have a material adverse effect on the Company. In addition, the Company's future success depends in large part upon its ability to attract and retain highly qualified personnel, including experienced manufacturing personnel. The Company faces competition for such personnel from other companies and organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms or at all. See 'Management -- Directors, Executive Officers and Key Personnel and -- Employment Agreements.'

     CONTROL OF COMPANY. Upon consummation of the Offering, the Company's directors, executive officers and existing stockholders will beneficially own, in the aggregate, approximately 2,375,000 shares of the outstanding Common
Stock, representing approximately 65.5% of the issued and outstanding Common Stock. Accordingly, these stockholders will be in a position to control the management and policies of the Company in general, and can determine the outcome of any corporate transaction or other matter submitted to the Company's stockholders for approval including the election of directors, mergers, acquisitions, consolidations or the sale of all or substantially all of the Company's assets. See 'Principal Stockholders' and 'Description of Capital Stock.'

     ENFORCEABILITY OF CIVIL LIABILITIES AGAINST THE COMPANY. Substantially all of the assets of the Company are located outside of the United States. As a result, it may be difficult for investors to enforce judgments against the Company obtained in United States courts including judgments predicated on the civil liability provisions of the United States securities laws. The United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Switzerland or Germany and there is doubt whether (i) a final judgment for the payment of money rendered by a Federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States securities laws, would be enforceable in Switzerland or Germany against the Company and (ii) an action could be brought in Switzerland or Germany against the Company in the first instance on the basis of liability predicated solely upon the provisions of the United States securities laws.

     ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY. Prior to the Offering, there has been no public trading market for the Company's Common Stock and there can be no assurance that an active trading market will develop following the Offering or, if developed, will be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representative. There can be no assurance that the Common Stock will trade in the public market at or above the initial public offering price following the consummation of the Offering. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors and such fluctuations could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of the Common Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Underwriting.'

     LACK OF UNDERWRITING HISTORY. The Representative was organized in February 1992 and first registered as a broker-dealer in 1993. Prior to this Offering, the Representative has participated as a sole or co-manager in three public offerings. Prospective purchasers of the Common Stock offered hereby should consider the lack of experience of the Representative in being a manager of an underwritten public offering. See 'Underwriting.'


     CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET.SM Subject to official notice of issuance, the Company has received approval to have the Common Stock quoted on the Nasdaq SmallCap MarketSM upon consummation of the Offering. However, there can be no assurance that it will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap MarketSM following the Offering. Failure to meet the maintenance criteria in the future may result in the Common Stock not being eligible for quotation on the Nasdaq SmallCap MarketSM or otherwise. In such event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. See 'Description of Capital Stock.'


     POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Restated and Amended Certificate of Incorporation ('Restated Certificate') authorizes the issuance of a maximum of 5,000,000 shares of preferred stock, par value $.001 per share ('Preferred Stock'), with designations, rights and preferences as determined from time to time by the Board of Directors. As a result of the foregoing, the Board of Directors can issue, without further stockholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that could

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
adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company. In addition, the issuance of Preferred Stock could dilute the rights of holders of the Common Stock and the market price of the Common Stock. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some future date. Upon consummation of the Offering, the Company will be subject to Delaware General Corporation Law ('DGCL') provisions that prohibit the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other transactions or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company. See 'Description of Capital Stock -- Preferred Stock and -- Delaware Anti-Takeover Law.'

     SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF REGISTRATION RIGHTS. Upon consummation of the Offering, there will be 3,625,000 shares of Common Stock outstanding, of which 2,375,000 shares of Common Stock are 'restricted securities' under Rule 144 under the Securities Act of 1933, as amended (the 'Securities Act'), and (except for shares purchased by 'affiliates' of the Company as such term is defined in Rule 144) would be eligible for sale in May 1998, without regard to lock-up restrictions with the Representative. In the future, the 2,375,000 shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned Common Stock for at least two years may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last three years is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock. The Securities and Exchange Commission ('Commission') has proposed an amendment to Rule 144 which would reduce the holding period before shares subject to Rule 144 become eligible for sale in the public market. This proposal, if adopted, could substantially increase the number of shares of Common Stock eligible for sale following the lock-up restriction described immediately below.

     The Company and its officers, directors and existing stockholders have agreed with the Representative not to directly or indirectly register, issue, offer, sell, offer to sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Common Stock) for a period of one year from the date of this Prospectus, without the prior written consent of the Representative, subject to certain exceptions. See 'Underwriting' and 'Shares Eligible for Future Sale.'

     The holders of the Representative's Warrants have been granted registration rights with respect to the 125,000 shares issuable upon exercise of the Representative's Warrants. The sale, or availability for sale, of the outstanding Common Stock underlying the Representative's Warrants in the public market subsequent to the Offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital. See 'Description of Capital Stock -- Registration Rights' and 'Shares Eligible for Future Sale.'

     IMMEDIATE AND SUBSTANTIAL DILUTION; NO DIVIDENDS ANTICIPATED. Purchasers of shares of the Common Stock offered hereby will incur immediate and substantial dilution of the net tangible book value of the Common Stock of $4.88 per share (or 61%) from the assumed initial public offering price of $8.00 per share. In addition, an immediate increase in the Company's net tangible book value of $1.85 per share to the existing shareholders will result upon the consummation of the Offering. Thus, the net tangible book value per share will be significantly lower than the price per share paid by the public investors. The Company has never paid any dividends on its Common Stock and does not anticipate the payment of dividends in the foreseeable future. See 'Dividend Policy,' 'Dilution' and 'Description of Capital Stock.'

                                  THE COMPANY


     The Company is currently engaged in manufacturing and marketing 14 types of IV Solutions in Switzerland and Lichtenstein and marketing in Germany Prostate Materials and two generic oncological products, mercaptopurine and calcium leucovorin. Over the next 24 months, the Company's strategy is to manufacture, in its state-of-the-art facilities in Switzerland, and market generic oncological drugs. In addition, the Company is in the process of preparing to market certain licensed proprietary oncological and biotechnological products.



     The Company markets IV Solutions through its own sales force to health care providers and third-party payors and markets Prostate Materials, mercaptopurine and calcium leucovorin to pharmaceutical companies. The Company does not intend to market its other products directly to the public. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Bioren Acquisition as if the transaction had occurred on January 1, 1995, the Company's sales of IV Solutions and antibiotics were approximately $6.5 million, sales of medical products, including Prostate Materials, were approximately $1.4 million, and sales of generic oncological products were approximately $670,000. For the three months ended March 31, 1996, sales of these products aggregated approximately $1.4 million, $319,000 and $210,000, respectively.


     The Company was incorporated in Delaware in September 1995 and has three wholly-owned subsidiaries, Bigmar Pharmaceuticals, Bigmar Therapeutics and Bioren. Bigmar Pharmaceuticals is a Swiss corporation that was formed in January 1992 under the name BVI, SA. Bigmar Therapeutics is a Delaware corporation that was formed in September 1995 under the name Bioren, Inc. Bioren is a Swiss corporation that was formed in July 1986.

     In June 1995, all of the outstanding capital stock of Bioren was purchased by Bigmar Pharmaceuticals in the Bioren Acquisition, for an aggregate purchase price of approximately $9.4 million, consisting of approximately $5.2 million in cash and the assumption of certain of the seller's liabilities in the aggregate principal amount of $4.2 million. In addition, in connection with the Bioren Acquisition, Bigmar Pharmaceuticals became a guarantor on a bank loan to Bioren in the principal amount of $2.6 million, which was collateralized by the Bioren Facility, and provided a guarantee on a second mortgage in the aggregate principal amount of approximately $1.7 million on the Bioren Facility. In addition, in June 1995, Bigmar Pharmaceuticals sold one-half of its equity interest in Bioren to Bigmar Pharmaceuticals' stockholders ('Bioren Holders') for approximately $2.6 million. See 'Certain Transactions.'

     In September 1995, the Company sold an aggregate of 2,375,000 shares of Common Stock to its existing stockholders and on April 8, 1996 the existing stockholders contributed 99% of these shares of Common Stock to the Company in the Contribution. On April 9, 1996, in the Exchange, all of the stockholders of Bigmar Pharmaceuticals exchanged all their shares of capital stock in Bigmar Pharmaceuticals for an aggregate of 2,000,938 shares of Common Stock of the Company and all of the Bioren Holders exchanged all of their shares of capital stock in Bioren for an aggregate of 350,312 shares of Common Stock of the Company. See 'Certain Transactions.'

     The following illustrates the series of transactions leading to the current structure of the Company:

    July 1986        January 1992         June 1995       September 1995      April 8, 1996      April 9, 1996
- -----------------  -----------------  -----------------  -----------------  -----------------  -----------------

Bioren is formed   Bigmar             Bigmar             Bigmar, Inc. is    Stockholders of    The Bioren Hold-
as a Swiss com-    Pharmaceuticals    Pharmaceuticals    incorporated as a  Bigmar, Inc. con-  ers exchange all
pany               is formed as a     acquires all of    Delaware corpo-    tribute 99% of     of their shares
                   Swiss company      the capital stock  ration and issues  their common       of capital stock
                                      of Bioren          2,375,000 shares   stock to Bigmar,   of Bioren for
                                                         of common stock    Inc.               350,312 shares of
                                      Bigmar                                                   common stock of
                                      Pharmaceuticals    Bigmar Therapeu-                      Bigmar, Inc.
                                      sells one-half of  tics is
                                      its equity         incorporated as                       All stockholders
                                      interest in        a Delaware                            of Bigmar
                                      Bioren to the      corporation and                       Pharmaceuticals
                                      Bioren Holders.    issues 5,000,000                      exchange all of
                                                         shares of common                      their shares of
                                                         stock to Bigmar,                      capital stock
                                                         Inc.                                  of Bigmar
                                                                                               Pharmaceuticals
                                                                                               for 2,000,938
                                                                                               shares of common
                                                                                               stock of Bigmar,
                                                                                               Inc.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered hereby, after deduction of underwriting discounts and commissions, Offering expenses including the Representative's non-accountable expense allowance, will be approximately $8,125,000 ($9,452,500 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $8.00 per share. The Company intends to use the net proceeds of the Offering as follows: (i) approximately $4,000,000 to acquire, test and/or manufacture oncological and biotechnological products, including (a) payments of up to $500,000 to Bioferment, pursuant to the Bioferment Agreement, and up to $100,000 to each of Cernelle and Sapec pursuant to the Cernelle Agreement and the Sapec Agreement, respectively, (b) approximately $1,000,000 for the purchase of equipment that will be used to manufacture the Company's generic oncological products for which it will be seeking approvals from the FDA and (c) approximately $400,000 to purchase raw materials and pay for the costs incurred in conducting stability and bioequivalence studies and clinical trials for oncological and biotechnological products; (ii) approximately $1,850,000 to repay in full a working capital loan originally assumed pursuant to the Bioren Acquisition from Sigal SA ('Sigal'), a company owned by Galenica Holding AG ('Galenica'), the seller of Bioren, bearing interest at the rate of 6% and payable to Galenica upon consummation of the Offering; and (iii) approximately $2,275,000 for general corporate purposes, including working capital. See 'The Company' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


     John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, was an officer and director of Cerbios Pharma, of which Bioferment and Sapec are divisions, and the chairman of the board of Cernelle at the time of the negotiation and execution of the Bioferment Agreement, the Sapec Agreement and the Cernelle Agreement. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators' and 'Certain Transactions -- Transactions with Principal Stockholders.'

     The foregoing represents the Company's estimate of its allocation of the net proceeds from the Offering. The actual cost, timing and amount of funds required for any particular project may vary depending on numerous factors including the rate of the Company's progress in the development of some of its proposed products, the results of clinical trials, the timing of regulatory approvals, the amount and timing of payments under collaborative agreements entered into by the Company, the activities of competitors, the costs in prosecuting or defending patent claims or license rights and other factors.

     Pending application of the net proceeds of the Offering, the Company will make temporary investments in interest-bearing savings accounts, certificates of deposit, money market accounts established by major commercial banks or financial institutions, United States government obligations or high-grade commercial paper. The Company currently intends to use any additional net proceeds that it may receive upon the exercise of the Underwriters'
over-allotment option to reduce outstanding indebtedness. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     The Company believes that the proceeds from the Offering, together with cash flow from operations (if any), should be sufficient to fund its operations, including its proposed expansion, for approximately 12 months. However, there can be no assurance that events affecting the Company's operations will not result in the Company depleting its funds before that time. The Company may need to raise substantial additional funds to continue to fund operating expenses or its expansion strategy. The Company may seek this funding through public or private financings, corporate collaborations or other sources. However, there can be no assurance that additional financing will be available through any of these sources or, if available, that such financing will be on acceptable terms. See 'Risk Factors -- Need for Additional Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance its expansion strategy. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on the Company's earnings (if any), financial condition, cash flows, capital requirements, any contractual prohibitions with respect to the payment of dividends and other considerations as the Board of Directors may consider relevant. In addition, the Swiss Federal Code of Obligation provides further restrictions on the Company's ability to pay dividends to its stockholders. See 'Risk Factors -- Restrictions on Retained Earnings.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996 giving effect to the Contribution, the Exchange and the Reverse Split as if each of the transactions had occurred on such date, and (ii) as of March 31, 1996 as adjusted to reflect the issuance and sale by the Company of the 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.00 per share), after deduction of underwriting discounts and commissions and estimated Offering expenses payable by the Company and the application of a portion of the net proceeds therefrom to repay indebtedness.


                                                                                            MARCH 31, 1996
                                                                                      --------------------------
                                                                                      HISTORICAL     AS ADJUSTED
                                                                                      -----------    -----------

Current portion of long-term debt..................................................   $ 1,847,184    $
                                                                                      -----------    -----------
Non-current portion of long-term debt..............................................    10,839,442     10,839,442
                                                                                      -----------    -----------
Stockholders' Equity(1):
     Preferred Stock, $.001 par value per share; 5,000,000 shares authorized, no
      shares issued and outstanding................................................            --             --
     Common Stock, $.001 par value per share; 15,000,000 shares authorized,
      2,375,000 shares presently issued and outstanding; 3,625,000 shares
      outstanding as adjusted(1)...................................................         2,375          3,625
     Additional paid in capital(1).................................................     3,900,875     12,024,625
     Cumulative translation adjustment.............................................      (113,992)      (113,992)
     Retained earnings.............................................................        56,619         56,619
                                                                                      -----------    -----------
     Total stockholders' equity....................................................     3,845,877     11,970,877
                                                                                      -----------    -----------
               Total capitalization................................................   $16,532,503    $22,810,319
                                                                                      -----------    -----------
                                                                                      -----------    -----------


- ------------

(1) Does not include: (i) 300,000 shares of Common Stock reserved for issuance under the Option Plan; (ii) 50,000 shares of Common Stock reserved for issuance under the Director Option Plan; (iii) up to 187,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option; and (iv) 125,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See 'Management -- Option Plan and
      --   Director   Option  Plan,'   'Description   of  Capital   Stock'   and
    'Underwriting.'

                                    DILUTION

     At March 31, 1996, the net tangible book value of the Company was $3,016,725, or $1.27 per share of Common Stock after giving effect to the Exchange as if it had occurred on such date. Net tangible book value per share is determined by dividing tangible book value (total tangible assets less total liabilities) by the number of shares of issued and outstanding Common Stock at that date. After giving effect to the sale of the 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.00 per share) and the application of the net proceeds therefrom, after deducting underwriting discounts and commissions and Offering expenses, the pro forma net tangible book value of the Company at March 31, 1996 would have been $11,314,299 or $3.12 per share. This represents an immediate increase in net tangible book value of $1.85 per share to existing stockholders and an immediate dilution of $4.88 per share to investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price............................................................            $8.00
     Net tangible book value per share at March 31, 1996.........................................   $1.27
     Increase in net tangible book value per share attributable to new investors.................    1.85
                                                                                                    -----
Pro forma net tangible book value per share after the Offering...................................             3.12
                                                                                                             -----
Dilution per share to new investors..............................................................            $4.88
                                                                                                             -----
                                                                                                             -----

     The following table summarizes, on a pro forma basis as of March 31, 1996, the difference between existing stockholders and investors purchasing shares of Common Stock in the Offering with respect to the number and percentage of shares of Common Stock purchased from the Company, the total consideration and percentage of total consideration paid to the Company and the average consideration per share paid (at an assumed initial public offering price of $8.00 per share):


                                         SHARES PURCHASED(1)        TOTAL CONSIDERATION        AVERAGE
                                        ---------------------     -----------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ---------

Existing stockholders...............    2,375,000       65.5%     $ 3,903,250       28.1%       $1.64
New investors.......................    1,250,000       34.5       10,000,000       71.9         8.00
                                        ---------     -------     -----------     -------
     Total..........................    3,625,000      100.0%     $13,903,250      100.0%
                                        ---------     -------     -----------     -------
                                        ---------     -------     -----------     -------


- ------------

(1) Does not include: (i) 300,000 shares of Common Stock reserved for issuance under the Option Plan; (ii) 50,000 shares of Common Stock reserved for issuance under the Director Option Plan; (iii) up to 187,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option; and (iv) 125,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See 'Management -- Option Plan and -- Director Option Plan,' 'Description of Capital Stock' and 'Underwriting.'

                            SELECTED FINANCIAL DATA

     The selected financial data presents historical financial data for (i) Bioren SA (predecessor company) for the years ended December 31, 1991, 1992, 1993 and 1994 and for the six months ended June 30, 1995, and (ii) Bigmar, Inc. for the years ended December 31, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 (after giving effect to the reorganization described in Note 1 to the Company's financial statements). The historical financial data of Bioren and Bigmar, Inc. has been derived from the financial statements (and notes thereto) of the respective companies, which financial statements have been audited by Richard A. Eisner & Company, LLP, independent auditors, included elsewhere in this Prospectus. The selected data presented as of March 31, 1995 and 1996 and for the three months ended March 31, 1995 and 1996 are derived from the unaudited financial statements of the Company which appear elsewhere in this Prospectus. In the opinion of management, the selected financial data for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the audited financial statements and reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the financial data for the periods presented. The results of operations for any interim period are not necessarily indicative of the Company's results of operations for the full fiscal year. The selected financial data should be read in conjunction with the financial statements (and notes thereto) of Bioren and Bigmar, Inc. and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus. The selected financial data also sets forth pro forma operating data of the Company as if the Bioren Acquisition had occurred as of January 1, 1995. The unaudited pro forma financial data is for informational purposes only, does not purport to represent what the Company's results of operations would have been if such transaction had in fact occurred as of such date and is not necessarily indicative of the Company's future results of operations.

                                          BIOREN SA (PREDECESSOR COMPANY)
                         ------------------------------------------------------------------
                                                                                 SIX MONTHS
                                                                                 ENDED JUNE
                                       YEARS ENDED DECEMBER 31,                     30,
                         -----------------------------------------------------   ----------
                            1991          1992          1993          1994          1995
                         -----------   -----------   -----------   -----------   ----------
OPERATING DATA:
Net sales..............  $ 6,858,044   $ 6,055,311   $ 4,103,921   $ 5,879,685   $2,928,965
Cost of sales..........    6,616,425     5,747,043     3,558,350     4,479,243    1,694,290
                         -----------   -----------   -----------   -----------   ----------
Gross profit...........      241,619       308,268       545,571     1,400,442    1,234,675
                         -----------   -----------   -----------   -----------   ----------
Operating Expenses:
  Research and
    development
    expense............        8,866        41,122        61,297        40,736       26,671
  Selling, general and
    administrative
    expense............    1,693,536     1,427,353     1,572,903     1,858,192    1,060,049
  Loss on abandonment
    of building
    improvements and
    machinery..........           --            --       830,912     2,295,850           --
                         -----------   -----------   -----------   -----------   ----------
Total operating
  expenses.............    1,702,402     1,468,475     2,465,112     4,194,778    1,086,720
                         -----------   -----------   -----------   -----------   ----------
Operating income
  (loss)...............   (1,460,783)   (1,160,207)   (1,919,541)   (2,794,336)     147,955
Other income
  (expense)............     (241,987)     (201,521)      115,349      (190,066)     (28,644)
                         -----------   -----------   -----------   -----------   ----------
Net income (loss)
  before extraordinary
  item.................   (1,702,770)   (1,361,728)   (1,804,192)   (2,984,402)     119,311
Extraordinary item.....    2,758,620            --            --     1,468,429           --
                         -----------   -----------   -----------   -----------   ----------
Net income.............  $ 1,055,850   $(1,361,728)  $(1,804,192)  $(1,515,973)  $  119,311
                         -----------   -----------   -----------   -----------   ----------
                         -----------   -----------   -----------   -----------   ----------

                                                    BIGMAR, INC.(1)
                          --------------------------------------------------------------------
                                                                            THREE MONTHS
                                                                                ENDED
                                   YEARS ENDED DECEMBER 31,                   MARCH 31,
                          ------------------------------------------   -----------------------
                           1992       1993       1994      1995(1)        1995         1996
                          -------   --------   --------   ----------   ----------   ----------
OPERATING DATA:
Net sales..............   $         $264,077   $707,627   $5,600,362   $1,185,710   $1,898,002
Cost of sales..........              182,075    611,040    4,001,891    1,059,955    1,151,099
                          -------   --------   --------   ----------   ----------   ----------
Gross profit...........               82,002     96,587    1,598,471      125,755      746,903
                          -------   --------   --------   ----------   ----------   ----------
Operating Expenses:
  Research and
    development
    expense............        --         --         --       23,144           --       88,394
  Selling, general and
    administrative
    expense............    10,012     50,810     16,269    1,493,055       21,452      547,463
  Loss on abandonment
    of building
    improvements and
    machinery..........                   --         --           --           --           --
                          -------   --------   --------   ----------   ----------   ----------
Total operating
  expenses.............    10,012     50,810     16,269    1,516,199       21,452      635,857
                          -------   --------   --------   ----------   ----------   ----------
Operating income
  (loss)...............   (10,012)    31,192     80,318       82,272      104,303      111,046
Other income
  (expense)............    10,212     (7,909)    (1,660)    (179,476)     (13,532)     (59,365)
                          -------   --------   --------   ----------   ----------   ----------
Net income (loss)
  before extraordinary
  item.................       200     23,283     78,658      (97,204)      90,771       51,681
Extraordinary item.....        --         --         --           --           --           --
                          -------   --------   --------   ----------   ----------   ----------
Net income.............   $   200   $ 23,283   $ 78,658   $  (97,204)  $   90,771   $   51,681
                          -------   --------   --------   ----------   ----------   ----------
                          -------   --------   --------   ----------   ----------   ----------
PER SHARE DATA:
Net income (loss)......      $.00       $.06       $.20        $(.07)        $.23         $.02
Weighted average number
of shares outstanding..   400,188    400,188    400,188    1,337,292      400,188    2,375,000



                                            BIGMAR, INC.
                                 -----------------------------------
                                   PRO FORMA
                                  THREE MONTHS         PRO FORMA
                                     ENDED            YEAR ENDED
                                 MARCH 31, 1995    DECEMBER 31, 1995
                                 --------------    -----------------
PRO FORMA OPERATING DATA:
Net sales.....................     $2,702,351         $ 8,529,327
Cost of sales.................      1,984,306           5,696,181
                                 --------------    -----------------
Gross profit..................        718,045           2,833,146
                                 --------------    -----------------
Research and development
  expense.....................         10,855              49,815
Selling, general and
  administrative expense(2)...        575,186           2,570,104
                                 --------------    -----------------
Total operating expenses......        586,041           2,619,919
                                 --------------    -----------------
Operating income..............        132,004             213,227
Other (expense)...............        (31,133)           (208,120)
                                 --------------    -----------------
Net income....................     $  100,871         $     5,107
                                 --------------    -----------------
                                 --------------    -----------------
PER SHARE DATA:
  Net income..................          $0.04               $0.00
  Weighted average number of
    shares outstanding........      2,375,000           1,510,942


                                                  (table continued on next page)

(table continued from previous page)


                                                                     BIGMAR, INC.
                                 ------------------------------------------------------------------------------------
                                                   DECEMBER 31,                               MARCH 31, 1996
                                 ------------------------------------------------    --------------------------------
                                  1992        1993         1994          1995          HISTORICAL      AS ADJUSTED(3)
                                 -------    --------    ----------    -----------    --------------    --------------
                                                   (HISTORICAL)
BALANCE SHEET DATA:
    Working capital...........   $82,074    $113,573    $   98,526    $ 1,204,461     $   (137,433)     $  8,160,141
    Total assets..............    84,560     152,022     2,173,621     15,493,126       19,300,275        25,578,091
    Long-term obligations.....     --          --        1,500,767      8,436,971       10,839,442        10,839,442
    Retained earnings.........       200      23,483       102,142          4,938           56,619            56,619
    Stockholders' equity......    90,290     113,573       192,492      3,911,404        3,845,877        11,970,877


- ------------

(1) On April 9, 1996, a reorganization of companies under common control took place whereby the Company acquired 100% of Bigmar Pharmaceuticals and 50% of Bioren. Accordingly, the financial statements of the Company include the results of operations of Bigmar Pharmaceuticals for all periods presented and the results of operations of Bioren from July 1, 1995 (the date of acquisition). See 'The Company.'

(2) Effective upon consummation of the Offering, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, will begin to receive an annual base salary of $200,000, subject to adjustment, plus a bonus of at least 25% of his base salary and Gerald T. Sweeney, the Company's Chief Financial Officer and Vice President -- Finance, will begin to receive an annual base salary of $80,000, subject to adjustment, plus a bonus of 15% of his salary. The pro forma operating data does not reflect such salaries or bonuses (if any). See 'Management.'

(3) As adjusted to give effect to the sale of 1,250,000 shares of Common Stock in the Offering (after deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with the Offering) and the application of a portion of the net proceeds thereof to pay approximately $2,000,000 in indebtedness. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The  following discussion and  analysis should be  read in conjunction with
the  financial  statements  and  notes  thereto  appearing  elsewhere  in   this
Prospectus.

OVERVIEW

     The Company is currently engaged in manufacturing and marketing 14 types of IV Solutions in Switzerland and Lichtenstein and marketing in Germany Prostate Materials and two generic oncological products, mercaptopurine and calcium leucovorin. Over the next 24 months, the Company's strategy is to manufacture, in its state-of-the-art facilities in Switzerland, and market generic oncological drugs. In addition, the Company is in the process of preparing to market certain licensed proprietary oncological and biotechnological products.


     The Company markets IV Solutions through its own sales force to health care providers and third-party payors and markets Prostate Materials, mercaptopurine and calcium leucovorin to pharmaceutical companies. The Company does not intend to market its other products directly to the public. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Bioren Acquisition as if the transaction had occurred on January 1, 1995, the Company's sales of IV Solutions and antibiotics were approximately $6.5 million, sales of medical products, including Prostate Materials, were approximately $1.4 million, and sales of generic oncological products were approximately $670,000. For the three months ended March 31, 1996, sales of these products aggregated approximately $1.4 million, $319,000 and $210,000, respectively. For the year ended December 31, 1995, approximately $1.0 million (or approximately 12%) of the Company's sales on a pro forma basis were attributable to sales of antibiotics. For the three months ended March 31, 1996, approximately $145,000 (or approximately 8%) of the Company's sales were attributable to such products. Sales of antibiotics have been progressively abandoned by the Company, and as a result the Company expects the percentage of sales attributable to antibiotic products for the year ended December 31, 1996 to be significantly lower than the percentage of sales for the prior year.


     The Company's revenues and profitability may be affected by the ongoing efforts of third-party payors to contain or reduce the costs of healthcare by lowering reimbursement payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps. In the event any of the Company's products become subject to a maximum reimbursement rate, the prices the Company will be able to charge its customers and, as a result its results of operations, may be adversely affected. See 'Risk Factors -- Dependence on Third-Party Reimbursement; Price Controls; Health Care Reform Measures.'

PLAN OF OPERATION

     The Company intends to expand its manufacturing operations to produce generic oncological products in its facilities and market oncological and biotechnological products to pharmaceutical companies for resale to the public. The Company expects to begin marketing methotrexate and doxorubicin (two generic oncological products) to pharmaceutical companies during the second half of 1996. In addition, the Company obtained the distribution rights to, among other products, sodium leucovorin and five generic oncological products including methotrexate and calcium leucovorin from Sapec and approximately 20 generic oncological products including mercaptopurine, calcium leucovorin and methotrexate from Cernelle. The Company anticipates that all regulatory approvals for the sale of sodium leucovorin in Germany will be obtained during the second half of 1996 and that the marketing of this product will begin shortly thereafter. There can be no assurance, however, that such regulatory approvals will be obtained during these time periods, or that such approvals will ever be obtained. The Company also has obtained the rights to use, manufacture and market, among other products, a form of recombinant urokinase from Bioferment. Although the Company does not intend to manufacture recombinant urokinase, the Company anticipates that all regulatory approvals for the sale of recombinant urokinase in Germany will be obtained during the second half of 1997 and that the marketing of this product will begin shortly thereafter. There can be no assurance, however, that such regulatory approvals will be obtained during this time period, or at all. The Company's management had affiliations with Sapec, Cernelle and Bioferment at the time of the negotiation and execution of the agreements with these parties. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators' and
'Management -- Directors, Executive Officers and Key Personnel.'

     The Company's business strategy over the next 24 months is to:

           manufacture and market approximately seven injectable and lyophilized oncological products, including sodium leucovorin;

           manufacture and market additional oncological products as the patents relating to the products expire;

           increase the number of pharmaceutical companies in Europe through which the Company's oncological products are marketed and the territories in which they are distributed;

           market recombinant urokinase; and

           expand the marketing of IV Solutions in Switzerland through the Company's own sales force.

     The Company has entered into exclusive arrangements with non-affiliated pharmaceutical companies to market certain proprietary and generic oncological or biotechnological products in various territories. The following table lists the generic oncological products that the Company intends to manufacture and market to pharmaceutical companies for resale in Switzerland, Germany and the United States over the next 24 months and the estimated time periods for each product.

                                                                                 ESTIMATED YEAR OF INTRODUCTION
                                                                                --------------------------------
   PRODUCT NAME           DOSAGE FORM                PRESCRIBED USE             SWITZERLAND     GERMANY     USA
- -------------------    -----------------    --------------------------------    -----------     -------     ----

Calcium Leucovorin     Injection/Liquid     Rescue Therapy                          1996          1995*     1997
Doxorubicin            Injection            Neoplastic Conditions                   1996          1997      1997
Dacarbazine            Injection            Malignant Melanoma                      1997          1996      1997
Fluorouracil           Injection            Colon, Rectum, Breast, Stomach,         1997          1996      1999
                                            Pancreas Carcinomas
Methotrexate           Injection/Liquid     Neoplastic Conditions                   1996          1996      1997
Vinblastine Sulfate    Injection            Neoplastic Conditions                  --             --        1998

- ------------
*  Introduced.

     There can be no assurance that the Company will manufacture or market any of the foregoing products during the time periods indicated or at all. The commercialization of these products will depend on a number of factors including, but not limited to, the successful results of the Company's clinical toxicity studies and obtaining regulatory approval. Although the Company believes that each of these proposed products has commercial value, the Company may choose not to manufacture or market some or all of these products. See 'Risk Factors -- No Assurance of Successful Product Development; Uncertainty of Market Acceptance of Certain Proposed Products and -- FDA, International and other Governmental Regulations' and 'Business -- Proposed Products.'

RESULTS OF OPERATIONS

BIGMAR, INC.

     Bigmar, Inc. was incorporated in September 1995. On April 9, 1996, in the Exchange, Bigmar, Inc. acquired 100% of Bigmar Pharmaceuticals and 50% of the Bioren capital stock owned by the Bioren Holders. Accordingly, both Bigmar Pharmaceuticals and Bioren are 100% owned subsidiaries of Bigmar, Inc. The acquisition was accounted for as a reorganization of companies under common control. Accordingly, the financial statements of Bigmar, Inc. were restated to include the results of Bigmar Pharmaceuticals for all periods presented and Bioren from July 1, 1995 (the date of acquisition).

BIGMAR THERAPEUTICS

     Bigmar Therapeutics was incorporated in September 1995 and its only activity since inception has been the execution and delivery of an agreement with Protyde Oncology Therapeutics, Inc. ('Protyde Therapeutics') to form a partnership, Protyde - Bigmar Therapeutics ('Partnership'), for the purpose of coordinating the manufacturing and marketing of certain pharmaceutical products for the treatment of cancer, such as mercaptopurine, calcium leucovorin, methotrexate and doxorubicin, worldwide, except for certain major European countries.

BIGMAR PHARMACEUTICALS AND BIOREN

     Bigmar Pharmaceuticals commenced operations in January 1992. The following discussion and analysis describes the results of operations of the Company for the years ended December 31, 1993, 1994 and 1995 and Bioren from July 1, 1995 . Effective June 30, 1995, Bigmar Pharmaceuticals acquired 100% of the outstanding capital stock of Bioren in the Bioren Acquisition, and immediately sold 50% of the stock to the Bioren Holders. The Company's financial statements include the results of Bigmar Pharmaceuticals for all periods presented and Bioren from July 1, 1995.

     Bioren currently manufactures IV Solutions and other hospital-based products. Since the Bioren Acquisition, sales of IV Solutions have increased while sales of antibiotics (the other market in which Bioren historically operated) have been progressively abandoned. In the near future, Bioren intends to continue to manufacture and market IV Solutions and expects to add non-cytotoxic products used in the treatment of cancer.

     The following sets forth, in tabular form, a comparison of the results of operations of the Company as a percentage of the Company's sales for the years ended December 31, 1993, 1994 and 1995 (including the operating results of Bioren from July 1, 1995), and for the three months ended March 31, 1995 and 1996. The fiscal year of the Company ends on December 31 of each year. The financial information included in this Prospectus is not necessarily indicative of the Company's future operating results or financial condition.

                                                                                      THREE MONTHS
                                                                                         ENDED
                                                YEAR ENDED DECEMBER 31,                MARCH 31,
                                          -----------------------------------    ----------------------
                                            1993         1994         1995         1995         1996
                                          ---------    ---------    ---------    ---------    ---------

Sales..................................        100%         100%         100%         100%         100%
Cost of goods sold.....................       68.9%        86.4%        71.5%        89.4%        60.6%
Selling, general and administrative
  expenses.............................       18.8%         2.3%        24.4%         1.8%        26.3%
Depreciation and amortization..........        0.4%           --         2.3%           --         2.5%
Interest expense.......................        (.1%)        (.1%)        3.3%         (.8%)        4.4%
Income taxes...........................        3.1%         1.5%        (0.1%)        1.9%           0%
Net income (loss)......................        8.8%        11.1%        (1.7%)        7.7%         2.7%

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     Net Sales. Net sales increased by $712,292 to $1,898,002 for the three months ended March 31, 1996 as compared to $1,185,710 for the comparable period in 1995. This increase was attributable to the addition of Bioren sales of $1,525,672 in 1996, offset by a decline of $813,380 in Bigmar Pharmaceutical sales to $372,330. Bigmar Pharmaceuticals sales in 1995 were disproportionately skewed in the first quarter, as the Company made two large sales of Prostate Materials amounting to $1.0 million. Although there can be no assurance, the Company expects to generate similar sales of Prostate Materials for the year ended December 31, 1996. Sales of other products, primarily calcium leucovorin, increased in 1996 by approximately $200,000. Bioren sales for the three months ended March 31, 1996 increased by $9,030 from the comparable period in 1995.

     Cost of Goods Sold. Cost of goods sold increased by $91,144 to $1,151,099 for the three months ended March 31, 1996 as compared to $1,059,955 for the comparable period in 1995. This increase was primarily due to increased sales.

     Gross Profit. Gross profit increased by $621,148 to $746,903 for the three months ended March 31, 1996 over the comparable period in 1995. This increase was attributable to the addition of Bioren gross profit in 1996 of $651,694, partially offset by a decline in gross profit from Bigmar Pharmaceutical sales. Without the addition of Bioren, gross profit for the period ended March 31, 1996 declined by $30,547 to $95,208 as compared to $125,755 for the comparable period in 1995. This decline was due to lower sales partially offset by improved gross margins. Gross profit on Bioren sales for the three months ended

March 31, 1996 was $651,694, an increase of $59,404 over the comparable period in 1995. This increase was due to a more favorable product mix.

     As a percentage of sales, gross profit for the three months ended March 31, 1996 was 39.4%, an increase from 10.6% for the comparable period in 1995. Bigmar Pharmaceuticals gross profit as a percentage of sales increased to 25.6% from 10.6% for the comparable period in 1995. This improvement reflects a change in the mix of products sold from period to period as Prostate Materials were sold in 1995 at materially lower margins than other products. No sales of Prostate Materials were made during the three months ended March 31, 1996. Bioren gross profit as a percentage of sales for the three months ended March 31, 1996 increased to 42.7% from 39.1% for the comparable period in 1995. This increase resulted primarily from a reduced emphasis on antibiotics in favor of infusion products.

     Research and Development Expenses. Research and development expenses for the three months ended March 31, 1996 were $88,394, with no such expenses in the comparable period in 1995. The increase reflects expenditures related to the formulation and development of oncology and related products. Bigmar Pharmaceuticals incurred additional expenditures of approximately $300,000 during the three months ended March 31, 1996 related to equipment and facility validation activities. These expenditures were deferred and will be expensed upon commencement of operations at the Bigmar Facility. Pursuant to its business strategy, the Company expects to significantly expand its research and development activities in order to obtain regulatory approval for manufacturing and marketing oncology products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $526,011 to $547,463 for the three months ended March 31, 1996 as compared to $21,452 for the comparable period in 1995. The increase was due to, the addition of Bioren's selling, general and administrative expenses of $499,418. Bioren's selling, general and administrative expenses were $553,734 in the comparable period in 1995. Approximately 44% of Bioren's selling, general and administrative expenses related to employee salaries and benefits.

     Interest Expense. Interest expense for the three months ended March 31, 1996 amounted to $83,460 primarily due to approximately $6.0 million of debt incurred in conjunction with, and assumed in, the Bioren Acquisition. The Company also incurred debt, aggregating approximately $5.3 million at March 31, 1996, for the construction of the Bigmar Facility and validation and other facility start-up activities. Interest on these borrowings of approximately $62,000 was capitalized in the three months ended March 31, 1996. See ' -- Liquidity and Capital Resources.'

     Other Income (net). Other income for the three months ended March 31, 1996 was $24,095, an increase of $116 over Bioren's other income for the comparable period in 1995. This income represents payments to Bioren from a company which leases a portion of the Bioren Facility on a year-to-year basis.

     Income Taxes. The Company is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. The tax charge in Switzerland is an accumulation of taxes due to the city, canton (state) and the federal authorities. While the actual rate is a function of the percentage of profitability in relation to taxable equity, the Company believes that 20% is a fair approximation of the effective accumulative rate. Swiss law precludes consolidated tax filings and thus the ability to offset taxable income in one entity by losses of another. The tax liability for the three months ended March 31, 1996 is not significant, particularly because the Company's income for the period was generated by Bioren which has a significant tax loss carry-forward.

     Net Income. The consolidated net income of $51,681 for the three months ended March 31, 1996 represents a decline of $39,090 from the comparable period in 1995 and was primarily attributable to higher interest expense.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994 (INCLUDING BIOREN FOR THE PERIOD FROM JULY 1, 1995 TO DECEMBER 31, 1995)

     Net Sales. Net sales increased by $4,892,735 to $5,600,362 for the year ended December 31, 1995 as compared to $707,627 for the year ended December 31, 1994. Excluding Bioren sales, the increase in net sales was $1,350,745, from $707,627 in 1994 to $2,058,372 in 1995. This increase was primarily due to the increases in sales of pharmaceutical products by $309,416, Prostate Materials by $580,619, and oncological products by $460,710 which the Company began selling in June 1993, November 1994, and

August 1994, respectively. For the years ended December 31, 1995 and 1994, sales of Prostate Materials to Stroschein were approximately $1.0 million and $470,000, respectively. These sales were pursuant to an agreement ('Stroschein Agreement') with Stroschein, a German pharmaceutical company, pursuant to which Bigmar Pharmaceuticals acts as the exclusive supplier of Prostate Materials to Stroschein, and Stroschein distributes the Prostate Materials in Germany and other countries. See 'Business -- Products.' For the year ended December 31, 1995, sales of generic oncological products consisting of mercaptopurine and calcium leucovorin were approximately $670,000. For the period from July 1, 1995 through December 31, 1995 Bioren sales were $3,541,990.

     Cost of Goods Sold. Cost of goods sold increased by $3,390,851 to $4,001,891 for the year ended December 31, 1995 as compared to $611,040 for the year ended December 31, 1994. This increase was primarily due to the increase in sales.

     Gross Profit. Gross profit increased by $1,501,884 to $1,598,471 for the year ended December 31, 1995 as compared to $96,587 for the year ended December 31, 1994. Gross profit on Bigmar Pharmaceuticals sales was $439,535 for the year ended December 31, 1995 as compared to $96,587 for the year ended December 31, 1994. The increase of $342,948 was due primarily to increased sales. Gross profit as a percentage of net sales increased to 28.5% for the year ended December 31, 1995 as compared to 13.6% for the year ended December 31, 1994. Without Bioren sales, gross profit as a percentage of sales in 1995 would have been 21.3%, an increase of 7.7%, as compared to 13.6% for 1994. This increase was due primarily to the introduction of a new dosage form of lyophilized calcium leucovorin in April 1995 which yielded a higher margin.

     Gross profit on Bioren sales for the period from July 1, 1995 to December 31, 1995 was $1,158,936 or 32.7% of such sales. Bioren gross profit decreased from 42.2% of net sales for the six months prior to the Bioren Acquisition as a result of a shutdown of the Bioren Facility for a four-week period during the latter half of 1995 for the installation of a new tank in order to increase the capacity of the Bioren Facility's water system.

     Research and Development Expenses. Research and development expenses were $23,144 for the year ended December 31, 1995 with no such expenses for the year ended December 31, 1994. The research costs were incurred by Bioren in the second half of 1995 for the registration of new IV Solutions. Pursuant to its business strategy, the Company intends to expand its business by manufacturing and marketing certain oncological and biotechnological products and expects its research and development expenses to be significant in future years.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1,473,786 to $1,493,055 (26.7% of net sales) for the year ended December 31, 1995 as compared to $16,269 (2.3% of net sales) for the year ended December 31, 1994. The increase was primarily due to the addition of Bioren expenses of $1,091,074 since July 1, 1995 (the date of the Bioren Acquisition). Bioren expenses include consulting fees of $332,055, promotional expenses of $223,845, employee benefits and other personnel costs of $170,631, shipping costs of $92,084 and other administrative costs of $272,459. Without the Bioren expenses, selling, general and administrative expenses were $401,981 for the year ended December 31, 1995. The increase of $385,712 as compared to selling, general and administrative expenses of $16,269 in 1994 was due to greater marketing costs and expenses associated with efforts to increase sales.

     Interest Expense. Interest expense was $182,476 for the year ended December 31, 1995 as compared to no interest expense in 1994. The interest expense was primarily due to interest on indebtedness incurred in connection with the Bioren Acquisition and interest on borrowings owed by Bioren to its former owner, Galenica. In addition, the Company capitalized interest costs of $235,000 and $40,000 for the years ended December 31, 1995 and 1994, respectively. The capitalized interest was incurred in connection with borrowings used to finance the construction and equipment of the Bigmar Facility. See ' -- Liquidity and Capital Resources.'

     Income Taxes. The tax charge in Switzerland is an accumulation of the taxes due to the city, the canton (state) and the federal authorities. Therefore, the tax burden varies from one entity to another depending upon its location. While the actual tax rate is a function of the percentage of profitability in relation to taxable equity, the Company believes that 20% is a fair approximation of the effective cumulative rate. In addition, as Swiss tax laws do not permit consolidated tax filings, possible tax losses in one entity do not offset taxable income in another. Tax expense for the year ended December 31, 1995 was not significant due to the amount of the loss and the provision of a full valuation allowance on the deferred tax asset arising from the benefit of the Company's operating losses. Tax expense for the year ended December 31, 1994 was $10,553.

     Net Loss. The Company sustained a net loss of $97,204 for the year ended December 31, 1995 as compared to net income of $78,658 for the year ended December 31, 1994. Such loss was primarily due to higher interest and other expenses of Bioren.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993 BIGMAR PHARMACEUTICALS

     Net Sales. Net sales increased by $443,550 to $707,627 for the year ended December 31, 1994 as compared to $264,077 for the year ended December 31, 1993. The increase was due to sales of approximately $205,000 of calcium leucovorin in Germany beginning in August 1994, increased sales of approximately $442,000 of Prostate Materials, a reduction of approximately $224,000 in other medical product sales and approximately $21,000 due to a change in the average exchange rate between the Swiss franc and the U.S. dollar.

     Cost of Goods Sold. Cost of goods sold increased by $428,965 to $611,040 (86% of net sales) for the year ended December 31, 1994 as compared to $182,075 (69% of net sales) for the year ended December 31, 1993. The increase was due to increased sales of Prostate Materials which have a higher cost of goods sold than the Company's other products.

     Gross Profit. Gross profit increased by $14,585 to $96,587 for the year ended December 31, 1994 as compared to $82,002 for the year ended December 31, 1993. Gross profit as a percentage of net sales decreased to 14% for the year ended December 31, 1994 as compared to 31% for the year ended December 31, 1993. This decrease was due to changes in the Company's product mix, including the introduction of oncological products in August 1994 and Prostate Materials in November 1994, which have a higher cost of goods sold than the Company's other products.

     Research and Development Expenses. The Company incurred no research and development expenses in either of the years ended December 31, 1994 and 1993.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $34,541 to $16,269 for the year ended December 31, 1994 as compared to $50,810 for the year ended December 31, 1993. The decrease was primarily due to lower selling expenses, related travel expenses and lower levels of legal services required by the Company.

     Income Taxes. The Company's income taxes increased by $2,257 to $10,553 for the year ended December 31, 1994 as compared to $8,296 for the year ended December 31, 1993.

     Net Income. Net income for the year ended December 31, 1994 was $78,658 as compared to $23,283 for the year ended December 31, 1993. The increase was due primarily to increased sales and decreased selling, general and administrative expenses.

BIOREN SA (PREDECESSOR COMPANY)

     Net Sales. Net sales increased by $1,775,764 to $5,879,685 for the year ended December 31, 1994 as compared to $4,103,921 for the year ended December 31, 1993. The increase in sales was attributable to sales of $914,000 in antibiotics, $410,000 in IV Solution products and $452,000 due to a change in the average exchange rate between the Swiss franc and the U.S. dollar.

     Cost of Goods Sold. Cost of goods sold increased by $920,893 to $4,479,243 (76% of net sales) for the year ended December 31, 1994 as compared to $3,558,350 (87% of net sales) for the year ended 1993. This increase was primarily due to an increase in sales.

     Gross Profit. Gross profit increased by $854,871 to $1,400,442 for the year ended December 31, 1994 as compared to $545,571 for the year ended December 31, 1993. Gross profit as a percentage of sales increased to 24% for the year ended December 31, 1994 as compared to 13% for the comparable period in 1993. The increase in the gross profit percentage was the result of higher sales, an increase in sales of higher margin infusion products and a more favorable mix within the antibiotics product line.

     Research and Development Expenses. Research and development expenses decreased by $20,561 to $40,736 for the year ended December 31, 1994 as compared to $61,297 for the year ended December 31,

1993. The decrease was primarily due to the reduction in antibiotic product registrations resulting from management's decision to re-focus the business toward infusion products sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $285,289 to $1,858,192 for the year ended December 31, 1994 as compared to $1,572,903 for the year ended December 31, 1993. The increase was primarily due to higher salary and personnel expenses in support of the increase in sales.

     Loss on Abandonment of Building Improvements and Machinery. Bioren incurred a loss on the abandonment of building improvements and machinery for the years ended December 31, 1994 and 1993 of $2,295,850 and $830,912, respectively. These losses reflect the reduction in net value of certain equipment and building improvements due to excess capacity and a change in product strategy.

     Other Income (net). Other income decreased by $189,127 to $94,178 for the year ended December 31, 1994 as compared to $283,305 for the year ended December 31, 1993. This decrease was a result of a reduction in consulting fees for accounting and technical services provided to a subsidiary of Galenica.

     Interest Expense. Interest expense increased by $116,288 to $284,244 for the year ended December 31, 1994 as compared to $167,956 for the year ended December 31, 1993. This increase was primarily due to an increase in borrowings for the year ended December 31, 1994.

     Extraordinary Income. Extraordinary income of $1,468,429 was recorded during the year ended December 31, 1994 reflecting the forgiveness of a bank loan.

     Net Loss. Net loss was $1,515,973 for the year ended December 31, 1994 as compared to a net loss of $1,804,192 for the year ended December 31, 1993. The decrease in the net loss for the year ended December 31, 1994 as compared to the prior year was the result of higher gross profit and the bank loan forgiveness partially offset by a larger loss on abandonment of building improvements and machinery.

LIQUIDITY AND CAPITAL RESOURCES


     As of March 31, 1996 and December 31, 1995, the Company had cash and cash equivalents of $1,257,555 and $1,425,603, respectively. The Company's working capital approximated $(137,433) and $1,204,461 at March 31, 1996 and December 31, 1995, respectively.


     In March 1996, Protyde Therapeutics paid $750,000 to the Company. This payment is part of its required capital contributions to the Partnership. See 'Business -- Collaborative Agreements.'

     Trade accounts payable to third parties were $2,673,835 and $826,532 at March 31, 1996 and December 31, 1995, respectively. The increase is due mainly to liabilities incurred from construction at the Bigmar Facility of $1,297,924. These liabilities are expected to become due in the second half of 1996. The Company intends to pay $1,071,821 of these liabilities with proceeds from its current credit lines.


     At March 31, 1996, the Company had an aggregate of $12,686,626 in outstanding indebtedness, including $1,847,184 which is payable upon consummation of the Offering and including the $1,071,821 of accounts payable to equipment vendors.


     Through March 31, 1996, the Company had borrowed an aggregate of $1,794,312 from a company owned by certain stockholders of the Company. This loan is payable in installments of approximately $179,432 per annum from June 30, 1997 through December 31, 2006 and bears interest at a rate of 9% per annum.


     Through June 30, 1995 (the date of the Bioren Acquisition), the operations of Bioren were financed with loans from Galenica and Sigal. At March 31, 1996, outstanding loans due to Galenica were $1,679,261 and $1,847,184, respectively. The $1,679,261 loan is due in installments of principal of $419,815 in 1997, $419,815 in 1998 and $839,631 in 1999. The $1,847,184 loan will be paid in full upon consummation of the Offering from a portion of the net proceeds received by the Company.



     The Company's capital expenditures for the three months ended March 31, 1996 aggregated $1,441,417. The majority of these expenditures were for the purchase of manufacturing equipment at the Bigmar Facility and were financed with a bank loan aggregating $1,551,428 at March 31, 1996 which bears interest at the rate of up to 6.5% per annum until December 31, 1997. This loan commitment has a limit of $1,847,187 from which the Company may draw, and is collateralized by the building and machinery at the Bigmar Facility. The principal of the loan is due on December 31, 1997 and may be extended by an agreement between the parties.



     The Company has other outstanding bank loans aggregating $1,973,728 used for the construction of the Bigmar Facility. These loans bear interest at the rate of up to 6.5% per annum through December 31, 1997 and are collateralized by the building and machinery at the Bigmar Facility. The bank loan has a limit of $2,749,790 from which the Company may draw. The principal amount of the loan is due on December 31, 1997 and may be extended by an agreement between the parties.



     The Company has a bank mortgage on the Bioren Facility in the amount of $2,518,892. This loan bears interest at 5% per annum through May 16, 1999. The principal amount of the loan is due upon demand after May 17, 1999 and may be extended by an agreement between the parties.



     The Company has other outstanding bank loans aggregating approximately $250,000 bearing interest at an adjustable rate of up to 6.5% per annum through December 31, 1997. The principal amount of the loan is due on December 31, 1997 and may be extended by an agreement between the parties.



     The foregoing loan arrangements with the bank contain restrictive covenants and provisions for events of default.



     On January 8, 1995, Chemholding agreed to be a surety for Bigmar Pharmaceuticals in the amount of $1.4 million for the foregoing loans with respect to the Bigmar Facility. See 'Business -- Facilities' and 'Certain Transactions.'


     Anticipated capital expenditures for the next 12 months include approximately $1.0 million for the purchase of equipment that will be used to manufacture the Company's generic oncological products for which it will be seeking approvals from the FDA. See 'Use of Proceeds.'

     In May 1995, Bigmar Pharmaceuticals issued 1,380 shares of its capital stock to two principal stockholders of the Company and received net proceeds therefore of approximately $1.2 million. See 'Certain Transactions.'

     The results of the Company's operations are affected by changes in exchange rates between currencies. Changes in exchange rates may negatively affect the Company's consolidated net sales and gross profit margins from international operations. The Company is exposed to the risk that the dollar-value equivalent of anticipated cash flow will be adversely affected by the changes in foreign currency exchange rates. At such time as the Company determines that this risk is significant, the Company may attempt to manage the risk by utilizing hedging techniques, although there can be no assurance that the Company will be successful in these activities. See 'Risk Factors -- Uncertainty of Currency Fluctuations.'

     The Company anticipates that the  net proceeds from the Offering,  together with cash flow from operations (if any), should be sufficient to fund the Company's operations, including its proposed expansion, for approximately 12 months. However, there can be no assurance that events affecting the Company's operations will not result in the Company depleting its funds before that time. The Company may be required to raise substantial additional funds to continue to fund operating expenses or its expansion strategy. There can be no assurance that the Company will be able to obtain such additional financing or that such financing, if available, will be on acceptable terms. See 'Risk Factors -- Need for Additional Financing,' and 'Use of Proceeds.'

     At December 31, 1995, the Company had a net operating loss carryforward for Swiss federal and canton income tax purposes of approximately $14,122,000 which can only be used to offset future taxable income, if any, of Bioren. See Note 10 of Notes to the consolidated financial statements of Bigmar, Inc. In the future, the Company will also be subject to taxes in the United States.

     The Company is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. The Swiss Federal Code of Obligation provides that at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until such time as this reserve is equivalent to 20% of the company's paid-in share capital. In addition, 10% of any distribution made by a company in excess of a 5% dividend must also be appropriated to the legal reserve. The reserve of up to 50% of the share capital is not available for distribution to stockholders. See 'Risk Factors -- Restrictions on Retained Earnings.'

                                    BUSINESS

GENERAL


     The Company is currently engaged in manufacturing and marketing 14 types of IV Solutions in Switzerland and Lichtenstein and marketing in Germany of Prostate Materials and two generic oncological products, mercaptopurine and calcium leucovorin. Over the next 24 months, the Company's strategy is to manufacture, in its state-of-the-art facilities in Switzerland, and market generic oncological drugs. In addition, the Company is in the process of preparing to market certain licensed proprietary oncological and biotechnological products.



     The Company markets IV Solutions through its own sales force to health care providers and third-party payors and markets Prostate Materials, mercaptopurine and calcium leucovorin to pharmaceutical companies. The Company does not intend to market its other products directly to the public. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Bioren Acquisition as if the transaction had occurred on January 1, 1995, the Company's sales of IV Solutions and antibiotics were approximately $6.5 million, sales of medical products, including Prostate Materials, were approximately $1.4 million, and sales of generic oncological products were approximately $670,000. For the three months ended March 31, 1996, sales of these products aggregated approximately $1.4 million, $319,000 and $210,000, respectively.


     In 1995, the Company obtained distribution rights to, among other products, sodium leucovorin and five generic oncological products including methotrexate and calcium leucovorin, from Sapec, and approximately 20 generic oncological products, including mercaptopurine, calcium leucovorin and methotrexate, from Cernelle. Sodium leucovorin is designed to alleviate certain side effects associated with chemotherapy more effectively than its currently distributed counterpart, calcium leucovorin.

     The Company has received approval for the marketing in Switzerland of two generic oncological products, doxorubicin and methotrexate, and expects to begin marketing these products during the second half of 1996. The Company anticipates that all regulatory approvals for the sale of sodium leucovorin in Germany will be obtained during the second half of 1996 and that the marketing of this product will begin shortly thereafter. There can be no assurance, however, that such regulatory approvals will be obtained during these time periods, or that such approvals will ever be obtained. In addition, the Company has also obtained the rights to use, manufacture and market, among other products, a form of recombinant urokinase from Bioferment. Recombinant urokinase is a biotechnological product used in the treatment of cardiovascular disease.

     The Company has entered into exclusive arrangements with the following non-affiliated pharmaceutical companies to market certain proprietary and generic oncological or biotechnological products, manufactured or licensed by the Company, in various territories: Medac in Germany and the United Kingdom; Boehringer in Italy; Laevosan in Switzerland; Vita in Spain; and Protyde worldwide, except for certain major European countries. Medac, Boehringer, Laevosan and Vita are established pharmaceutical companies. Protyde is a development stage company.

BUSINESS STRATEGY

GENERAL

     The Company's business strategy over the next 24 months is to:

           manufacture and market approximately seven injectable and lyophilized oncological products, including sodium leucovorin;

           manufacture and market additional oncological products as the patents relating to the products expire;

           increase the number of pharmaceutical companies in Europe through which the Company's oncological products are marketed and the territories in which they are distributed;

           market recombinant urokinase; and

           expand the marketing of IV Solutions in Switzerland through the Company's own sales force.

PRODUCTS

IV SOLUTIONS


     The Company manufactures, at its Bioren Facility, and markets 14 different IV Solutions. The Company's IV Solutions generally consist of different chemical entities, such as sodium chloride, electrolytes, carbohydrates and other nutrients, which are intravenously administered to a patient. The Company markets IV Solutions, through its own sales force, to hospitals, clinics, retirement homes, nursing homes, managed health care organizations, home infusion providers and other health care providers in Switzerland and Lichtenstein. For the year ended December 31, 1995, on a pro forma basis after giving effect to the Bioren Acquisition and the Exchange as if each of the transactions had occurred on January 1, 1995, the Company's sales of IV Solutions were approximately $5.5 million. For the three months ended March 31, 1996, sales of IV Solutions approximated $1.4 million. The Company intends to continue manufacturing and marketing IV Solutions and is seeking to penetrate additional markets in Switzerland. See ' -- Marketing and Sales.'


     In March 1995, Bioren and PLM entered into the PLM Agreement which grants Bioren the exclusive right to distribute its IV Solutions throughout Switzerland and Lichtenstein in PLM's collapsable containers. The PLM Agreement expires in the year 2005, unless it is earlier terminated. Under the terms of the PLM Agreement, PLM is entitled to terminate the exclusive right contained in the agreement if, among other things, Bioren does not purchase a minimum number of intravenous solution containers each year. In addition, the PLM Agreement may be terminated by either party, upon the occurrence of certain specified conditions, including if the products or the production infringe, or are alleged to infringe, upon any intellectual property right of any third party. The termination of the PLM Agreement would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on PLM.'

PROSTATE MATERIALS

     The Company markets natural medications used for the treatment of non-infectious prostate enlargement. The Prostate Materials are composed of natural pollen derived from plant extracts. For the year ended December 31, 1995, the Company's sales of Prostate Materials to Stroschein were approximately $1.0 million. For the three months ended March 31, 1996, there were no sales of Prostrate Materials to Stroschein.

     In October 1994, Bigmar Pharmaceuticals entered into the Stroschein Agreement with Stroschein, pursuant to which Bigmar Pharmaceuticals acts as the exclusive supplier of Cernilton, a Prostate Material, and Stroschein distributes the Prostate Material in Germany. The Stroschein Agreement provides for annual minimum quantity requirements in order to maintain exclusivity. The Stroschein Agreement expires in October 1999 and will be automatically renewed for consecutive two year periods, unless terminated by the parties. In the event that Stroschein terminates the agreement as a result of Bigmar Pharmaceuticals' breach or default thereunder, Bigmar Pharmaceuticals is required to transfer to Stroschein the Cernilton product registration and the necessary know-how and authorizations to enable Stroschein to manufacture Cernilton. The termination of the Stroschein Agreement would have a material adverse effect on the Company. See 'Risk Factors -- Dependence Upon Significant Customers.'

ONCOLOGICAL PRODUCTS

     The Company currently markets two generic oncological products in Germany, mercaptopurine and calcium leucovorin. For the year ended December 31, 1995, on a pro forma basis, the Company's sales of generic oncological products were approximately $670,000. For the three months ended March 31, 1996 these sales aggregated approximately $210,000.

     In November 1995, Bigmar Pharmaceuticals and Cernelle entered into the Cernelle Agreement pursuant to which Bigmar Pharmaceuticals obtained the exclusive worldwide distribution rights to approximately 20 generic oncological products including calcium leucovorin, methotrexate and mercaptopurine ('Cernelle Products') manufactured by Cernelle. The Cernelle Agreement provides for a one time payment of $100,000 for the grant of such exclusive rights and licenses which is payable upon notification by Cernelle that the Cernelle Products are ready for initial shipment to Bigmar Pharmaceuticals. In addition, Bigmar Pharmaceuticals will be responsible for ongoing fees based upon the size of its orders for Cernelle Products. The initial term of the Cernelle Agreement is 15 years, commencing on the date of the first commercial sale by Bigmar Pharmaceuticals of the Cernelle Products. Upon termination of the Cernelle Agreement, Bigmar Pharmaceuticals will retain a non-exclusive worldwide right to distribute the Cernelle Products for three additional years, at prices and on terms no less favorable to Bigmar Pharmaceuticals than the prices and terms extended by Cernelle to any other person or entity for the Cernelle Products. Either party may terminate the Cernelle Agreement upon the occurrence of certain specified conditions. The termination of the Cernelle Agreement would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'

     In November 1995, Bigmar Pharmaceuticals and Cernelle entered into an exclusive technical services agreement ('Cernelle TSA'), pursuant to which Cernelle will prepare abbreviated new drug application ('ANDA') submissions for Bigmar Pharmaceuticals to submit to the FDA or other appropriate authority with jurisdiction over the Cernelle Products. Generally, Bigmar Pharmaceuticals is obligated to pay Cernelle a fee of $20,000 for each ANDA submitted to and accepted by Bigmar Pharmaceuticals with respect to a Cernelle Product. Cernelle will assign to Bigmar Pharmaceuticals the sole and exclusive right, title and interest in and to each ANDA. The term of the Cernelle TSA is 15 years and is renewable upon the mutual written agreement of the parties. Either party may terminate the Cernelle TSA upon the occurrence of certain specified conditions. The termination of the Cernelle TSA would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'

PROPOSED PRODUCTS

GENERIC ONCOLOGICAL PRODUCTS

     The Company has identified approximately 30 oncological drugs which are currently generic and 15 additional oncological drugs that the Company believes will become generic by the year 2000. Generic drugs are the chemical and therapeutic equivalents of brand name (proprietary) drugs and generally are marketed once the patent on the proprietary drug has expired.

     The following table lists the generic oncological products that the Company intends to manufacture and market to pharmaceutical companies for resale in Switzerland, Germany and the United States over the next 24 months and the estimated time periods for each product.

                                                                                      ESTIMATED YEAR OF INTRODUCTION
                                                                                      ------------------------------
    PRODUCT NAME             DOSAGE FORM                 PRESCRIBED USE               SWITZERLAND    GERMANY    USA
- --------------------      -----------------  --------------------------------------   -----------    -------    ----

Calcium Leucovorin        Injection/Liquid   Rescue Therapy                               1996         1995*    1997
Doxorubicin               Injection          Neoplastic Conditions                        1996         1997     1997
Dacarbazine               Injection          Malignant Melanoma                           1997         1996     1997
Fluorouracil              Injection          Colon, Rectum, Breast, Stomach,              1997         1996     1999
                                             Pancreas Carcinomas
Methotrexate              Injection/Liquid   Neoplastic Conditions                        1996         1996     1997
Vinblastine Sulfate       Injection          Neoplastic Conditions                       --            --       1998

- ------------
* Introduced.

     The Company believes that it will be able to obtain approval of these products in Germany, as indicated above, because it intends to purchase approved marketing applications from Medac and transfer the manufacturing site from Germany to the Bigmar Facility. Although this transfer of manufacturing site requires the approval of the German regulatory authority, the time for such approval is much faster than the three to five year time period for approval of full marketing applications in Germany.

     Over the next 24 months the Company's strategy is to manufacture, in its state-of-the-art facilities, in Switzerland and market additional oncological products as their patents expire.

     There can be no assurance that the Company will manufacture or market any of the foregoing products during the time periods indicated if at all. The commercialization of these products will depend on a number of factors including, but not limited to, the successful results of the Company's clinical toxicity studies and obtaining regulatory approval. Although the Company believes that each of these proposed products has commercial value, the Company may choose not to manufacture or market some or all of these products. See 'Risk Factors -- No Assurance of Successful Product Development; Uncertainty of Market Acceptance of Certain Proposed Products and -- FDA, International and Other Governmental Regulations.'

SODIUM LEUCOVORIN AND OTHER PROPOSED PRODUCTS

     Sodium leucovorin is designed to alleviate certain side effects of chemotherapy more effectively than its currently distributed counterpart, calcium leucovorin. For many years, the calcium salt of leucovorin has been used as a major adjuvant drug in oncology. Specifically, calcium leucovorin is used in rescue therapy for purposes of reducing toxicity in methotrexate treatments. When combined with high-dosage calcium leucovorin, high dosage methotrexate therapy has shown strong clinical results.

     Some oncologists have identified a need for the development of a more soluble form of leucovorin to reduce the overall volume of solution injected as well as to reduce the amount of salts administered that are not directly related to the active drug substance. In response to this need, a more soluble form of leucovorin, sodium leucovorin, has been developed by Sapec. Sodium leucovorin is more than five times as soluble as calcium leucovorin, allowing solutions to be prepared containing sodium leucovorin at 5% (50 mg/ml) in isotonic saline. Solutions of sodium leucovorin at 50 mg/ml are isotonic and do not require supplementation with additional salts. As a result, sodium leucovorin reduces the overall volume of solution injected and reduces the amount of salts administered which are not directly related to the active drug. See 'Risk Factors -- No Assurance of Successful Product Development; Uncertainty of Market Acceptance of Certain Proposed Products.'

     In February 1994, Sapec filed a patent application in Switzerland and then extended the application to the United States and the EU covering the composition of matter and the manufacturing process for sodium leucovorin. An application was filed for the sale of calcium leucovorin in Germany in 1993. In 1995, an amendment to this application was filed to change the liquid form of calcium leucovorin to sodium leucovorin. Sodium leucovorin is a new chemical entity which has never been approved before in Germany. The Company believes that the German regulatory authority might act on its application more quickly than it does for generic drugs because of its similarity to calcium leucovorin. The Company believes that all regulatory approvals will be obtained during the second half of 1996 and that marketing of this product will begin shortly thereafter. However, there can be no assurance the Company will obtain the requisite regulatory approvals by that time or at all. See 'Risk Factors -- Reliance on Collaborative Arrangements; Managment Affiliations with Collaborators, -- Uncertain Protection of Patents and Proprietary Rights, and
 -- FDA, International and Other Governmental Regulations.'

     In 1995, Bioren and Sapec entered into the Sapec Agreement which provides that, subject to restrictions on the resale of certain Sapec Products (as hereinafter defined) to pharmaceutical companies in selected territories, Bioren shall be the exclusive worldwide distributor of, among other products, sodium leucovorin and five generic oncological products developed by Sapec ('Sapec Products'). The Sapec Agreement provides that Sapec will obtain all regulatory approval necessary for Bioren, or its designee, to import, distribute and sell any Sapec Products throughout the world. Bioren has agreed to pay Sapec a one-time fee of $100,000 for the grant of such exclusive rights and licenses which is payable upon notification by Sapec that the Sapec Products are ready for initial shipment to Bioren. The Sapec Agreement provides for a one time payment of $100,000 for the grant of such exclusive rights and licenses which is payable upon notification by Sapec that the Sapec Products are ready for initial shipment to Bioren. In addition, Bioren will be responsible for ongoing fees based upon the size of its orders for Sapec Products. The Sapec Agreement terminates 15 years from the date of the first commercial sale by Bioren of a Sapec Product. Bioren will have a non-exclusive worldwide right to distribute the Sapec Products for three additional years after the expiration of the initial term or any renewal term, as the case may be, at prices and on terms, no less favorable to Bioren than the prices and terms extended by Sapec to any other person or entity. Either party may terminate the Sapec Agreement upon the occurrence of certain specified conditions. The termination of the Sapec
Agreement would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'

BIOTECHNOLOGICAL PRODUCTS

     In November 1995, Bigmar Pharmaceuticals and Bioferment entered into the Bioferment Agreement pursuant to which Bioferment granted Bigmar Pharmaceuticals the exclusive worldwide rights to use, manufacture and market recombinant urokinase, a recombinant form of human growth hormone and a recombinant form of interferon as well as other pharmaceutical products that Bioferment may develop as may be agreed upon by Bioferment and Bigmar Pharmaceuticals (collectively 'Bioferment Products'). Bioferment either owns the intellectual property rights with respect to the Bioferment Products or has the exclusive rights to make, use and sell the Bioferment Products.

     The Bioferment Agreement provides that all regulatory applications for approval to import, register and market, the Bioferment Products shall be filed in the name of, and owned by, Bigmar Pharmaceuticals. The Bioferment Agreement will terminate 15 years after the first commercial sale of the last Bioferment Product introduced by Bigmar Pharmaceuticals, its affiliates or sublicensees. The Bioferment Agreement may be terminated by either party upon the occurrence of certain specified conditions. The termination of the Bioferment Agreement would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'

     Pursuant to the Bioferment Agreement, Bigmar Pharmaceuticals agreed to pay Bioferment (i) $100,000 on March 1, 1996 (which has been extended to July 1,
1996), (ii) $100,000 promptly following the first filing by Bigmar Pharmaceuticals with the FDA of an investigational new drug application ('IND') relating to a Bioferment Product, (iii) $100,000 promptly following the first filing with the FDA of a New Drug Application ('NDA') for a Bioferment Product, and (iv) $100,000 promptly following the approval by the FDA of the NDA or Product License Application ('PLA') for each Bioferment Product for which approval is sought by Bigmar Pharmaceuticals (payment not to be required for more than two products). The license fee aggregating $500,000 shall be credited against the royalty obligations due to Bioferment from Bigmar Pharmaceuticals pursuant to the Bioferment Agreement. Commencing with the first commercial sale of a Bioferment Product by Bigmar Pharmaceuticals, Bigmar Pharmaceuticals has agreed to pay Bioferment, on a quarterly basis, a royalty equal to a percentage of the Company's net sales of these products. The license fee due under this agreement, will be paid from the net proceeds of the Offering. See 'Use of Proceeds.'

     During the first three years of the Bioferment Agreement, if Bioferment materially breaches any material provision relating to purchase and supply, and such breach shall fail to be cured within 60 days after written notice is given by Bigmar Pharmaceuticals, or in the event that Bioferment is unable to adequately provide Bigmar Pharmaceuticals with a stable and reliable source for Bioferment Products, Bigmar Pharmaceuticals shall have an exclusive, transferrable, sublicensable license to manufacture the Bioferment Products for the use of Bigmar Pharmaceuticals and Bigmar Pharmaceuticals' affiliates and sublicensees in Bigmar Pharmaceuticals' field of use.

  Recombinant Urokinase

     Recombinant urokinase is a biotechnological product used in the treatment of cardiovascular disease. Recombinant urokinase is designed to eliminate the risk of viral contamination that exists with natural urokinase products. Bioferment uses a culture media in the manufacturing process of recombinant urokinase. In 1993, a patent application was filed by Dr. Ferruccio Messi for this culture media in major European countries. Bioferment and Bigmar Pharmaceuticals have been granted non-exclusive licenses to use the culture media. The Company believes that recombinant urokinase is in the final stages of development. The Company does not intend to manufacture recombinant urokinase. The Company is collaborating with Medac to initiate the regulatory filings in Germany, including limited toxicology studies and human clinical trials. The Company anticipates that regulatory approvals for the sale of recombinant urokinase in Germany will be obtained during the second half of 1997 and that the marketing for this product will begin shortly thereafter. The Company believes that marketing clearance from the German regulatory authority will be obtained in the second half of 1997, as opposed to from the EMEA because recombinant urokinase does not pose a risk of viral contamination, and would replace the naturally derived urokinase that is currently on the market in Germany. However, there can

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be no assurance that the requisite regulatory approvals will be obtained by that time  or at  all. See 'Risk  Factors -- Reliance  on Collaborative Arrangements;
Management Affiliations  with Collaborators,   --  Manufacturing Facilities  for
Proposed Products, -- Uncertain Protection of Patents and Proprietary Rights, and -- FDA, International and Other Governmental Regulations.'

OTHER PROPOSED PRODUCTS

  Recombinant Human Growth Hormone and Recombinant Interferon

     In November 1995, Bigmar Pharmaceuticals acquired the licenses from Bioferment to use, manufacture and market a form of recombinant human growth hormone, a biotechnological product which is used in connection with assisting children in the growth process and a form of recombinant interferon, a biotechnological product which may be used for and in the treatment of cancer. Recombinant human growth hormone and recombinant interferon are in the early stages of development. No assurance can be given that these proposed products will ever be developed. See 'Risk Factors -- No Assurance of Successful Product Development; Uncertainty of Market Acceptance of Certain Proposed Products.'

  Virosome and Liposome Technologies

     In December 1995, Bigmar Pharmaceuticals and Bioferment entered into an agreement ('Bioferment Distribution Agreement') for the exclusive worldwide distribution by Bigmar Pharmaceuticals of existing Bioferment products derived from Bioferment's other technologies such as the virosome and liposome technologies and any additional products developed by Bioferment using these technologies for the term of the Bioferment Distribution Agreement. Pursuant to the Bioferment Distribution Agreement, Bigmar Pharmaceuticals has the right of first refusal for any products derived from these technologies. The Bioferment Distribution Agreement provides for one-time payment by Bigmar Pharmaceuticals of $100,000 for the grant of such exclusive rights and licenses which is payable upon notification by Bioferment that the Bioferment Products are ready for initial shipment to Bigmar Pharmaceuticals. In addition, Bigmar Pharmaceuticals is responsible for ongoing fees based upon the size of its orders for such Bioferment products, which are payable pursuant to the Bioferment Distribution Agreement. The Bioferment Distribution Agreement will terminate 15 years from the date of the first commercial sale by Bigmar Pharmaceuticals of a product covered by the Bioferment Distribution Agreement and is renewable upon mutual agreement of the parties. Bigmar Pharmaceuticals will have a non-exclusive worldwide right to distribute the products covered by the Bioferment Distribution Agreement for three additional years after the expiration of the initial term or any renewal term. No assurance can be given that these proposed technologies or proposed products will ever be developed.

COLLABORATIVE AGREEMENTS

     The Company has entered into exclusive arrangements with the following non-affiliated companies to market certain proprietary and generic oncological products, proposed oncological products or biotechnological products, manufactured or licensed by the Company, in various territories. Restrictions regarding exclusivity and right of first refusal limit the Company's ability to pursue and negotiate collaborative arrangements with other entities on terms which may be more favorable to the Company. See 'Risk Factors -- Reliance on Network of Pharmaceutical Companies for Marketing; Dependence on Additional Collaborative Arrangements.'

  Medac

     In September 1995, Bigmar Pharmaceuticals and Medac entered into a series of international distribution agreements (the 'Medac Agreements') relating to certain oncological products such as mercaptopurine and doxorubicin. Pursuant to these agreements, Bigmar Pharmaceuticals and Medac have divided, subject to future adjustment, the exclusive right to sell the oncological products covered by the agreements in various countries in Europe, South America, Asia and the United States. Pursuant to the Medac Agreements, the Company anticipates that Medac will market certain of the Company's oncological products and proposed products in Germany and the United Kingdom.

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
  Boehringer


     In December 1995, Bigmar Pharmaceuticals and Boehringer entered into an agreement ('Boehringer Agreement') for the exclusive distribution by Boehringer of certain oncological products such as methotrexate, doxorubicin, calcium leucovorin and mercaptopurine ('Boehringer Products') in Italy, Vatican City and the San Marino Republic ('Boehringer Territory'). Pursuant to the Boehringer Agreement, the Company will supply Boehringer with the products on an exclusive basis and has granted Boehringer an option to distribute new products in the Boehringer Territory. Under the terms of the Boehringer Agreement, the Company will receive a flat payment from Boehringer for each product distributed in the Boehringer Territory. The Boehringer Agreement terminates in December 2005, but is subject to automatic one year extensions unless earlier terminated by the parties. Either party may terminate the Boehringer Agreement upon the occurrence of certain specified conditions.


  Laevosan

     In December 1995, Bigmar Pharmaceuticals and Laevosan entered into an exclusive distribution agreement ('Laevosan Agreement') pursuant to which Bigmar Pharmaceuticals will supply certain oncological products such as doxorubicin and methotrexate to Laevosan for sale in Switzerland. Under the Laevosan Agreement, Laevosan is required to sell minimum quantities each year and, if Laevosan fails to sell such amounts, Bigmar Pharmaceuticals can convert the Laevosan Agreement to a non-exclusive distribution arrangement. The Laevosan Agreement terminates on December, 1998, but is subject to automatic one year extensions, unless earlier terminated by the parties. Either party may terminate the Laevosan Agreement upon the occurrence of certain specified conditions.

  Vita

     In July 1995, Bigmar Pharmaceuticals and Vita entered into a distribution agreement ('Vita Agreement') pursuant to which Vita will buy certain oncological products exclusively from Bigmar Pharmaceuticals and will commercialize such products in Spain. In the event Vita ceases to commercialize any product, the marketing authorization for that product will be transferred to Bigmar Pharmaceuticals at a nominal fee. The Vita Agreement terminates in September 2005 but may be extended automatically for an additional one year period. Either party may terminate the Vita Agreement upon the occurrence of certain specified conditions.

  Protyde

     In October 1995, Bigmar Therapeutics and Protyde Therapeutics, a wholly-owned subisidiary of Protyde, a development stage company, formed the Partnership, for the purpose of manufacturing and marketing certain pharmaceutical products ('Partnership Products'). The business of the Partnership is to obtain FDA approval to market the Partnership Products, and to commence the manufacturing and marketing of the Partnership Products. Each of the partners initially has a 50% interest in the Partnership and neither may sell, assign, pledge or otherwise transfer any portion of their respective interests, except to affiliates of the Company and Protyde, without the other partner's prior consent. As its initial capital contribution to the Partnership, Protyde Therapeutics will contribute to the Partnership up to $3,075,000 in cash, the first $750,000 of which was paid to the Company on March 29, 1996, with the balance to be contributed at such times and in such amounts so as to enable the Partnership to timely satisfy its obligations, and to make its payments under the terms of its manufacturing agreement. As Bigmar Therapeutics' capital contribution to the Partnership, Bigmar Therapeutics will cause the Company to make its manufacturing capacity available to the Partnership under the terms of the Manufacturing Agreement (as defined below). Under the Partnership Agreement, the Partnership is the sole owner of all right, title and interest in all FDA-approved ANDAs for the Partnership Products. Unless terminated by either party upon the occurrence of certain specified conditions, the Partnership will continue until December 31, 2005.

     In October 1995, the Partnership and Protyde entered into a sales and marketing agreement ('Marketing Agreement') pursuant to which the Partnership appointed Protyde, on an exclusive basis, to market, sell and distribute the Partnership Products worldwide, except for certain designated countries, and to assist the Partnership in certain pre-manufacturing activities relating to the Partnership Products. Unless terminated by either party upon the occurrence of certain specified conditions, the

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Marketing Agreement will remain in effect  until the earlier of the  dissolution of the Partnership or December 31, 2005.

     In October 1995, the Partnership and the Company entered into a manufacturing agreement ('Manufacturing Agreement') pursuant to which the Partnership engaged the Company to, among other things (i) acquire and perform stability testing on all raw materials and packaging materials necessary for the manufacture of the Partnership Products, (ii) make its production capacity available to the Partnership in order to meet production obligations, and (iii) undertake all measures for quality control which are either required by the FDA or requested by the Partnership. The Manufacturing Agreement sets forth the minimum production capacity which the Company must make available to fill Partnership orders and the minimum annual orders of Partnership Products which the Partnership must place. If, with respect to any Partnership Product, the Partnership fails to satisfy the minimum annual orders, the Company may terminate the Manufacturing Agreement with respect to that product on 180 days prior notice. Unless terminated by either party upon the occurrence of certain specified conditions, the Manufacturing Agreement shall remain in effect until the earlier of the dissolution of the Partnership or December 31, 2005.

MANUFACTURING AND SUPPLIERS

     The Company has two facilities, the Bioren Facility and the Bigmar Facility. The Bioren Facility is a 57,000 square foot, state-of-the-art, facility in Couvet, Switzerland where the Company manufactures and markets IV Solutions and will develop and manufacture non-cytotoxic oncological products. The Company intends to dedicate approximately 25,000 square feet of the Bioren Facility to test and manufacture certain oncological products such as sodium leucovorin. The Bigmar Facility is a 25,000 square foot, state-of-the-art, facility, in Barbengo, Switzerland where the Company will develop and manufacture cytotoxic oncological products. There can be no assurance that the Bigmar Facility or the dedicated area of the Bioren Facility will be fully operational or that regulatory approvals will be obtained in a timely manner, if at all. Further, the Company intends to enter into an agreement with another party pursuant to which such company will manufacture recombinant urokinase, which the Company will market. The amount of resources and the time that the other party will devote towards producing the products on behalf of the Company and the manufacturing procedures and quality control will not be within the Company's control. See 'Risk Factors -- Manufacturing Facilities for Proposed Products.'

     The Company's manufacturing facilities will be subject to periodic inspections by the FDA and other United States federal agencies and the FDA may choose to inspect the Company's facilities before approving the Company's products for sale in the United States. The Company's facilities have not yet been inspected by the FDA, however, the Company has retained independent consultants to assist in this process of ensuring compliance with GMP requirements. The IKS will also inspect the manufacturing facility to determine if the manufacturer is complying with good manufacturing practices before approval is granted to produce the drug product.

     Quality monitoring and testing programs and procedures have been established by the Company to assure that all critical activities associated with the production, control and distribution of its products will be carefully controlled and evaluated. The Company's strategy is to seek to meet the highest quality standards, with the goal of assuring the purity and safety of each of its products.

     The capital costs associated with equipping a facility and manufacturing oncological products are substantial and the manufacturing process is complex. Further, because some oncological products are highly toxic, the facility in which they are manufactured, the method of manufacture, as well as the employees' working conditions, are regulated by the FDA and foreign regulatory authorities. As the manufacturing of cytotoxic oncological products is expensive and complex, only a few companies throughout the world engage in their manufacture.

     The majority of raw materials needed to manufacture the Company's products and proposed products generally are not readily available and must be purchased from limited sources. In addition, the Company obtains containers for IV Solutions from a sole supplier. The Company's reliance on a sole or a limited number of suppliers involves several risks including, among others, the inability to obtain an adequate supply of required raw materials and components in order to manufacture or market a

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product or  proposed product,  increased  raw material  or component  costs  and reduced control over pricing, quality and timely delivery. Any interruption in the supply of raw materials or components could have a material adverse effect on the Company. Furthermore, obtaining raw materials from a new source may require additional regulatory approval. In addition, certain potential alternate suppliers may have pre-existing exclusive relationships with competitors of the Company and others which may preclude the Company from being able to manufacture certain of its proposed products. See 'Risk Factors -- Reliance on PLM and
 -- Dependence on Key Suppliers.'

RESEARCH AND DEVELOPMENT

     To date, substantially all of the Company's research and development efforts have been performed by collaborators. Upon consummation of the Offering, the Company intends to retain approximately 15 employees or consultants, including chemists, biologists and technical personnel. The Company expects to use a portion of the proceeds of the Offering for the development of its proposed products and intends to continue the development and testing of oncological products, such as sodium leucovorin and biotechnological products, such as recombinant urokinase; purchasing and formulating raw materials into a finished product, scaling up the development of the product from the laboratory phase to the production phase; conducting clinical trials and conducting stability and bioequivalence testing of the finished product. See 'Use of Proceeds.'

MARKETING AND SALES

     The Company markets IV Solutions through its own sales force to hospitals, clinics, retirement homes, nursing homes, managed health care organizations, home infusion providers and other health care providers, and markets Prostate Materials, mercaptopurine and calcium leucovorin, to pharmaceutical companies. The Company does not intend to market its other products or proposed products directly to the public. During 1995, the Company granted certain companies such as Medac, Boehringer, Laevosan, Vita and Protyde the exclusive marketing and distribution rights to certain of the Company's oncological products and future oncological products in certain territories. The amount of resources and the time that any of these collaborators devote towards marketing and sales of the Company's products and proposed products are not within the control of the Company. All of the agreements terminate under certain circumstances. The termination of any of these agreements would have a material adverse effect on the Company. See 'Risk Factors -- Reliance on Network of Pharmaceutical Companies for Marketing; Dependence on Additional Collaborative Arrangements.'

COMPETITION

     The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Competitors of the Company are numerous and include United States and international companies. In the intravenous infusion market, the Company faces competition from Braun and Fresenius and in the Prostate Material market, the Company faces competition from Allergon, a division of Pharmacia & Upjohn, Inc. In addition, in the oncological and biotechnological markets, the Company faces competition from Bristol-Myers Squibb Co., Chiron Inc., Pharmachemie, BV and Pharmacia & Upjohn, Inc. Furthermore, in oncological and biotechnology markets the Company may face competition from alternative methods of treatment such as, in the case of its oncological products, surgical procedures, radiation treatments and other treatments.

     Many of the Company's competitors, including all of the companies referred to above, have substantially greater financial and technical resources and production and marketing capabilities than the Company. The Company believes that the principal competitive factors affecting its products and proposed products are timing of product introduction, price, quality, and service. The Company believes that quality and service continue to be an advantage in the sale of IV Solutions and Prostate Materials. The Company believes that price, timing, quality, customer service and breadth of its product line are all important competitive factors for its oncological products, proposed oncological products and proposed biotechnological products. The ability to introduce generic versions of products promptly after a proprietary drug's patent expires and the breadth of the product line may give companies a competitive advantage over the Company. See 'Risk Factors -- Competition and Rapid Technological Change.'

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PATENTS AND PROPRIETARY RIGHTS

     The Company relies on a combination of patent applications, licenses, trademarks, trade secrets and non-disclosure agreements to protect its proprietary technology, rights and know-how and the technology, rights and know-how licensed from others. In addition, the Company is currently in the process of implementing a policy that requires its personnel to execute non-disclosure agreements. There can be no assurance that such patent applications or any resulting patents or any licenses or trademarks will not be infringed upon, that the Company's trade secrets will not otherwise become known to or independently developed by competitors, that non-disclosure agreements will not be breached, or that the Company would have adequate remedies for any such infringement or breach. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's proprietary rights, or to defend the Company against third-party claims of infringement of proprietary rights of others. Such litigation could result in substantial cost to the Company and a diversion of effort of the Company and its management. Patents concerning pharmaceutical or biotechnological products generally are highly uncertain, involve complex legal, scientific and factual questions and have recently been the subject of much litigation. To date, no consistent policy has emerged regarding the breadth of claims allowed or the degree of protection afforded under these patents. Accordingly, there can be no assurance that patent applications which underlie the Company's licenses will result in patents being issued, or that, if issued, the patents will afford protection against competitors with similar technology. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of the Company's potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Although the Company is not aware of any claim against it of patent infringement, the Company's ability to commercialize its products will depend on not infringing the patents of others. Litigation concerning patents and proprietary technologies can be protracted and expensive. Laws regarding the enforceability of intellectual property vary from country to country. Therefore, there can be no assurance that intellectual property issues will be uniformly resolved, or that local laws will provide the Company with consistent rights and benefits. In addition, there can be no assurance that others will not be issued patents which may prevent the sale of the Company's products or require licensing and the payment of fees or royalties by the Company in order for the Company to be able to market certain products.

     The Company currently is the exclusive and non-exclusive licensee of various oncological and biotechnological products and technologies. The Company may in the future be required or may desire to obtain other licenses to develop, manufacture and market other products or to market products in additional territories, the rights to which may be held by additional parties. There can be no assurance that licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable. Bioferment and Bigmar Pharmaceuticals have the rights to patent applications for the culture media used for the process of manufacturing recombinant urokinase that were filed on July 11, 1993. Cerbios Pharma has the rights to patent applications for sodium leucovorin that were filed on February 14, 1994. See ' -- Proposed Products.'

     To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of the proprietary rights to such information which may not be resolved in favor of the Company. To the extent that the Company requires rights to any resulting technologies, it may be necessary to negotiate additional license agreements or the Company may be unable to utilize such technologies. See 'Risk Factors -- Uncertain Protection of Patents and Proprietary Rights.'

GOVERNMENTAL REGULATIONS

     UNITED STATES. The Company's research and development activities and the production and marketing of the Company's licensed and owned products and proposed products are subject to regulation for safety, efficacy and compliance with a wide range of regulatory requirements by numerous governmental authorities in the United States, in states thereof and in other countries. In the United States, drugs are subject to rigorous FDA review. The Federal Food, Drug, and Cosmetic Act

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and other Federal  statutes and  regulations govern or  influence the  research,
testing,   manufacture,  safety,  labeling,  storage,  recordkeeping,  approval,
distribution,  reporting,   advertising   and  promotion   of   such   products.
Noncompliance with applicable requirements can result in recall, injunction or seizure of products, refusal to permit products to be imported into the United States, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

     In order to obtain FDA approval of a drug, companies must generally submit proof of safety and efficacy. In some cases such proof entails extensive clinical and preclinical laboratory tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and may take several years to complete. There is no assurance that the FDA will act favorably or in a timely manner in reviewing submitted applications, and the Company may encounter significant difficulties or costs in its efforts to obtain FDA approvals which could delay or preclude the Company from marketing any products it may develop. The FDA may also require postmarketing testing and surveillance of approved products, or place other conditions on the approvals. These requirements could cause it to be more difficult or expensive to sell the products, and could therefore restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. For patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which the Company will have the exclusive right to exploit such technologies; however, an additional period of up to five years may be added to the term of the patent in such circumstance.

     New Drug Application ('NDA'). Generally, with respect to drugs with active ingredients not previously approved by FDA, a prospective manufacturer must conduct and submit to FDA adequate and well-controlled clinical studies to prove that drug's safety and efficacy. Currently, FDA approval of an NDA takes approximately two to three years on average after its initial submission to FDA, based on information published by FDA.

     Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include (1) preclinical laboratory and animal tests, (2) the submission to the FDA of an application for an IND,
(3) clinical and other studies to assess safety and parameters of use, (4) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug, (5) the submission of an NDA to the FDA, and (6) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

     Typically, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drug's pharmacology and toxicology and to identify any potential safety problems that would preclude testing in humans. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence 30 days after submission of the IND unless the FDA places the IND on 'clinical hold.' A three phase clinical trial program is usually required for FDA approval of a pharmaceutical product. Phase I clinical trials are designed to determine the metabolism and pharmacologic effects of the drug in humans, the side effects associated with increasing doses, and, possibly, to obtain early indications of efficacy. These studies generally involve a small number of healthy volunteer subjects, but may be conducted in people with the disease the drug is intended to treat. Phase II studies are conducted to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the disease under study. These studies also provide evidence of the short term side effects and risks associated with the drug. Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. They often involve a substantial number of patients in multiple study centers and may include chronic administration of the drug in order to assess the overall benefit-risk relationship of the drug. Upon completion of clinical testing which demonstrates that the product is safe and effective for a specific indication, an NDA may be submitted to the FDA. This application includes details of the manufacturing and testing processes, preclinical studies and clinical trials. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Typical estimates of the total time required for

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
completing such clinical testing vary between four and ten years. The clinical testing and FDA review process for new drugs are likely to require substantial time, effort and expense. The Company anticipates that proprietary oncological products will be approved through the NDA process. There can be no assurance that any approval will be granted to the Company on a timely basis, if at all. The FDA may refuse to approve an NDA if applicable statutory and/or regulatory criteria are not satisfied, or may require additional testing or information. There can be no assurance that such additional testing or the provision of such information, if required, will not have a material adverse effect on the Company. The regulatory process can be modified by Congress or the FDA in specific situations.

     Abbreviated New Drug Application ('ANDA'). The Drug Price Competition and Patent Term Restoration Act of 1984 ('Drug Price Act') established a new abbreviated procedure for obtaining FDA approval for those generic drugs that are equivalents of brand name drugs. For drugs that contain the same active ingredient as drugs already approved for use in the United States, FDA ordinarily requires bioequivalence data illustrating that the generic drug formulation is, within an acceptable range, equivalent to a previously approved drug. A generic drug manufacturer is not required to submit the clinical data to establish the safety and effectiveness of the product. Instead, the Drug Price Act allows the FDA to rely on bioequivalence data to approve ANDAs. 'Bioequivalence' compares the bioavailability of one drug product with another and, when established, indicates that the rate of absorption and the levels of concentration of a generic drug in the body are substantially equivalent to those of the previously approved drug. The Company anticipates that ANDAs will be submitted to the FDA for approval of those generic oncological products which are intended to be marketed in the United States. See ' -- Proposed Products.' According to information published by FDA, currently it takes approximately one to three years on average to obtain FDA approval of an ANDA following the date of its first submission to FDA. Due to the experience of its senior management in submitting ANDAs to the FDA, the Company believes that it will be able to obtain FDA approval for each of its proposed oncological products approximately one year after each ANDA is submitted. Generally, a generic manufacturer may not submit an ANDA for a period of five years from the date of approval of the brand name product.

     The Drug Price Act, in addition to establishing a new ANDA procedure, created new statutory protection for approved brand name drugs. Prior to enactment of the Drug Price Act, FDA gave no consideration to the patent status of a previously approved drug in deciding whether to approve an ANDA. Under the Drug Price Act, however, the effective date of approval of an ANDA can depend, under certain circumstances, on the patent status of the brand name drug.

     Additionally, the Drug Price Act, in certain circumstances, provides for extension of the term of certain patents to cover a drug by up to an additional five years to compensate the patent holder for the reduction of the effective market life of a patent due to the time involved in federal regulatory review.

     Good Manufacturing Practices ('GMP'). The Company will be subject to the FDA's GMP, GLP and extensive record keeping and reporting requirements for manufacturing products for sale in the United States. As a result, the Company's manufacturing facilities will be subject to periodic inspections by the FDA and other United States federal agencies when the Company's products are offered for sale in the United States. The Company's operations have not yet been inspected by the FDA and there can be no assurance they will pass any inspections by the FDA. The Company has retained independent consultants to assist it in complying with FDA standards including the GMP requirements. Failure to comply with applicable regulatory requirements can result in, among other things, import detentions, fines, civil penalties, suspensions or losses of approvals, recalls or seizures of products, operating restrictions and criminal prosecutions.

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
     GERMANY. In Germany, drugs for human use can be marketed only if they are approved in advance either by the Federal Institute for Medicinal Products and Medical Devices ('BfArM') in Berlin or by the European Union ( 'EU') Commission after a substantive review of all safety, quality and efficacy data. The application for a marketing authorization requires the preparation and submission of extensive data and files. The applicant must produce the results of analytical, pharmacological/toxicological and clinical studies and related experts' opinions. The production of these data usually requires a long-term pre-clinical examination phase. The details of the requirements are prescribed in administrative regulations such as the Medicinal Products Guidelines. Clinical trials in Germany are monitored by the state authorities.

     The BfArM can reject the application if the data are incomplete, the drug product has not been sufficiently examined, the product does not conform with the acknowledged pharmaceutical quality rules, effectiveness has not been established, or there is a suspicion of unacceptable side effects. In theory, once a complete application has been submitted to the BfArM, a decision must be issued within four months, in exceptional cases within seven months. In practice, however, these terms are not met and a term of review by the BfArM is expected to take generally three to five years. The marketing authorization of a new substance triggers fees to the BfArM of over $66,000. The exact amount of fees can vary, depending on the amount of work required of the authority, the kind of procedure and the result of such procedure.

     For safety reasons, drug products are also subject to close monitoring after approval is granted. There are a variety of restrictions which the federal agencies and the state authorities may impose including the withdrawal of marketing authorizations and the recall of products.

     The importation of drug products into Germany from other EU and E.E.A. (European Economic Area) countries does not require special permission. However, the product must be approved in Germany. Approval of the drug product in other EU member states does not replace German approval. The importer must obtain a separate approval for the repackaging and labeling of imported products.

     Sales of high-price pharmaceuticals (such as oncology drugs) are affected by parallel imports and re-imports. Independent importers purchase products in the producing EU country, ship them to Germany and, in most cases, offer them at far lower prices than the manufacturers of the original preparations and/or their official importers. The European Court of Justice has ruled that the importing member state may not prohibit parallel imports.

     Where a drug product has not been produced in an EU country or imported through another EU member country (such as from Switzerland or the U.S.), the importer must obtain special permission to import the product. To do so, the importer must produce a certificate from the regulatory authority of the country where the drug was manufactured showing, among other things, that the product is approved in that country and that it conforms to applicable standards of the World Health Organization ('WHO') or of the Pharmaceutical Inspection Convention ('PIC'). See 'Risk Factors -- FDA, International and Other Governmental Regulations.'

     SWITZERLAND. In Switzerland, approval of the production and sale of drugs for human use is regulated on a cantonal level rather than a federal level. The cantons of Switzerland have organized the IKS as an authority for the approval of pharmaceuticals. Based on approval by the IKS, the cantons then grant permission for the production and sale of such approved pharmaceuticals. Theoretically, each canton is still entitled to deny approval of a particular medication. However, cantons generally follow the decision of the IKS as they are bound by the Intercantonal Treaty for the Control of Medications.

     The IKS reviews all applicable safety, quality and effectiveness data, as well as data relating to the cost effectiveness of the product. To obtain approval from the IKS, the manufacturer must submit analytical, chemical, pharmacological and toxicological data based on animal trials and human clinical studies. The IKS approves the manufacturing of products only after having checked the conformity to applicable standards of the WHO or the PIC. The IKS also will inspect the manufacturing facility to determine if the manufacturer is complying with good manufacturing practices before approval is granted to produce the drug product. For generic products, pharmacological and toxicological data are not required to be submitted to the IKS. To date, all of the Company's pharmaceutical products which have been approved by the IKS to date are generic products.

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
     RECENT EU PROCEDURES. On January 1, 1995, the EU established new procedures for the approval of pharmaceuticals, and a new coordinating body, the EMEA was created. Germany is a member of the EU; Switzerland is not an EU member. Under the new procedures, which are compulsory for biotechnological preparations and optional for certain other pharmaceutical products, in particular those with new chemical agents, applications are filed with the EMEA and are evaluated scientifically by the Committee for Proprietary Medicinal Products ('CPMP'). This is known as the centralized procedure. The CPMP consists of representatives of the national registration authorities. For each application, a Rapporteur, (i.e. one of the national authorities) is appointed and has the overall responsibility for the review of the application. The Rapporteur prepares an assessment report for the CPMP. The EU Commission will generally follow the CPMP's scientific evaluation. If one or more member states objects, the EU Council will decide the matter, otherwise the decision is rendered by the EU Commission on the basis of the CPMP evaluation.

     A decentralized approval procedure is used for most other marketing authorization applications. The applicant submits the application to one member state where the application is reviewed. Once the first marketing authorization is obtained, the company files identical applications in the other EU member states. The marketing authorities of such other member states are supposed to acknowledge the first decision within 90 days. If there is disagreement between the authorities that cannot be resolved, the CPMP will be involved and will issue a scientific evaluation. If this scientific evaluation is not further disputed, the EU Commission will render a decision on this basis. If the disagreement continues, the EU Council will vote to decide the matter.

     Because the EMEA guidelines have been in effect for a limited period of time, the Company is unable to reliably predict how long it will take on average for drugs to be approved under these new procedures.

THIRD-PARTY REIMBURSEMENT

     Successful commercialization of the Company's own or licensed products may depend in part on the availability of adequate reimbursement from third-party health care payors such as Medicare, Medicaid, and private insurance plans. Reimbursement rules vary from payor to payor, and reimbursement also may depend upon the setting in which a particular item or service is furnished.

     In general, payors exclude payment for items and services that are deemed to be not medically 'reasonable and necessary,' or which are considered to be not safe and effective, experimental or investigative, or not medically appropriate for the patient. In making these determinations, payors typically rely on studies published in peer-reviewed medical journals, the opinions of recognized medical specialty societies, and the practices of physicians in the local medical community. Some payors are also beginning to consider the cost of a new item or service in comparison to existing alternatives in determining whether and how much they will reimburse for a new technology. FDA clearance or approval to begin marketing a drug generally is required by payors as a condition of coverage, but such clearance or approval alone does not assure that the payor will reimburse for the drug treatment.

     Most medical procedures involve payment for the physician service and, in cases where the service is provided outside of the physician's office, payment for the facility costs, including supplies, furnished in connection with the procedure. Medicare, which is a Federal government program that primarily reimburses health care furnished to the elderly and disabled, pays for physician services based on a physician fee schedule, which assigns a payment weight for each covered physician procedure.

     The trend towards managed health care and the concurrent growth of HMOs which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care, may all result in lower prices for the Company's products. There can be no assurance that the Company's products will be considered cost-effective by third-party payors, that reimbursement will be available or, if currently available, will continue to be available, or that payors' reimbursement policies will not adversely affect the Company's ability to sell products on a profitable basis, if at all. The cost containment measures that health care providers are instituting in the face of the uncertainty and the ultimate effect of any health care reform could have an adverse effect on the Company's ability to sell its products and may have a material adverse effect on the Company.

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
     Virtually every state as well as the District of Columbia has enacted legislation permitting the substitution of equivalent generic prescription drugs for brand name drugs where authorized or not prohibited by the prescribing physician and currently 13 states mandate generic substitution in Medicaid programs.

     In Germany, about 90% of the population are members of statutory health insurance programs. These health insurance providers are public bodies independent from the government and are funded equally by employers and employees. Their catalogue of services for which they will provide reimbursement is widely influenced by government regulations. Managed Care and HMO's are still unknown in Germany although various elements of these systems will probably be adopted in the future. The economic success of a drug product in Germany is widely dependent upon acceptance of the drug by the statutory health insurance providers.

     Certain drugs are generally excluded from reimbursement, however. This includes medications to treat minor diseases like colds and influenza and drugs which have been determined by the Federal Ministry of Health to be
'uneconomical,' e.g., medicinal products with more than three active ingredients. The Federal Ministry of Health is authorized to amend this 'negative list' at any time. Health insurance providers generally deny reimbursement for drugs used in clinical trials. Although drugs can generally be prescribed by a doctor off label, i.e., beyond their approved indication, and still be reimbursed, there are cases where the reimbursement of oncological drugs off-label was denied on the basis that the treatment was experimental.

     The health insurance providers are also authorized to set maximum reimbursement levels for generic drugs. As soon as two products with identical or chemically similar ingredients or similar therapeutic effects are on the market, the health insurance providers may set a maximum reimbursement amount. This amount will usually be an average of the lowest and the highest price. Typically, the maximum reimbursement is fixed on the basis of the lowest price plus 1/3 of the price range to the most expensive product. About 70% of drugs sold in Germany are subject to maximum reimbursement. So far, no oncological products have been affected by a maximum reimbursement cap. This may, however, change at any time. A manufacturer is legally free to continue to sell its products at higher than the maximum reimbursement rate, but patients must then pay the difference. So far, the Company believes no manufacturer has tried to sell its products at prices exceeding the maximum reimbursement. If the products of the Company become subject to a maximum reimbursement rate, this may adversely affect the prices the company will be able to charge. See 'Risk Factors -- Dependence on Third-Party Reimbursement; Price Controls; Health Care Reform.'

     In addition to maximum reimbursement caps, pharmaceutical prices are subject to statutory limitations on the amounts that can be spent on drugs by the statutory health insurance providers. As a consequence, pharmaceutical prices decreased in the last several years and may decrease further in the future.

     In Switzerland, reimbursement for pharmaceuticals is regulated on a federal level. There are two categories of drugs subject to reimbursement. The first category consists of medications which are required to be reimbursed by private health insurers. The second category contains specialty medications for which reimbursement is recommended. In practice, private health insurers grant reimbursement for the specialty products on the recommended list.

ENVIRONMENTAL REGULATIONS

     In Switzerland, Bigmar Pharmaceuticals and Bioren are subject to applicable environmental laws such as the Environment Protection Act of 1983, the Water Protection Act of 1991 and the Toxic Substance Act of 1969, as well as all applicable regulations. Swiss environmental protection laws govern, among other things, all emissions to the air, soil and water, waste water discharge and solid and hazardous waste disposal. Bigmar Pharmaceuticals and Bioren are subject periodically to environmental compliance reviews by various Swiss regulatory offices.

     The Company believes its facilities in Switzerland are in compliance with applicable environmental laws. However, environmental laws have changed in recent years and the Company may become subject to increasingly stringent environmental standards in the future. While the Company anticipates that it

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
may from time to time incur expenditures in connection with environmental matters, it does not anticipate making substantial expenditures for those matters within the next twelve months and beyond that is unable to predict the extent or timing of future expenditures which may be required in connection with complying with environmental laws.

PRODUCT LIABILITY AND INSURANCE

     The testing, clinical trials, manufacturing, and marketing of the Company's products and proposed products involve the inherent risks of product liability claims against the Company. The Company currently maintains product liability insurance coverage on IV Solutions in the amount of $45,000,000, but such insurance is expensive, subject to various exclusions and may not be obtainable or maintainable by the Company in the future on terms acceptable to the Company. There can be no assurance that the amount and scope of any coverage will be adequate to protect the Company in the event that a product liability claim is successfully asserted against the Company. Products, such as those sold or proposed to be sold by the Company, may be subject to recall for unforeseen reasons. A recall of the Company's products could have a material adverse effect on the Company and its reputation.

     Rules on strict liability of drugs are in effect in Germany. The person responsible for placing the product on the market (who can, but need not be, the manufacturer) is liable. Only personal injuries are recoverable, and there is no mandated compensation for pain or suffering. The maximum amount recoverable by an individual is DM 1 million (approximately US $666,000).

     The manufacturer or the person responsible for placing the product on the market is obliged to obtain insurance coverage against potential liabilities. This obligation can be fulfilled either by entering into a contract with a German insurance company, or by obtaining a confirmation of coverage from a credit institution in Germany or within the EU. The German insurance industry has created a so-called 'pharma pool.' This working relationship enables all major German insurance companies to pool the risks from the statutory strict liability and therefore provide affordable insurance.

     Compensation for pain and suffering or for personal damages exceeding the amounts set forth above can only be demanded on the basis of tort rules as laid down in the Civil Code. If a claim is sustained there is unlimited liability. No compulsory insurance coverage is prescribed by statute. Compensation for pain and suffering can be assessed by the courts but usually remains below the levels under United States law.

     In Switzerland, there is no special product liability law for pharmaceuticals. The Swiss federal product liability law, which covers drug products, provides that manufacturers are subject to strict liability for injuries caused by defective products.

FACILITIES

     The Company's principal executive offices are located in approximately 1,440 square feet in Columbus, Ohio. The Company entered into a sublease agreement, dated March 1, 1996, with Cernitin America, Inc. ('Cernitin'). The sublease terminates on February 28, 1998. The sublease is at a rental of approximately $22,315 per annum. Mr. Tramontana was the President and a director of Cernitin and Michael K. Medors was the treasurer and general manager of Cernitin at the time of the negotiation and execution of the sublease. See 'Certain Transactions.'

     The Company owns two pharmaceutical plants, the Bigmar Facility and the Bioren Facility.


     During 1995, Bigmar Pharmaceuticals purchased the Bigmar Facility, a 25,000 square foot facility in Barbengo, Switzerland, for developing and manufacturing oncological products. The Bigmar Facility also houses warehousing and storage, manufacturing, labeling and packaging, and administrative and record-keeping areas. The Bigmar Facility and the equipment contained therein is subject to two bank loans in the principal amounts of approximately $1,551,000 and $1,974,000, respectively. The loans are secured by mortgages on the Bigmar Facility and certain machinery. Interest on the loans is payable at a rate of up to 6.5% per annum until December 31, 1997. The principal amounts of such loans are due on December 31, 1997 and may be extended by an agreement between the parties. The first loan is pursuant to a bank commitment with a limit of $1,847,187 from which the Company may draw. The second loan has a limit of $2,749,790 from which the Company may draw. See 'Management's

Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.' The Bigmar Facility is currently being equipped and the Company will not begin manufacturing oncological products until the facility is fully operational and regulatory approval is obtained, which the Company believes will occur in the last quarter of 1996. See 'Risk Factors -- Manufacturing Facilities for Proposed Products.'


     The Bioren Facility is a 57,000 square foot facility in Couvet, Switzerland that houses manufacturing operations, laboratory facilities for quality assurance and quality control activities, including batch testing and multiple-batch stability testing operations, labeling and packaging operations, warehousing and storage operations, administrative and record-keeping areas. A 25,000 square foot area in the Bioren Facility will be used as a dedicated area for scaling up the development and manufacturing supporting (rescue therapy) oncological products, such as sodium leucovorin. A 21,000 square foot area in the Bioren Facility is used for manufacturing and marketing IV Solutions. A portion of the Bioren Facility is leased to an unaffiliated third party on a year-to-year basis. The Bioren Facility is subject to a mortgage in the approximate principal amount of $2,500,000 which is due on May 16, 1999 and may be extended by an agreement between the parties. Interest until May 16, 1999 is 5% per annum. The Bioren Facility is also subject to a second mortgage payable to Galenica in the amount of $1,679,261. This second mortgage is payable $419,815 in 1997, $419,815 in 1998 and $839,631 in 1999. Interest on this second mortgage is at a variable rate which is currently 5.5% and is subject to adjustment based upon commercial mortgage rates. In addition, the Bioren Facility is subject to a third mortgage payable to Galenica securing a debt of $1,847,187 which debt will be paid out of the proceeds of the Offering. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


     The Company believes that its facilities are sufficient for its current and reasonably anticipated operations. The Company owns all of its manufacturing equipment, subject to the mortgage referred to above, and believes that its equipment is well maintained and suitable for its requirements. Additionally, the Company maintains property and casualty insurance in amounts it believes are sufficient and consistent with practices for firms of its size in the prescription drug industry. See ' -- Manufacturing and Suppliers.'

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

HUMAN RESOURCES

     As of May 28, 1996, the Company employed 40 full-time employees, three employees in development, 30 employees in manufacturing and quality control, three employees in marketing, and four employees in management and administration. The Company has one part-time employee providing secretarial services and three consultants providing technical services (not including medical and scientific advisors). Substantially all of the Company's employees are located in Switzerland. The Company believes that the success of its business will depend, in part, on its ability to attract and retain highly qualified personnel.

     During the 12-month period following completion of the Offering, the Company intends to hire approximately 15 additional employees, including one employee in the area of marketing, 10 employees in the area of development, two employees in the areas of manufacturing and quality control and one employee in the area of management and administrative services. See 'Use of Proceeds,' ' -- Research and Development,' and 'Management.'

     The Company's employees are not a party to any collective bargaining agreements. The Company believes that it has good relations with its employees.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The following table sets forth certain information with respect to the directors, executive officers and key personnel of the Company. Eric M. Chen, a managing director of the Representative, James M. McCormick and Thomas W. D'Alonzo will be elected directors of the Company effective upon consummation of the Offering.

              NAME                  AGE                     POSITION WITH THE COMPANY
- ---------------------------------   ---   --------------------------------------------------------------

John G. Tramontana...............   50    Chairman of the Board, President and Chief Executive Officer
Albert Z. Hodge..................   43    Vice President -- Quality Assurance
Michael K. Medors................   37    Treasurer, Secretary and Director
Gerald T. Sweeney................   47    Chief Financial Officer and Vice President -- Finance
Bernard Kramer...................   42    Vice President -- Marketing and Director
Kandid Oehen.....................   36    Director of Production
Eric M. Chen.....................   25    Director
James M. McCormick...............   71    Director
Thomas W. D'Alonzo...............   51    Director

     The business experience of each of the directors, executive officers and key employees of the Company for at least the last five years is as follows:

     John G. Tramontana has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in September 1995. From November 1989 to March 1996, Mr. Tramontana was the chief operating officer and a director of Chemholding, a holding company for five pharmaceutical companies involved in the development, manufacture, and commercialization of active pharmaceutical ingredients and finished pharmaceutical products. Chemholding is a principal stockholder of the Company. Mr. Tramontana had significant responsibilities in the development, manufacture and commercialization of products of Chemholding. Mr. Tramontana was the chief operating officer and a director of Cerbios-Pharma, chairman of the board of Cernelle and the president and a director of Cernitin, a cosmetic and health products distributor. In March 1996, Mr. Tramontana resigned from all his positions with Chemholding, Cerbios-Pharma, Cernelle and Cernitin. From 1985 to 1989, Mr. Tramontana was chief operating officer, vice president -- finance and a director of Ben Venue Laboratories, Inc., a pharmaceutical company specializing in the manufacture of sterile, injectable pharmaceutical products. From 1974 until 1985, Mr. Tramontana worked at Adria Laboratories Inc. (now Pharmacia & Upjohn, Inc.), the U.S. operating division of Erbamont NV, a prominent manufacturer and marketer of oncological products where from 1978 to 1984 he was treasurer, vice-president -- finance. Mr. Tramontana and Mr. Medors are brothers-in-law.

     Albert Z. Hodge has served as Vice President -- Quality Assurance of the Company since May 1996. From April 1993 to April 1996, Mr. Hodge served as Director of Quality Compliance and Manager of Regulatory Compliance for CIBA Vision Corp. where he was responsible for the development and implementation of ISO/GMP Quality Systems and facility validation programs. From February 1992 to March 1993, Mr. Hodge served as Regulatory Compliance Manager at Bausch and Lomb Pharmaceuticals, Inc. From 1989 to 1992, Mr. Hodge was Director of Quality Assurance at Life Technologies, Inc., a biotechnology company. From 1985 to 1989, Mr. Hodge served as Quality Assurance Manager at Organon Teknika, Inc., a pharmaceutical and medical device company. From 1980 to 1985, Mr. Hodge was a Safety and Quality Service Inspector for the United States Department of Agriculture.


     Michael K. Medors has served as Treasurer, Secretary and a director of the Company since its inception in September 1995. From 1991 to 1995, Mr. Medors was treasurer and general manager of Cernitin, a cosmetic and health products distributor. From October 20, 1982 to January 31, 1991, Mr. Medors was tax department supervisor of Automatic Data Processing, a company offering a diverse portfolio of employer, tax, banking and insurance services. Mr. Tramontana and Mr. Medors are brothers-in-law.

     Gerald T. Sweeney has served as the Chief Financial Officer and Vice President -- Finance of the Company since April 1996. From June 1994 to December 1995, Mr. Sweeney served as the chief financial officer of Neurovation, Inc., a pharmaceutical company. From October 1992 to March 1994, Mr. Sweeney was the chief financial officer of Adria Laboratories Inc. (now Pharmacia & Upjohn, Inc.). From April 1989 to October 1992, Mr. Sweeney served as director of finance at Liebert Corporation, a manufacturer and marketer of computer environment control systems. From 1984 to 1989, Mr. Sweeney served in various financial management positions at Erbamont NV. From 1979 to 1984, Mr. Sweeney served as a senior financial analyst for the Upjohn Company (now Pharmacia & Upjohn, Inc.).

     Bernard Kramer has served as Vice President -- Marketing and a director of the Company since April 1996. From January 1988 until April 1996, Mr. Kramer worked at Bioren where he was a manager, responsible for quality control and business development of pharmaceutical products. Prior to 1988, Mr. Kramer held various senior management positions in the technical, quality control and regulatory affairs areas. From 1980 to 1987, Mr. Kramer was manager of the biological quality control and validation department at Vifor SA in Geneva. From 1979 to 1980, Mr. Kramer successfully completed postgraduate practice in research and development at Ciba-Geigy in Basel.

     Kandid Oehen has served as Director of Production of the Company since April 1996. From 1995 until March 1996, Mr. Oehen was manager of drug regulatory affairs at Cerbios-Pharma. From 1991 to 1995, Mr. Oehen was production director at Togal-Werk SA, Lugano, Switzerland where he was responsible for manufacturing pharmaceutical products. From 1982 to 1991, Mr. Oehen worked at Hoffman-La Roche AG, Basel, Switzerland initially in formulation development and then in the development of organic electrochemical synthesis.

     Eric M. Chen will, upon consummation of the Offering, serve as a director of the Company. Since April 1996, Mr. Chen has served as a managing director of the Representative. From April 1995 to April 1996, Mr. Chen was a vice-president of Fechtor, Detwiler & Co., Inc., an investment banking firm. From June 1994 to April 1995, Mr. Chen was a research associate with Hambrecht & Quist Incorporated where he was responsible for selected biotechnology companies. From October 1992 to June 1994, Mr. Chen was an analyst with Furman Selz Incorporated, where he was working with a variety of companies in the media and entertainment and consumer retailing industries. Mr. Chen received a B.A. in Biology from Harvard University in 1992.

     James M. McCormick will, upon consummation of the Offering, serve as a director of the Company. Mr. McCormick has more than 40 years experience in the oncology sector of the pharmaceutical industry. Since 1990, Mr. McCormick has been the president and chief executive officer of Market Initiatives, Inc., a consulting firm specializing in oncology and other select health care markets. From June 1995, through December 1995, Mr. McCormick was the president and chief executive officer of Neurovation, Inc., a pharmaceutical company. Since then, Mr. McCormick has served as consultant to Neurovation, Inc. From June 1991 until November 1994 Mr. McCormick was the president and chief executive officer of Optical Analytical Inc., a company engaged in diagnostic laser technology. Prior to starting Market Initiatives, Inc. in September 1990, Mr. McCormick held various senior management positions at Adria Laboratories Inc., a company which he founded in 1974. From 1967 to 1974, Mr. McCormick was vice president of marketing for Beecham Pharmaceuticals, a pharmaceutical company which he founded in the United States in 1967. Prior to starting Beecham Pharmaceuticals, Mr. McCormick held various sales and marketing positions within Pfizer Laboratories for 16 years. Mr. McCormick is currently a director of Ascalon Pharmaceuticals Inc., a pharmaceutical company and was previously a director of several other pharmaceutical companies.

     Thomas W. D'Alonzo will, upon consummation of the Offering, serve as a director of the Company. Since June 1993, Mr. D'Alonzo has been chief executive officer of Genvec, a biotechnology company developing gene therapy products for life-threatening diseases. Prior to 1993, Mr. D'Alonzo held a number of positions at Glaxo Inc., ultimately serving as president. In addition to his corporate responsibilities, Mr. D'Alonzo also is a member of various industrial associations including The National Wholesale Druggists Association, The National Pharmaceutical Council and the North Carolina Healthy Start Foundation. Mr. D'Alonzo is a director of Goodmark Foods, Inc.

     All directors hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. All officers of the

Company are appointed by and serve at the discretion of the Board of Directors, except that John G. Tramontana has an employment agreement with the Company. See ' -- Employment Agreements.'

     John G. Tramontana and Michael K. Medors are brothers-in-law. There are no other family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer and any other such person.

     Pursuant to the Underwriting Agreement (as defined below), for a period of five years from the consummation of the Offering, the Representative may designate one representative to be a member of the Board of Directors of the Company. The Representative has initially designated Eric M. Chen, a managing director of the Representative, to be a director of the Company. See 'Underwriting.'

BOARD COMMITTEES

     The Company will establish, effective upon consummation of the Offering, an Executive Committee, a Compensation and Stock Option Committee, and an Audit Committee. The Executive Committee will exercise all the power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee will be Eric M. Chen, Thomas W. D'Alonzo and John G. Tramontana.

     The Compensation and Stock Option Committee will make recommendations to the Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees and others and will administer the Option Plan and will determine the officers, key employees and others to be granted options under the Option Plan and the number of shares subject to such options. In addition, the Compensation and Stock Option
Committee will administer the Director Option Plan. The members of the Compensation and Stock Option Committee will be Michael K. Medors, Eric M. Chen, and Thomas W. D'Alonzo.

     The Audit Committee will review and evaluate the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The members of the Audit Committee will be Eric M. Chen, Thomas W. D'Alonzo and James M. McCormick.


SCIENTIFIC ADVISORS



     The following is a list of the scientific advisors ('Scientific Advisors') of the Company and, based upon information supplied by each of them, the institutions with which they are affiliated. The affiliations are provided for informational purposes only and do not indicate a relationship between such institutions and the Company. To date, the Scientific Advisors have not held any meetings.


Dr. Francesco Cavalli............  Director,  Division of Oncology, Saint  John Hospital, Bellinzona, Switzerland;
                                     responsible for coordination of all medical oncology within the southern part of Switzerland; member  of key European  oncology societies, including  Early
                                     Clinical  Trials  Group (past  Chairman),  Scientific Board  of  the European
                                     School of  Oncology,  European  Organization for  Research  on  Treatment  of
                                     Cancer, and the Federation of European Cancer Societies of Europe; Editor-in-
                                     Chief  of the Annals of Oncology; and  serves on the editorial boards of four additional scientific journals.
Dr. F. Messi.....................  Biologist; founder  of 'Dr.  F.M. Cell  Culture Technologies';  consultant  for
                                     Ciba-Geigy  Switzerland and for Boehringer  Mannheim Germany; Collaborator of
                                     Research Group  at National  Institute of  Health (NIH)  Bethesda,  Maryland;
                                     Medical  Department Oncology  and Hematology, Albert  Ludwig Clinic, Germany;
                                     Biomedical Laboratories, University of Kent, Cambridge, UK.

Dr. Carlo M. Croce...............  Director, Kimmel  Cancer  Institute;  Professor  and  Chairman,  Department  of
                                     Microbiology  and Immunology,  Jefferson Medical  School of  Thomas Jefferson
                                     University; immediate past Member,  Board of Scientific Counselors,  Division of  Cancer Treatment, National  Cancer Institute; 1995  recipient of the CLAS
                                     Distinguished Scientist Award;  author of over  450 scientific  publications;
                                     and Editor-in-Chief of the journal Cancer Research.
Dr. Thomas G. Tachovsky..........  Biologist;   Executive  Vice   President,  Research   and  Development  Protyde
                                     Pharmaceuticals; over  22  years  of academic  and  industrial  research  and development  experience; founding partner of MATCO & Associates, a management consulting firm  specializing in  the identification  and evaluation  of  new health  care  technologies; has  held a  variety  of research  and management positions with Ortho Diagnostics, a  division of Johnson & Johnson,  Creative
                                     BioMolecules and Cytogen Corporation.


     The Company intends to enter into scientific advisory agreements ('Advisory Agreements') with each of the Scientific Advisors which will generally require the Scientific Advisor to: (i) advise the Company of advances in his field of expertise; (ii) consult with the Company; (iii) assess the feasibility of research and development programs under consideration by the Company in his field; and (iv) offer guidance for future research and clinical applications of the Company's technology in his field. Each Advisory Agreement will provide that the Scientific Advisor agree to meet individually and in groups to advise the Company on its research, development, operations and commercialization of its technology, consult on the Company's projects and attend meetings of the Scientific Advisors. Generally, any further activities if requested shall be on an 'as available' basis and at an agreed upon fee. The agreements with each Scientific Advisor will contain confidentiality provisions.



     The Scientific Advisors are not expected to otherwise actively participate in the development of the Company's technologies or products. Each Advisory Agreement will be for a term of three years. In consideration for their services, each Scientific Advisor will receive a fee of $1,000 per annum, and each will be reimbursed for reasonable expenses incurred in the performance of their duties for the Company. In addition, upon the consummation of the Offering, each Scientific Advisor will be granted options to purchase 3,000 shares of Common Stock, under the Option Plan, at an exercise price per share equal to the initial public offering price. The options will vest in three equal installments, the first commencing one year following the date of this Prospectus and the second and third commencing on the second and third anniversary dates of the date of this Prospectus, each of which will be exercisable for a period of three years following the date of vesting. The Advisory Agreements will provide for indemnification of the Scientific Advisor, against any liabilities arising from their good faith services thereunder.



     The Company's Scientific Advisors are employed on a full-time basis by employers other than the Company, and certain of those individuals have additional consulting or other advisory arrangements. Accordingly, they are expected to devote only a small portion of their time to the Company.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has included in its Restated Certificate provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's Restated Certificate also includes provisions to eliminate the personal liability of the Company's directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and (iii) those instances where such person received an improper personal benefit as the result of such breach.

     The Company's Restated By-Laws ('By-Laws') provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

     The Company will enter into an indemnification agreement ('Indemnification Agreement') with each of its directors and officers. Each Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also will require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement will be the later of
(i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

     Each Indemnification Agreement will permit the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and will require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Although the Company intends to seek to obtain directors' and officers' liability insurance, such insurance is generally very expensive. If the Company is not able to obtain director' and officers' liability insurance to cover such amounts, any payments made by the Company under an Indemnification Agreement will have an adverse impact on the Company.

     It is the position of the Commission that insofar as the Company's Restated Certificate, By-Laws or any Indemnification Agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

     The Company did not pay any compensation exceeding $100,000 to its executive officers for the year ended December 31, 1995. John G. Tramontana, the Company's President and Chief Executive Officer received no compensation during this period. See ' -- Employment Agreements.'

DIRECTOR COMPENSATION

     Directors of the Company who are not salaried officers will receive a fee of $500 for attending each Board meeting or meeting of a committee of the Board of which they are a member. In addition, all directors will be reimbursed for their reasonable out-of-pocket expenses in connection with attending meetings of the Board or any committee thereof. All directors who are not otherwise affiliated with the Company will receive options to purchase Common Stock. See ' -- Directors Option Plan.'

EMPLOYMENT AGREEMENTS

     In April 1996, the Company entered into an employment agreement with Mr. Tramontana to serve as the Company's President and Chief Executive Officer. The employment agreement is for a five-year term effective upon consummation of the Offering and is subject to automatic annual renewal unless earlier terminated. Pursuant to the terms of this employment agreement, Mr. Tramontana is required to devote his full business time and attention to fulfill his duties and responsibilities to the Company. Mr. Tramontana will receive a base salary of $200,000 for the first year of the term of the employment agreement with subsequent annual cost of living increases at the discretion of the Company's Board of Directors. In addition to his base salary, Mr. Tramontana is entitled to receive an annual bonus, at the discretion of the Board of Directors, provided such bonus is equal to at least 25% of his base salary. Mr. Tramontana's employment agreement provides that the Company is required to provide Mr. Tramontana with an automobile allowance of $6,000 per annum and the Company is required to obtain life insurance coverage on the life and for the benefit of Mr. Tramontana in an amount equal to $500,000, assuming he is insurable. Mr. Tramontana will also have the right to participate in all benefit plans afforded or which may be afforded to other executive officers during the term of the agreement including, without limitation, group insurance, health, hospital, dental, major medical, life and disability insurance, stock option plans and other similar fringe benefits. If Mr. Tramontana dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus three additional months of base salary in the event of death and six additional months of base salary in the event of illness or other incapacity. The agreement further provides that if the Company terminates Mr. Tramontana's employment for cause or if Mr. Tramontana voluntarily leaves the employment of the Company, Mr. Tramontana shall receive his salary through the end of the month in which the termination occurred. If Mr. Tramontana's employment is terminated by the Company without cause, Mr. Tramontana shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus four additional months. Mr. Tramontana's employment agreement contains certain confidentiality and non-competition provisions. The Company has obtained $2,000,000 of key-person life insurance for the benefit of the Company on the life of Mr. Tramontana effective on June 15, 1996.



     Upon the consummation of the Offering, the Company intends to enter into an employment agreement with Mr. Sweeney to serve as the Company's Vice President and Chief Financial Officer for a two-year term. Pursuant to the terms of this employment agreement, Mr. Sweeney will be required to devote his full time and attention to the Company's business and affairs and will receive a base salary of $80,000 for the first year of the term with an annual review of such salary. In addition to his base salary, Mr. Sweeney will be entitled to receive an annual bonus of 15% of his base salary. Mr. Sweeney's employment agreement will provide that the Company is required to provide Mr. Sweeney with an automobile allowance of $250 per month. Mr. Sweeney will also have the right to participate in all benefit plans afforded or which may be afforded to other executive officers during the term of the agreement including, without limitation, group insurance, health, hospital, dental, major medical, life and disability insurance, stock option plans and other similar fringe benefits. Mr. Sweeney's employment agreement will contain certain confidentiality and non-competition provisions.


OPTION PLAN

     In April 1996, the Board of Directors adopted and the stockholders approved the Option Plan. The Option Plan provides for the grant of incentive stock options ('ISOs') (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options ('NQSOs') to directors, officers and employees of the Company. The Option Plan further provides for the grant of NQSOs to directors and agents of, and consultants to, the Company, whether or not employees of the Company. The purpose of the Option Plan is to attract and retain exemplary directors, employees, agents, and consultants. All options granted under the Option Plan will be at an exercise price of not less than the fair market value of the Common Stock on the date of grant. All options granted under the Option Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

     Options granted under the Option Plan may not be exercisable for terms in excess of 10 years from the date of grant. In addition, no options may be granted under the Option Plan later than 10 years after the Option Plan's effective date. The total number of shares of Common Stock with respect to which options will be granted under the Option Plan is 300,000. The shares subject to and available under the Option Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under the Option Plan.

     The Option Plan is administered by the Board of Directors of the Company which determines, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Common Stock to be subject to such options. The Board of Directors of the Company may, in its discretion, delegate its power, duties and responsibilities under the Option Plan to a committee consisting of two or more directors who are 'disinterested persons' within the meaning of Rule 16b-3 promulgated under the Securities Act of 1934, as amended. The Compensation and Stock Option Committee, which is responsible for administering the Option Plan, will be composed of Michael K. Medors, Eric M. Chen and Thomas W. D'Alonzo.

     The Option Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the ISO will be treated as a NQSO. In addition, if an optionee beneficially owns more than 10% of the Common Stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

DIRECTOR OPTION PLAN

     Prior to the consummation of the Offering, the Company intends to adopt a director stock option plan ('Director Option Plan') pursuant to which directors who are not otherwise affiliated with the Company (such as employees or consultants of the Company, or an affiliate thereof) will receive options to purchase Common Stock. The purpose of the Director Option Plan is to promote the overall financial objectives of the Company and its stockholders by motivating directors to achieve long-term growth in stockholder equity in the Company, to further align the interest of the directors with those of the Company's stockholders and to recruit and retain the association of these directors. The Director Option Plan will provide for the award of up to an aggregate of 50,000 shares of Common Stock and will be administered by the Compensation and Stock Option Committee.

     The Director Option Plan will provide for (i) the grant of an option to purchase 3,000 shares of Common Stock to each director who was not an employee or consultant of the Company upon the consummation of the Offering and (ii) the grant of an option to purchase 1,500 shares of Common Stock on the date of each regular annual stockholder meeting to each participant who either is continuing as a director subsequent to the meeting or who is elected at such meeting to serve as a director. Options granted under the Director Option Plan must provide for the purchase of shares of Common Stock at an exercise price of not less than the fair market value of the Common Stock on the date of grant. No option under the plan may be exercisable 10 years after its date of grant. Options granted under the Director Option Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the date of this Prospectus, and as adjusted to reflect the sale by the Company of the 1,250,000 shares of Common Stock offered hereby, by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers, and (iv) all executive officers and directors of the Company as a group.

                                                          NUMBER OF SHARES
                                                         BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING                PERCENT OF CLASS
                                                         ------------------      -----------------------------------
                   BENEFICIAL OWNER                            SHARES            BEFORE OFFERING      AFTER OFFERING
- ------------------------------------------------------   ------------------      ---------------      --------------
Chemholding SA(1).....................................        1,010,563                42.6%               27.9%
John G. Tramontana(2).................................          973,368                41.0                26.9
Albert Z. Hodge.......................................               --                  --                  --
Gerald T. Sweeney.....................................               --                  --                  --
Eric M. Chen(3)(4)....................................               --                  --                  --
James M. McCormick(3)(4)..............................               --                  --                  --
Thomas W. D'Alonzo(3)(4)..............................               --                  --                  --
Bernard Kramer........................................               --                  --                  --
Michael K. Medors.....................................               --                  --                  --
All executive officers and directors (including
  director designees) as a group(3) (8 persons).......          973,368                41.0                26.9

- ------------

(1) Chemholding is a Swiss holding company for five pharmaceutical companies involved in the development, manufacture, and commercialization of active pharmaceutical ingredients and finished pharmaceutical products. Maria Pia Melera, Jan Jacob Van Troostenburg, Pier Angelo Ghirlanda and Patrizia Melera Kaar are each officers, directors and/or principal stockholders of Chemholding and own in the aggregate approximately 80% of its outstanding capital stock. As such, these individuals may be considered to beneficially own, and have shared investment and voting power with respect to, all of the shares of Common Stock owned by Chemholding. Maria Pia Melera is the mother of Patrizia Melera Kaar. Each of Ms. Melera, Mr. Van Troostenburg and Mr. Ghirlanda directly own an additional 70,775 shares of Common Stock. The address of Chemholding is Via Pian Scairolo 6, CH-6917 Barbengo, Switzerland.

(2) Mr. Tramontana's business address is 6660 Doubletree Avenue, Columbus, Ohio 43229.

(3) Does not include options to purchase 3,000 shares of Common Stock to be granted to each of Messrs. Chen, McCormick and D'Alonzo under the Director Option Plan upon consummation of the Offering. See 'Management -- Director Option Plan.'

(4) Messrs. Chen, McCormick and D'Alonzo will become directors of the Company upon the consummation of this Offering. See 'Management -- Directors, Executive Officers and Key Personnel.'

                              CERTAIN TRANSACTIONS

BIOREN ACQUISITION

     In June 1995, all of the outstanding capital stock of Bioren was purchased by Bigmar Pharmaceuticals in the Bioren Acquisition for an aggregate purchase price of approximately $9.4 million, consisting of approximately $5.2 million in cash, and the assumption of certain of the seller's liabilities in the aggregate principal amount of approximately $4.2 million. In addition, in connection with the Bioren Acquisition, Bigmar Pharmaceuticals became a guarantor on a new bank loan to Bioren in the principal amount of $2.6 million, which was collateralized by the Bioren Facility, and provided a guarantee of a second mortgage in the aggregate principal amount of approximately $1.7 million on the Bioren Facility. In addition, in June 1995 Bigmar Pharmaceuticals sold one-half of its equity interest of Bioren to the Bioren Holders for approximately $2.6 million. This sale included 500 shares (10% of Bioren's outstanding stock) to John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, for $500,000.

CONTRIBUTION

     On   April  8,  1996,  in  the  Contribution,  all  of  the  then  existing stockholders of the Company contributed 99% of the shares of Common Stock then owned by each of these stockholders to the Company for no cash consideration.

EXCHANGE


     On April 9, 1996, in the Exchange, the Bioren Holders exchanged their capital stock in Bioren (representing 50% of the outstanding Bioren capital stock) for 350,312 shares of Common Stock of the Company with an approximate fair market value (based on an estimated initial public offering price of $8.00 per share) of $2,802,496 and the stockholders of Bigmar Pharmaceuticals exchanged all of the capital stock of Bigmar Pharmaceuticals for 2,000,938 shares of Common Stock of the Company with an approximate fair market value (based on an estimated initial public offering price of $8.00 per share) of $16,007,504.


TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

     In November 1995, Bioren entered into an exclusive distribution and supply agreement with Sapec and Bigmar Pharmaceuticals entered into an exclusive distribution and supply agreement with Cernelle, each relating to certain oncological products. Pursuant to the terms of each agreement, Bioren or Bigmar Pharmaceuticals, as the case may be, is obligated to pay either Sapec or Cernelle a one-time fee of $100,000 upon notification by Sapec or Cernelle that their respective oncological products are ready for shipment. In addition, in November 1995, Bigmar Pharmaceuticals entered into an exclusive license and supply agreement with Bioferment relating to certain biotechnological products. Pursuant to the terms of this agreement, Bigmar Pharmaceuticals will pay Bioferment a license fee aggregating $500,000 upon the completion of certain regulatory milestones. The full amount of this license fee shall be credited against future royalty obligations due to Bioferment under the agreement. See 'Business -- Products.' At the time of negotiation and execution of the foregoing agreements, John G. Tramontana, the Company's Chairman of the Board, President, and Chief Executive Officer, was the Chief Operating Officer and a director of Cerbios Pharma, Chairman of the Board of Cernelle and a director of Chemholding, a principal stockholder of the Company. Chemholding is the sole stockholder of Cerbios Pharma of which Sapec and Bioferment are divisions. Cerbios Pharma is the sole stockholder of Cernelle. Certain stockholders of the Company own in the aggregate approximately 80% of the capital stock of Chemholding. John G. Tramontana is not a stockholder of Chemholding, Cerbios Pharma or Cernelle. The Company believes that the terms of these agreements are no more favorable to the Company or the other parties thereto than they would be to unaffiliated third parties. See 'Risk Factors -- Reliance on Collaborative Arrangements; Management Affiliations with Collaborators.'

     In 1995, Unione Farmaceutica SA, which is owned by certain stockholders of the Company, loaned $1,809,524 to the Company bearing interest at the rate of 9% per annum. The principal on the loan is payable over a 10 year period in the amount of approximately $179,000 per annum commencing June 30, 1997. For the fiscal year ended December 31, 1995, the Company made interest payments to Unione Farmaceutica in the amount $151,000. For the three months ended March 31, 1996, interest expense on this loan aggregated $39,000. As of March 31, 1996, accrued interest to Unione Farmaceutica on this loan was approximately $115,000.


     In   1994,   Chemholding   loaned   approximately   $380,000   to    Bigmar
Pharmaceuticals bearing interest at the rate of 6.25% per annum. This loan, including interest, was repaid.



     On January 8, 1995, Chemholding agreed to be a surety for Bigmar Pharmaceuticals in the amount of $1.4 million for the loans with respect to the Bigmar Facility. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- Facilities' and 'Certain Transactions.'


     For the fiscal year ended December 31, 1995, the Company purchased inventory from Cernelle and Cerbios Pharma in the aggregate amount of $206,000 and paid selling, general and administrative expenses and freight charges to Cerbios Pharma in the amount of $169,000. For the three months ended March 31, 1996, such purchases aggregated $100,000 and such selling, general and administrative expenses aggregated $66,000.

     In May 1995, Chemholding purchased 690 shares of the capital stock of Bigmar Pharmaceuticals for $575,000.

     In September 1995, Chemholding purchased 10,094 shares of Common Stock from the Company for $2,125.

     In September 1995, the Company sold an aggregate of 2,375,000 shares of Common Stock to its existing stockholders for $5,000 and on April 8, 1996, in the Contribution, the existing stockholders contributed 99% of these shares of Common Stock to the Company for no cash consideration.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In May 1995, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, purchased 690 shares of the capital stock of Bigmar Pharmaceuticals for $575,000.

     In June 1995, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, purchased 500 shares of the capital stock of Bioren for an aggregate purchase price of $500,000. See ' -- Bioren Acquisition.'

     In September 1995, John G. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, purchased 9,889 shares of Common Stock from the Company for $2,082.

     In March 1996 the Company entered into a sublease agreement with Cernitin. The sublease terminates on February 28, 1998. The sublease is at a rental of approximately $22,315 per annum. Mr Tramontana was the President and a director of Cernitin and Michael K. Medors was the treasurer and general manager of Cernitin at the time of the negotiation and execution of the sublease. See 'Business -- Facilities.'

     In April 1996, John G. Tramontana entered into five-year employment agreement with the Company. See 'Management.'

     Upon consummation of the Offering, Gerald T. Sweeney will enter into a two-year employment agreement with the Company. See 'Management.'

     Eric M. Chen, a director designee, is a managing director of the Representative. The Representative and the Company have entered into certain arrangements with respect to the Offering. See 'Management' and 'Underwriting.'

     Mr. Tramontana and Chemholding may be deemed to be founders or promoters of the Company as that term is defined under the Securities Act.

     Certain of the transactions set forth above have been entered into by the Company with certain persons who, at the time of such transactions, might have been deemed control persons or affiliates of the Company. Notwithstanding the foregoing, the Company believes that the terms of these transactions are no less favorable to the Company than it would have obtained from unaffiliated third parties. The Company anticipates that all future transactions and loans between the Company and its officers, directors, 5% stockholders and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and that such transactions and loans will be approved by a majority of the independent disinterested directors of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares, of which 15,000,000 shares are Common Stock, par value $.001 per share, and 5,000,000 are Preferred Stock, par value $.001 per share. There are 2,375,000 shares of Common Stock held of record by seven stockholders and no shares of Preferred Stock outstanding. All information in this Prospectus gives effect to the following events: (i) the Contribution, on April 8, 1996, to the Company of 99% of the shares of Common Stock then owned by the stockholders of the Company;
(ii) the Exchange, on April 9, 1996, whereby Bigmar Pharmaceuticals and Bioren became subsidiaries of the Company; (iii) a Reverse Split, effected on April 16, 1996, of the outstanding shares of Common Stock; and (iv) an increase in the number of authorized shares of Common Stock from 10,000,000 to 15,000,000, effected on April 16, 1996. Upon consummation of the Offering, 3,625,000 shares of Common Stock will be issued and outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of the Representative's Warrants.


     Prior to the Offering, there has been no public market for the Common Stock of the Company. Subject to official notice of issuance, the Company has received approval to have the Common Stock quoted on the Nasdaq SmallCap MarketSM under the trading symbol 'BGMR' and listed on the Boston Stock Exchange under the trading symbol 'BIG.'


     The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate and By-Laws is a summary and is qualified in its entirety by the provisions of the Restated Certificate and By-Laws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus forms a part.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares being offered hereby will, upon payment therefor, be validly issued, fully paid and nonassessable. Subject to the rights of the holders of the Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See 'Risk Factors -- Restrictions on Retained Earnings' and 'Dividend Policy.' The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors.

PREFERRED STOCK

     The Company's Restated Certificate authorizes the Board of Directors to issue the Preferred Stock in classes or series and to establish the designations, preferences, qualifications, limitations and restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of such stock, voting rights and other terms. The Company may, without approval of the holders of Common Stock, issue Preferred Stock which has voting, dividend or liquidation rights superior to those of the Common Stock and which may adversely affect the rights of holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. See 'Risk Factors -- Possible Adverse Effects of Issuance of Preferred Stock.'

OPTIONS AND WARRANTS

     As of the date of this Prospectus, other than as described in this Prospectus, there will be no outstanding options or warrants to purchase, or securities convertible into, Common Stock of the Company.

DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to Section 203 ('Section 203') of DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any 'business combination' with any 'interested stockholder' for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation, approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors and which transaction is approved or not opposed by the majority of the board of directors then in office.

     Section 203 generally defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholders; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholders as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

     Upon the consummation of the Offering, the Company will sell to the Representative warrants to purchase 125,000 shares of Common Stock. The
Representative's Warrants will be exercisable for a period of four years commencing one year from the date of this Prospectus. In addition, holders of the Representative's Warrants will have demand registration rights for a period of five years and piggyback registration rights for a period of seven years from the date of this Prospectus with respect to the Representative's Warrants and the underlying shares of Common Stock. See 'Underwriting.'

THE COMPANY'S TRANSFER AGENT

     American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, will serve as the Company's transfer agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Upon the consummation of the Offering, the Company will have outstanding an aggregate of 3,625,000 shares of Common Stock (exclusive of (i) the 300,000 shares of Common Stock reserved for issuance under the Option Plan, (ii) 50,000 shares of Common Stock reserved for issuance under the Director Option Plan,
(iii) 125,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and (iv) up to 187,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option). All of the 1,250,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by 'affiliates' of the Company (as that term is defined in the rules and regulations under the Securities Act). The remaining 2,375,000 shares of Common Stock were issued by the Company in private transactions not involving a public offering, are treated as 'restricted securities' for purposes of Rule 144, and may not be resold unless they are registered under the Securities Act or are resold pursuant to an exemption from registration, including the exemption provided under Rule 144 of the Securities Act.

     In general, under Rule 144, as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least two years shares of Common Stock that are treated as 'restricted securities,' would be entitled to sell, within any three-month period, that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given. A stockholder who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years shares of Common Stock that are treated as 'restricted securities,' would be entitled to sell such shares under Rule 144(k) immediately upon the effectiveness of the Offering without regard to foregoing volume limitations and manner of sale, notice and availability of current public information requirements. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the prevailing market price of the Common Stock. In addition, the sale of substantial amounts of Common Stock acquired through the exercise of the (i) options granted pursuant to the Option Plan or Director Option Plan, (ii) Representative's Warrants, or (iii) the Underwriters' over-allotment option could adversely affect prevailing market prices for the Common Stock. The Company and its officers, directors and existing stockholders have agreed with the Representative not to, directly or indirectly, register, issue, offer, sell, offer to sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock, (or any securities convertible into or exercisable or exchangeable for shares of Common Stock), for a period of one year from the date of this Prospectus, without the prior written consent of the Representative, subject to certain exceptions.

     The Commission has recently proposed shortening the basic Rule 144 holding period from two years to one year; no assurance can be given as to when or whether such change will occur.

     In connection with the Offering, the Company has agreed to sell to the Representative the Representative's Warrants. See 'Underwriting.'

     On or about 18 months following the consummation of the Offering, the Company may file a Registration Statement under the Securities Act to register an aggregate of 300,000 shares of Common Stock reserved for issuance under the Option Plan and/or 50,000 shares of Common Stock reserved for issuance under the Director Option Plan, thus permitting the resale of these shares of Common Stock in the public market without restriction under the Securities Act, subject to the vesting requirements of the options pursuant to which these shares of Common Stock may be issued, the lock-up agreements described above and the provisions of the Option Plan or Director Option Plan. See 'Management.'

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting agreement ('Underwriting Agreement'), dated the date of this Prospectus, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriters, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                    UNDERWRITERS                                        NUMBER OF SHARES
- -------------------------------------------------------------------------------------   ----------------

LT Lawrence & Co., Inc...............................................................

                                                                                        ----------------
     Total...........................................................................       1,250,000
                                                                                        ----------------
                                                                                        ----------------

     The Underwriters are obligated to purchase all of the shares of Common Stock, if any are purchased.

     The Underwriters for whom LT Lawrence & Co., Inc. is acting as the representative ('Representative') have advised the Company that they propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow a
concession of not  more than  $        per share  to selected  dealers; and  the
Underwriters  may allow, and such dealers may  reallow, a concession of not more
than $       per share to certain other  dealers. After the consummation of  the
Offering, the consession to selected dealers and the reallowance to other dealers may be changed by the Underwriters. The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     Upon the consummation of the Offering, the Company will grant to the Underwriters an option to purchase up to 187,500 additional shares of Common Stock solely to cover over-allotments, if any. The option is exercisable for 45 days from the date of this Prospectus at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. To the extent the Representative exercises the option, the Underwriters will be committed, subject to certain conditions, to purchase the additional shares.


     The Company has agreed to sell to the Representative, for an aggregate of $125, Representative's Warrants to purchase 125,000 shares of Common Stock at an exercise price per share equal to 130% of the initial public offering price set forth on the cover page of this Prospectus. The Representative's Warrants will be exercisable for a period of four years, commencing one year from the date of this Prospectus, and will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representative's Warrants may not be sold, transferred or pledged until one year from the date of this Prospectus, except that they may be transferred, in whole or in part, at any time to, among others, any officer of the Representative. Holders of the Representative's Warrant have demand and piggyback registration rights with respect to the Representative's Warrants and the underlying securities. See 'Description of Capital Stock -- Registration Rights.'


     For a period of five years from the date of this Prospectus, the Representative will have the right to nominate one member to the Company's Board of Directors. Eric M. Chen, a managing director of the Representative, will be the Representative's initial nominee to the Board of Directors. See 'Management -- Directors, Executive Officers and Key Personnel.'

     The Company and its officers, directors and existing stockholders have agreed with the Representative not to directly or indirectly register, issue, offer, sell, offer to sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Common Stock) for a period of one year from the date of this Prospectus, without the prior written consent of the Representative, subject to certain exceptions.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company and the Representative. Among the factors considered in making such determination are the prevailing market conditions, the Company's financial condition and operating history, the operating history of Bioren and Bigmar Pharmaceuticals, the Company's prospects, the prospects for the pharmaceutical and biotechnology industries in general, the management of the Company, the market prices of securities for companies in businesses similar to that of the Company and other factors deemed relevant.

     The Company has agreed to pay the Representative a non-accountable expense allowance equal to 2.5% of the gross proceeds of the Offering, of which none has been paid as of the date of this Prospectus. The Company has also agreed to indemnify the Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities arising under the Securities Act.

     The Representative was organized in February 1992 and was registered as a broker-dealer in 1993. Prior to this Offering, the Representative has participated as a sole or co-manager in three public offerings. See 'Risk Factors -- Lack of Underwriting History.'

     The Representative does not intend to sell Common Stock from the Offering to any discretionary accounts.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, NY. Rubin Baum Levin Constant & Friedman serves as general counsel to Protyde. Irwin
M. Rosenthal, a partner of Rubin Baum Levin Constant & Friedman, is a director and principal stockholder of Protyde. Other partners or attorneys associated with Rubin Baum Levin Constant & Friedman are stockholders of Protyde. From time to time, Rubin Baum Levin Constant & Friedman has acted as counsel for the Representative in connection with other public offerings. The statements related to United States regulatory matters have been passed upon by Hyman, Phelps & McNamara, P.C., Washington, D.C. The statements related to Swiss matters have been passed upon by Wenger Mathys Plattner, Basel, Switzerland. Wenger Mathys Plattner is acting as special counsel to the Company and the Underwriters in connection with the Offering. Certain United States legal matters will be passed upon for the Underwriters by Baer Marks & Upham LLP, New York, NY.

                                    EXPERTS

     The consolidated financial statements of Bigmar, Inc. and Subsidiaries as of December 31, 1994 and 1995, and for the years ended December 31, 1993, December 31, 1994, and December 31, 1995 included herein and elsewhere in the Registration Statement, of which this Prospectus forms a part, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Bioren SA for the six months ended June 30, 1995, and the two years ended December 31, 1994 included herein and elsewhere in the Registration Statement, of which this Prospectus forms a part, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, 'Registration Statement') under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference hereby is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. The Registration Statement filed by the Company may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048.



     Prior to this Offering, the Company has not been a reporting company under the Securities Exchange Act of 1934, as amended. Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. Washington, D.C. and at the regional offices referred to above, and copies of such material can be obtained from the public reference section of the Commission, Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006 and The Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

                                    GLOSSARY

Biotechnological......................  Products manufactured using molecular biology and genetic engineering technologies.
Calcium Leucovorin....................  The chemically synthesized calcium salt of folinic acid.
Cancer................................  Uncontrolled growth resulting in the development of a mass of cells, commonly called a tumor or neoplasm (new growth); often characterized by the spread (metastasis) of cells and their invasion into other tissues.
Chemotherapy..........................  Special chemicals used to treat disease, also called pharmaceutical products or drugs.
Cytotoxic.............................  A toxin or antibody that has a specific toxic action upon cells of special organs.
Human Growth Hormone..................  The substance produced by the body that is responsible for growth.
Intravenous Infusion Solutions........  Substances, including electrolytes, carbohydrates and chemotherapy drugs, administered by direct introduction into the body via a blood vessel.
Lyophilized...........................  The result of removing water through freezing under a vacuum, a process called freeze drying.
Methotrexate..........................  An anti-neoplastic antimetabolite used in the treatment of certain neoplastic diseases.
Neoplastic Condition..................  Any new and abnormal growth; specifically a new growth of tissue in which the growth is uncontrolled and progressive and the multiplication of cells under conditions that would not elicit, or would cause cessation of, multiplication of normal cells.
Oncology..............................  The medical discipline that studies and treats cancer.
Oral Dosage Form......................  Chemotherapy agents manufactured as capsules or tablets to be taken orally for the treatment of disease.
Prostate Enlargement..................  Swelling of the prostate gland in the male which surrounds the neck of the bladder and the urethra. Symptoms include diminution in the caliber and force of the urinary stream, hesitating in initiating voiding, inability to terminate voiding abruptly, and others, depending of the severity of the condition.
Recombinant Urokinase.................  Urokinase that is produced from the recombination of genes within the deoxyribonucleic acid molecule.
Rescue Therapy........................  Therapy employed to alleviate the side effects of chemotherapy.
Sodium Leucovorin.....................  A proprietary, new form of chemically synthesized folinic acid.
Urokinase.............................  An enzyme produced by the body that is responsible for the dissolution of blood clots.

                                  BIGMAR, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Bigmar, Inc. and subsidiaries
     Report of Independent Auditors........................................................................   F-2
     Consolidated Balance Sheets...........................................................................   F-3
     Consolidated Statements of Operations.................................................................   F-4
     Consolidated Statements of Changes in Stockholders' Equity............................................   F-5
     Consolidated Statements of Cash Flows.................................................................   F-6
     Notes to Consolidated Financial Statements............................................................   F-7

Bioren SA
     Report of Independent Auditors........................................................................   F-15
     Statements of Operations..............................................................................   F-16
     Statements of Cash Flows..............................................................................   F-17
     Notes to Financial Statements.........................................................................   F-18

Bigmar, Inc. and subsidiaries
     Pro forma Statements of Operations....................................................................   F-20

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
BIGMAR, INC.

     We have audited the accompanying consolidated balance sheets of Bigmar, Inc., and subsidiaries as at December 31, 1994 and December 31, 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Bigmar, Inc. and Subsidiaries, as at December 31, 1994 and December 31, 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          RICHARD A. EISNER & COMPANY, LLP

New York, New York
March 25, 1996

With respect to Note 1,
April 16, 1996

With respect to Note 11D
March 29, 1996

                         BIGMAR, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                         -------------------------     MARCH 31,
                                                                            1994          1995           1996
                                                                         ----------    -----------   -------------,
                                                                                                      (UNAUDITED)
                                ASSETS
Current assets:
     Cash..............................................................  $  117,475    $ 1,425,603    $ 1,257,555
     Accounts receivable, net of allowances of $39,039, $51,948 and
       $50,378 at December 31, 1994, December 31, 1995 and March 31,
       1996, respectively..............................................     458,240      1,588,345      1,971,783
     Due from related party............................................                    170,648
     Inventory (Notes 3 and 4).........................................       1,986      1,051,948      1,132,620
     Prepaid expenses and other current assets.........................       1,187        112,668        115,565
                                                                         ----------    -----------    -----------
          Total current assets.........................................     578,888      4,349,212      4,477,523
Property, plant and equipment, at cost, less accumulated depreciation
  and amortization (Notes 3 and 5).....................................   1,594,733     10,717,834     12,425,939
Deposits on equipment..................................................                                 1,567,661
Goodwill (Notes 1 and 3)...............................................                    328,564        320,350
Deferred charges and other assets......................................                     97,516        508,802
                                                                         ----------    -----------    -----------
          Total........................................................  $2,173,621    $15,493,126    $19,300,275
                                                                         ----------    -----------    -----------
                                                                         ----------    -----------    -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable..................................................  $  451,471    $   826,532    $ 1,602,014
     Note payable (Note 6).............................................                  1,960,385      1,847,184
     Due to related parties............................................                                   175,440
     Advances on reimbursable expenses (Note 11).......................                                   750,000
     Accrued expenses and other current liabilities....................      28,891        357,834        240,318
                                                                         ----------    -----------    -----------
          Total current liabilities....................................     480,362      3,144,751      4,614,956
Long-term debt (Note 7)................................................   1,154,073      6,627,447      7,973,309
Accounts payable-equipment (Note 7)....................................                                 1,071,821
Related party loan (Note 8)............................................     346,694      1,809,524      1,794,312
                                                                         ----------    -----------    -----------
          Total liabilities............................................   1,981,129     11,581,722     15,454,398
                                                                         ----------    -----------    -----------
Stockholders' equity (Notes 1, 9 and 16):
     Preferred Stock ($.001 par value; 5,000,000 shares authorized;
       none issued)....................................................
     Common stock ($.001 par value; 15,000,000 shares authorized;
       400,188 shares issued and outstanding December 31, 1994,
       2,375,000 shares issued and outstanding December 31, 1995 and
       March 31, 1996).................................................         400          2,375          2,375
     Additional paid in capital........................................      89,690      3,900,875      3,900,875
     Cumulative translation adjustment.................................         260          3,216       (113,992)
     Retained earnings.................................................     102,142          4,938         56,619
                                                                         ----------    -----------    -----------
          Total stockholders' equity...................................     192,492      3,911,404      3,845,877
                                                                         ----------    -----------    -----------
          Total........................................................  $2,173,621    $15,493,126    $19,300,275
                                                                         ----------    -----------    -----------
                                                                         ----------    -----------    -----------


  The accompanying notes to financial statements are an integral part hereof.

                         BIGMAR, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                  ----------------------------------    ------------------------
                                                    1993        1994         1995          1995          1996
                                                  --------    --------    ----------    ----------    ----------
                                                                                              (UNAUDITED)

Net sales (Note 14)............................   $264,077    $707,627    $5,600,362    $1,185,710    $1,898,002
Cost of goods sold.............................    182,075     611,040     4,001,891     1,059,955     1,151,099
                                                  --------    --------    ----------    ----------    ----------
Gross margin...................................     82,002      96,587     1,598,471       125,755       746,903
                                                  --------    --------    ----------    ----------    ----------
Operating expenses:
     Research and development..................                               23,144                      88,394
     Selling, general and administrative.......     50,810      16,269     1,493,055        21,452       547,463
                                                  --------    --------    ----------    ----------    ----------
          Total................................     50,810      16,269     1,516,199        21,452       635,857
                                                  --------    --------    ----------    ----------    ----------
Operating income...............................     31,192      80,318        82,272       104,303       111,046
Other income...................................                  7,927                                    24,095
Interest expense (income)......................       (387)       (966)      182,476        (9,168)       83,460
                                                  --------    --------    ----------    ----------    ----------
Income (loss) before income taxes..............     31,579      89,211      (100,204)      113,471        51,681
                                                  --------    --------    ----------    ----------    ----------
Income taxes (benefit) (Note 9):
     Current...................................      1,296       1,553        13,000        20,100         5,400
     Deferred..................................      7,000       9,000       (16,000)        2,600        (5,400)
                                                  --------    --------    ----------    ----------    ----------
                                                     8,296      10,553        (3,000)       22,700             0
                                                  --------    --------    ----------    ----------    ----------
Net income (loss)..............................   $ 23,283    $ 78,658    $  (97,204)   $   90,771    $   51,681
                                                  --------    --------    ----------    ----------    ----------
                                                  --------    --------    ----------    ----------    ----------
Net income (loss) per share....................      $0.06       $0.20        ($0.07)        $0.23         $0.02
Weighted average shares outstanding............    400,188     400,188     1,337,292       400,188     2,375,000
                                                  --------    --------    ----------    ----------    ----------
                                                  --------    --------    ----------    ----------    ----------

  The accompanying notes to financial statements are an integral part hereof.

                         BIGMAR, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                       COMMON STOCK
                                                    -------------------
                                                     NUMBER                                               CUMULATIVE
                                                       OF                  ADDITIONAL PAID    RETAINED    TRANSLATION
                                                     SHARES      AMOUNT      IN CAPITAL       EARNINGS    ADJUSTMENT
                                                    ---------    ------    ---------------    --------    -----------

Balance -- December 31, 1992.....................     400,188    $  400      $    89,690      $    201
Net income, year ended
  December 31, 1993..............................                                               23,283
                                                    ---------    ------    ---------------    --------    -----------
Balance -- December 31, 1993.....................     400,188       400           89,690        23,484
Net income, year ended
  December 31, 1994..............................                                               78,658
Translation adjustment...........................                                                          $      260
                                                    ---------    ------    ---------------    --------    -----------
Balance -- December 31, 1994.....................     400,188       400           89,690       102,142            260
Purchase of 50% interest in Bioren SA for cash...     350,312       350        2,599,199
Issuance of common stock to Bigmar
  Pharmaceuticals stockholders for cash..........   1,600,750     1,601        1,207,010
Issuance of common stock to Bigmar Inc.,
  stockholders...................................      23,750        24            4,976
Net (loss), year ended December 31, 1995.........                                              (97,204)
Translation adjustment...........................                                                               2,956
                                                    ---------    ------    ---------------    --------    -----------
Balance -- December 31, 1995.....................   2,375,000     2,375        3,900,875         4,938          3,216
Net income, three months ended March 31, 1996....                                               51,681
Translation adjustment...........................                                                            (117,208)
                                                    ---------    ------    ---------------    --------    -----------
Balance -- March 31, 1996 (unaudited)............   2,375,000    $2,375      $ 3,900,875      $ 56,619     $ (113,992)
                                                    ---------    ------    ---------------    --------    -----------
                                                    ---------    ------    ---------------    --------    -----------


  The accompanying notes to financial statements are an integral part hereof.

                         BIGMAR, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                      THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                        --------------------------------------    --------------------------
                                                          1993         1994           1995           1995           1996
                                                        --------    -----------    -----------    -----------    -----------
                                                                                                         (UNAUDITED)

Cash flows from operating activities:
    Net income (loss)................................   $ 23,283    $    78,658    $   (97,204)   $    90,771    $    51,681
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
        Depreciation and amortization................                                  174,184                        48,743
        Loss on sale of equipment....................                                   48,693
        Changes in operating assets and liabilities:
            (Increase) in accounts receivable........    (25,393)      (421,634)      (424,712)      (191,607)      (425,615)
            (Increase) decrease in related party
              receivable.............................                                 (170,648)                      163,975
            (Increase) decrease in inventory.........                    (1,943)       578,755          2,172       (111,439)
            (Increase) decrease in other current
              assets.................................      1,295         (1,160)       206,671          1,297         95,522
            Increase in due to related party.........                                                                 68,013
            (Increase) in other assets...............                                  (37,782)
            Increase in accounts payable.............      8,112        430,073        492,777        537,083        793,198
            Increase in advances on reimbursable
              expenses...............................                                                                750,000
            Increase (decrease) in accrued expenses
              and other current liabilities..........     30,704         (7,048)        29,634         (8,264)      (105,729)
                                                        --------    -----------    -----------    -----------    -----------
                Net cash provided by operating
                  activities.........................     38,001         76,946        800,368        431,452      1,328,349
                                                        --------    -----------    -----------    -----------    -----------
Cash flows from investing activities:
    Purchase of property, plant and equipment........                (1,560,488)    (3,120,133)      (965,463)      (988,633)
    Deposits on equipment............................                                                             (1,553,315)
    Purchase of Bioren SA (net of cash acquired).....                               (4,906,110)
    Increase of other assets.........................                                  (35,324)                     (240,566)
    Proceeds from sale of equipment..................                                  255,972
                                                        --------    -----------    -----------    -----------    -----------
                Net cash (used in) investing
                  activities.........................                (1,560,488)    (7,805,595)      (965,463)    (2,782,514)
                                                        --------    -----------    -----------    -----------    -----------
Cash flows from financing activities:
    Short-term borrowings............................                                                  20,140
    Proceeds from issuance of common stock...........                                3,813,160
    Long-term borrowings.............................                 1,467,711      4,455,955      1,621,933      1,559,731
    Deferred offering costs..........................                                  (31,059)                     (141,515)
                                                        --------    -----------    -----------    -----------    -----------
                Net cash provided by financing
                  activities.........................                 1,467,711      8,238,056      1,642,073      1,418,216
                                                        --------    -----------    -----------    -----------    -----------
Effect of exchange rate changes on cash..............        411         10,096         75,299         73,141       (132,099)
                                                        --------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash......................     38,412         (5,735)     1,308,128      1,181,203       (168,048)
Cash -- at beginning of period.......................     84,798        123,210        117,475        117,475      1,425,603
                                                        --------    -----------    -----------    -----------    -----------
Cash -- at end of period.............................   $123,210    $   117,475    $ 1,425,603    $ 1,298,678    $ 1,257,555
                                                        --------    -----------    -----------    -----------    -----------
                                                        --------    -----------    -----------    -----------    -----------
Supplemental disclosure of cash flow information:
    Cash paid during the period for
      Interest.......................................   $      0    $    36,032    $   427,311    $         0    $    13,284
      Income taxes...................................   $    809    $         0    $    12,195    $         0    $     8,673
Equipment purchases included in accounts payable --
  equipment..........................................                                                            $ 1,071,821


  The accompanying notes to financial statements are an integral part hereof.

                         BIGMAR, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(NOTE 1) -- THE COMPANY:

     Bigmar, Inc. (the 'Company') was formed in September 1995 by Chemholding SA, Chemholding's principal stockholders and John G. Tramontana for the purpose of manufacturing and distributing various oncological and biotechnical products including six oncological products, the distribution rights to which were acquired from affiliates of Chemholding SA. Certain stockholders of the Company owned 100% of Bigmar Pharmaceuticals SA ('Pharmaceuticals') and 50% of Bioren SA ('Bioren'), two Swiss corporations. The other 50% of Bioren is owned by Pharmaceuticals. On April 9, 1996 the Company acquired 100% of Pharmaceuticals and 50% of Bioren in a stock for stock exchange. Since there was a high degree of common ownership, the acquisition was accounted for as a reorganization of companies under common control. Accordingly, the financial statements of the
Company have been restated to include the results of operations of Pharmaceuticals for all periods presented and the results of Bioren from July 1, 1995, the date that Pharmaceuticals and certain stockholders of the Company acquired their interests.

     Pharmaceuticals is engaged in the distribution of oncological products in various countries in Europe and Bioren is primarily a manufacturer and distributor of intravenous infusion solutions in Switzerland. In addition, the Company intends to become a manufacturer and a distributor of pharmaceutical products and under the four collaborative agreements described in Note 11.

     The Company intends to have an initial public offering of its common stock. In connection therewith, the Company expects to incur significant costs which, if the offering is not consummated, will be charged to expense.


     In April, 1996 the stockholders of the Company contributed 99% of their shares to the Company. Also in April, 1996, the Company restated and amended its certificate of incorporation, increasing its authorized shares of common stock from 10,000,000 to 15,000,000, authorizing 5,000,000 shares of preferred stock, and effecting a 2.105263 for one reverse stock split. These transactions are reflected retroactively in the accompanying financial statements.


(NOTE 2) -- BIOREN ACQUISITION:

     On June 30, 1995, Pharmaceuticals acquired 100% of the outstanding stock of Bioren for $5,195,000 and immediately sold 50% of the stock to certain stockholders of Pharmaceuticals and the Company.

     The consolidated financial statements include the accounts of Bioren from July 1, 1995, the date of acquisition from a nonaffiliated party. Had the acquisition of Bioren occurred at the beginning of 1994, the Company's results would have been as follows:


                                                           YEAR ENDED            THREE MONTHS
                                                          DECEMBER 31,              ENDED
                                                    -------------------------     MARCH 31,
                                                       1994           1995           1995
                                                    -----------    ----------    ------------

Sales............................................   $ 6,587,312    $8,529,327     $2,702,351
Gross profit.....................................     1,497,029     2,833,146        718,045
Income (loss) before extraordinary item..........    (2,905,744)        5,107        100,871
Income (loss) before extraordinary item per
  share..........................................        $(3.87)         $.00           $.13


(NOTE 3) -- SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PREPARATION:

     The consolidated financial statements include the accounts of Bigmar, Inc. and its wholly owned subsidiaries, Pharmaceuticals, Bioren and Bigmar Therapeutics, Inc. ('Therapeutics'), a Delaware corporation formed in September 1995 to enter into a partnership agreement (see Note 11). All

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that afffect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The  carrying  value  of  cash,   trade  receivables  and  trade   payables
approximates the fair value because of the short maturity of those instruments.

     For long-term debt, the carrying value approximates the fair value because no major changes have occurred in the applicable interest rates.

INVENTORY:

     Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated on a straight-line basis utilizing the assets' estimated useful lives of 3 to 25 years.

ORGANIZATION EXPENSES:

     Costs associated with the organization of the Company are capitalized and amortized over five years.

GOODWILL:

     Goodwill is amortized over a 10 year period. The Companies intend to evaluate the continuing value of goodwill based on undiscounted cash flows.

INCOME TAXES:

     Income taxes are accounted for by the asset/liability approach. Deferred taxes arise from differences between the financial reporting and tax bases of assets and liabilities.

FOREIGN CURRENCY TRANSACTIONS:

     Gains and losses resulting from foreign currency transactions and changes in foreign currency positions are included in income or expense currently. Such amounts were insignificant in 1995, 1994, and 1993.

FOREIGN CURRENCY TRANSLATION:

     The Company's operations are located in Switzerland and its net assets, revenues and expenses are substantially all denominated in Swiss francs, while the Company presents its consolidated financial statements in US dollars. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the weighted average exchange rates for the period. Net gains and losses arising upon translation of local currency financial statements to US dollars are accumulated in a separate component of stockholders' equity, the cumulative translation

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adjustment account, which may be realized upon the eventual disposition by the Company of part or all of its investments in its Swiss operations.

PER SHARE DATA:

     Net income (loss) per share is based on the weighted average number of shares outstanding during each period after giving retroactive effect to the reorganization, the capital contribution and the reverse stock split, all described in Note 1.

(NOTE 4) -- INVENTORIES:

                                                                         DECEMBER 31,
                                                                     --------------------    MARCH 31,
                                                                      1994        1995          1996
                                                                     ------    ----------    ----------

Raw materials.....................................................             $  519,414    $  412,110
Finished goods....................................................   $1,986       532,534       720,510
                                                                     ------    ----------    ----------
     Total........................................................   $1,986    $1,051,948    $1,132,620
                                                                     ------    ----------    ----------
                                                                     ------    ----------    ----------

(NOTE 5) -- PROPERTY, PLANT AND EQUIPMENT:

                                                                    DECEMBER 31,
                                                              -------------------------     MARCH 31,
                                                                 1994          1995           1996
                                                              ----------    -----------    -----------

Building and building improvements.........................   $1,551,288    $ 8,455,743    $ 9,815,669
Land.......................................................                     121,212        117,548
Machinery..................................................       43,445      2,205,390      2,591,503
Equipment..................................................                      66,162         75,357
                                                              ----------    -----------    -----------
                                                               1,594,733     10,848,507     12,600,077
Less accumulated depreciation..............................                     130,673        174,138
                                                              ----------    -----------    -----------
     Total.................................................   $1,594,733    $10,717,834    $12,425,939
                                                              ----------    -----------    -----------
                                                              ----------    -----------    -----------

     For the years ended December 31, 1994, December 31, 1995 and the three months ended March 31, 1996 interest of $40,000, $235,000 and $62,000, respectively was capitalized. Such interest was incurred in connection with bank and related party borrowings which were utilized to finance the construction of the Pharmaceuticals facility. Total interest incurred, including such capitalized amounts was approximately $40,000 and $417,000 in 1994 and 1995, respectively and $12,000 and $145,000 for the three months ended March 31, 1995 and March 31, 1996, respectively.

(NOTE 6) -- NOTE PAYABLE:

     The note payable of $1,960,385 and $1,847,184 at December 31, 1995 and March 31, 1996, respectively is due to a company owned by the seller of Bioren with interest at 6%. Repayment is due in 1996.

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE 7) -- LONG-TERM DEBT:

     Long-term debt consists of:


                                                                              DECEMBER 31,    MARCH 31,
                                                                                  1995           1996
                                                                              ------------    ----------
Bank loan collateralized by mortgage on the Bioren building; interest at 5%
  per annum through May 1999, adjustable thereafter; subject to certain restrictive covenants and subject to demand by the bank after May
  1999.....................................................................    $2,597,405     $2,518,892
Installment loan from seller of Bioren collateralized by a second mortgage on the Bioren building, interest rate based on market rate on industrial mortgages; rate at December 31, 1995 and March 31, 1996 was 5.5% per annum; payable in installments of $419,815 in 1997, $419,815 in 1998 and
  $839,631 in 1999.........................................................     1,731,602      1,679,261
Construction loans due to a bank under a $2,749,790 line of credit agreement; partially secured by the Pharmaceuticals building and equipment; subject to certain restrictive covenants; principal payable
  December 31, 1997; interest payable at an adjustable rate not to exceed
  6.5% through December 31, 1997; and partially guaranteed by a major
  stockholder of the Company...............................................       575,065      1,973,728
Bank loan pursuant to a $1,847,187 line of credit agreement; collateralized by mortgage on the Pharmaceuticals building and equipment; subject to certain restrictive covenants; principal payable December 31, 1997;
  interest payable at an adjustable rate not to exceed 6.5% through
  December 31, 1997; and partially guaranteed by a major stockholder of the
  Company..................................................................     1,623,375      1,551,428
Bank loan pursuant to a $251,889 line of credit; principal payable December
  31, 1997; interest payable at an adjustable rate not to exceed 6.5%
  through December 31, 1997 and subject to certain restrictive covenants...       100,000        250,000
                                                                              ------------    ----------
                                                                               $6,627,447     $7,973,309
                                                                              ------------    ----------
                                                                              ------------    ----------


- ------------

(1) Accounts payable -- equipment of $1,071,821 will be paid using the remaining proceeds of these credit facilities.

    Future maturities of Long Term Debt are as follows:


                                                                     LONG TERM      RELATED
                     YEAR ENDED DECEMBER 31,                            DEBT       PARTY LOAN
- ------------------------------------------------------------------   ----------    ----------
   1997...........................................................   $4,194,971    $  179,432
   1998...........................................................      419,815       179,432
   1999...........................................................    3,358,523       179,431
   2000...........................................................                    179,431
   Thereafter.....................................................                  1,076,586
                                                                     ----------    ----------
                                                                     $7,973,309    $1,794,312
                                                                     ----------    ----------
                                                                     ----------    ----------


(NOTE 8) -- RELATED PARTY LOAN:

     Pharmaceuticals owes $1,809,524 and $1,794,312 at December 31, 1995 and March 31, 1996, respectively, to a company owned by certain stockholders of the Company. This loan bears interest at 9% and is payable in semiannual installments of $89,716 from June 30, 1997 through December 31, 2006. The balance includes accrued interest of approximately $78,000 and $115,050 at December 31, 1995 and March 31, 1996, respectively.

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE 9) -- LEGAL RESERVE:

     The Swiss Federal Code of Obligation provides that at least 5% of a company's net income each year must be appropriated to a legal reserve until such time as this reserve equals 20% of the company's share capital. In addition, 10% of any distribution in excess of a 5% dividend also must be appropriated to the legal reserve. The legal reserve of up to 5% of the share capital is not available for distribution.

(NOTE 10) -- INCOME TAXES:

     Deferred income tax assets and liabilities are provided for temporary differences between financial statement amounts and the amounts currently taxable in the jurisdictions in which the Companies operate. Deferred taxes are provided principally in relation to operating loss carryforwards of Bioren which can only be utilized to offset future taxable income, if any, of Bioren for up to six years after incurring the losses, depending on the applicable tax legislation. The deferred tax asset at December 31, 1995 has been fully reserved as the future utilization of such asset is uncertain.

     The deferred tax asset as of December 31, 1995 and March 31, 1996, was as follows:

Benefit of operating loss carryforwards of Bioren....................   $ 2,500,000
Valuation allowance..................................................    (2,500,000)
                                                                        -----------
     Total...........................................................   $         0
                                                                        -----------
                                                                        -----------

     The tax charge in Switzerland is an accumulation of the taxes due to the city, the canton (state) and the federal authorities. Therefore, the tax burden varies from one entity to another depending upon its location. While the actual tax rate is a function of the percentage of profitability in relation to taxable equity, the Companies believe that 20% is a fair approximation of their effective cumulative tax rates. In addition, as Swiss tax laws do not permit consolidated tax filings, possible tax losses in one entity do not offset taxable income in another.

     On January 1, 1995, a new federal tax law, and for most Swiss cantons, a new cantonal tax law, came into force in Switzerland. The new laws provide for a change in the system of assessment from a two-year past assessment period to a one-year current assessment period. Because these changes may create a gap during which certain profits made in prior years may not be taxed or may be only partially taxed, the new laws have provided for a transition period during which a special method is followed to calculate income taxes. Since the 1995 taxes due based on the old methods of assessment had been fully accrued for during 1993 and 1994, the 1995 tax charge only relates to the adjustment needed based on the 1995 income.

     A reconciliation between the actual income tax expense and income taxes computed by applying the United States Federal income tax rate of 34% to earnings before taxes is as follows:

                                                                                     THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,            MARCH 31,
                                                   ------------------------------    ------------------
                                                    1993       1994        1995       1995       1996
                                                   -------    -------    --------    -------    -------

Computed income taxes (benefit) at 34% rate.....   $10,737    $30,332    $(34,069)   $38,580    $17,572
Impact of difference between Swiss effective
  rate and US tax rate..........................    (4,421)   (12,490)     14,029    (15,886)    (7,235)
Increase (decrease) in valuation reserve on
  deferred tax assets resulting from net
  operating loss carryforwards..................                           14,868               (10,337)
Other...........................................     1,980     (7,289)      2,172          6
                                                   -------    -------    --------    -------    -------
                                                   $ 8,296    $10,553    $ (3,000)   $22,700    $     0
                                                   -------    -------    --------    -------    -------
                                                   -------    -------    --------    -------    -------

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE 11) -- COLLABORATIVE AGREEMENTS WITH RELATED PARTIES:

(A) THE CERNELLE AGREEMENT:

     On November 5, 1995 Pharmaceuticals entered into an exclusive distribution and supply agreement ('Cernelle Agreement') with AB Cernelle, a Swedish corporation owned by a principal stockholder of Bigmar ('Cernelle'). The Cernelle Agreement provides that Pharmaceuticals shall be the exclusive worldwide distributor of certain oral dosage cancer products ('Cernelle Products') and is for a term of 15 years from the date of the first commercial sale by Pharmaceuticals of the Cernelle Products. Pharmaceuticals shall pay to Cernelle a one-time amount of $100,000 upon notification by Cernelle that the Cernelle Products are ready for shipment to Pharmaceuticals and shall purchase the Cernelle Products at certain prices as defined in the agreement. In the event the term of the Cernelle Agreement or any renewal thereof is not extended, Pharmaceuticals shall have, at a minimum, a nonexclusive worldwide right to distribute the Cernelle Products for three additional years.

     Pharmaceuticals also entered into a technical services agreement, dated November 5, 1995, with Cernelle ('Cernelle TSA'). The Cernelle TSA provides that Cernelle will prepare abbreviated new drug applications ('ANDA') submissions to the United States Food and Drug Administration ('FDA') covering the Cernelle Products. Pharmaceuticals shall pay Cernelle a fee of $20,000 for each ANDA submitted to and accepted by Pharmaceuticals. Pursuant to the agreement, Cernelle assigned to Pharmaceuticals the sole and exclusive right, title and interest in and to the technical services without further consideration. The term of this agreement is for 15 years and is renewable on the mutual written agreement of the parties.

(B) THE BIOFERMENT AGREEMENT:

     Pharmaceuticals entered into a license and supply agreement dated November 14, 1995, with Bioferment, a division of Cerbios Pharma, a Swiss corporation owned by a principal stockholder of Bigmar ('Bioferment'), which develops pharmaceutical products. Subject to the payment of the license fees and subject to a contingent license to manufacture and a security agreement, Bioferment grants to Pharmaceuticals an exclusive paid-up license to make, use and sell certain Bioferment products worldwide.

     Pursuant to the agreement Pharmaceuticals shall pay to Bioferment a $500,000 license fee, all of which is nonrefundable and shall be payable $100,000 on July 1, 1996, and four further $100,000 payments as certain FDA filing and approval milestones are met. The license fee shall be credited against future royalty obligations due to Bioferment from Pharmaceuticals.

     The agreement will terminate fifteen years after the first commercial sale of the last Bioferment product introduced by Pharmaceuticals, its affiliates or sublicensees.

     On December 14, 1995, Pharmaceuticals and Bioferment entered into another agreement for the worldwide exclusive distribution by Pharmaceuticals of products derived from certain other Bioferment technologies. This agreement requires a one-time payment by Pharmaceuticals of $100,000 and terminates fifteen years from the date of the first commercial sale by Pharmaceuticals of the products.

(C) THE SAPEC AGREEMENT:

     Bioren entered into an exclusive distribution and supply agreement, dated November 14, 1995, with Sapec, a division of Cerbios Pharma, a company owned by a principal stockholder of Bigmar ('Sapec Agreement'). Sapec is a manufacturer of pharmaceutical products for commercial distribution. Pursuant to the Sapec Agreement, Bioren was appointed Sapec's exclusive worldwide distributor, subject to certain exceptions, of products developed by Sapec. The Sapec Agreement provides that Bioren obtain any private or public regulatory or licensing approval necessary for Bioren or its designee to import, distribute and sell the Sapec Products in any country throughout the world. Bioren shall pay Sapec a one-time fee for the grant of such exclusive rights and licenses in the amount of $100,000, which

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

is payable upon notification by Sapec that the Sapec Products are ready for initial shipment to Bioren. The pricing for the Sapec Products is set forth in the Sapec Agreement.

     The Sapec Agreement shall continue for a term of fifteen years from the date of first commercial sale by Bioren of Sapec Products and is renewable as mutually agreed upon.

(D) THE PROTYDE AGREEMENTS:

     Pursuant to an agreement dated as of October 1995 Therapeutics and a wholly owned subsidiary of Protyde Pharmaceuticals, Inc. 'Protyde', have formed a partnership, Protyde-Bigmar Therapeutics ('Partnership'), for the purpose of coordinating the manufacture and marketing of certain pharmaceutical products ('products'), for the treatment of human cancer.

     The business of the Partnership is to obtain FDA approval to market certain products, to manufacture the products, and to market the products. Pursuant to the Partnership Agreement, each of the partners initially has a 50% interest in the Partnership. The Company will account for its investment in the Partnership on the equity method. As its initial contribution to the Partnership, Protyde will contribute to the Partnership up to $3,075,000 in cash, the first $750,000 of which was paid to the Company on March 29, 1996, with the balance to be contributed at such times and in such amounts so as to enable the Partnership to timely satisfy its obligations, and to make its payments under the terms of its manufacturing agreement. As Therapeutics' capital contribution to the
Partnership, Therapeutics will cause the Company to make its manufacturing capacity available to the Partnership under the terms of the manufacturing agreement.

     Under the Partnership Agreement, the Partnership is the sole owner of all right, title and interest in all FDA-approved ANDAs for any products submitted for approval by the Partnership. The Partnership is also the sole owner of all right, title and interest in and to proprietary information and marketing information which is developed or acquired by a partner or its affiliates, using partnership funds, or while performing activities subject to reimbursement by the Partnership. However, during the term of the Partnership each of the partners has a royalty-free, worldwide right to use and practice any such proprietary information and marketing information for any purpose outside the scope of the Partnership's business.

     Pursuant to the Partnership Agreement, the Partnership will continue until December 31, 2005, unless earlier terminated.

     The Company has entered into a manufacturing agreement with the Partnership and Protyde has entered into a marketing agreement with the Partnership. Pursuant to the manufacturing agreement, the Company's responsibilities include
(i) acquiring and performing stability testing on all raw materials and packaging materials necessary for the manufacture of the products, (ii) providing production capacity available to the Partnership in order to meet production obligations, and (iii) undertaking all measures for quality control which are either required by the FDA or requested by the Partnership.

(NOTE 12) -- COMMITMENTS:

EMPLOYMENT AGREEMENT:

     In April 1996 the Company entered into a five year employment agreement with its President and Chief Executive Officer providing for an annual salary of $200,000, commencing upon consummation of the initial public offering subject to increases based on the consumer price index, and bonuses of at least 25% of the base salary.

     The Company also intends to enter into a two-year employment agreement with its Vice President and Chief Financial Officer providing for an annual salary of $80,000 subject to an annual review and bonuses of 15% of the base salary.

                         BIGMAR, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LEASES:

     In March, 1996 the Company entered into an agreement to sublease executive office space from a company of which the Company's President was formerly an officer. The sublease is for a term of two years and provides for rent of $22,315 per annum.

     Bioren sub-leases part of its Couvet facility pursuant to a year to year lease. The rental income from July 1, 1995 (date of acquisition of Bioren) to December 31, 1995 and for the three months ended March 31, 1996 was $49,144 and $24,095, respectively.

(NOTE 13) -- CONCENTRATION OF CREDIT RISK:

     Bioren's main customers for intravenous products are hospitals located in Switzerland. A significant number of these hospitals are owned by the canton (state) or the city where they are located and the credit risk traditionally is not significant. For other pharmaceutical products, the customers are privately owned and credit risk is greater. The management has recorded its estimate of credit loss through the allowance for doubtful accounts.

(NOTE 14) -- SIGNIFICANT CUSTOMERS:

     Sales to significant customers were as follows:


                                               YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                                      -----------------------------------------   ---------------------------------------
                                             1994                  1995                  1995                 1996
                                      ------------------   --------------------   ------------------   ------------------
                                       AMOUNT    PERCENT     AMOUNT     PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                      --------   -------   ----------   -------   --------   -------   --------   -------

Prostate materials (one customer)...  $470,000      66%    $1,023,340      18%    $984,100      83%    $      0       0%
Oncological products (one
  customer).........................   214,000      30        668,511      12            0       0      210,000      11


(NOTE 15) -- RELATED PARTY TRANSACTIONS:


                                                                             DECEMBER 31,
                                                                             -------------     MARCH 31,
                                                                             1994     1995       1996
                                                                             ----     ----     ---------
                                                                                   (IN THOUSANDS)

Freight charges paid to related party.....................................            $ 35
Purchases from related party..............................................   $31       206       $ 100
Selling, general and administrative expenses paid to related party........    11       134          66
Interest paid to related parties..........................................             151          39


(NOTE 16) -- COMMON STOCK:

     The Company intends to adopt an option plan providing for the grant of incentive stock options and non-qualified stock options to directors, officers, employees, agents and consultants of the Company. The plan provides for the grant of options to purchase up to 300,000 shares with exercise terms not to exceed ten years. In addition, the Company intends to adopt a director option plan providing for awards of up to 50,000 shares of Common Stock to directors who are not otherwise affiliated with the Company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
BIOREN SA

     We have audited the accompanying statements of operations and cash flows of Bioren SA for the six months ended June 30, 1995 and for each of the years in the two-year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the results of operations and cash flows of Bioren SA for the six months ended June 30, 1995 and for each of the years in the two-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          RICHARD A. EISNER & COMPANY, LLP

New York, New York
March 25, 1996

                                   BIOREN SA
                            STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED DECEMBER 31,      SIX MONTHS
                                                                         --------------------------    ENDED JUNE
                                                                            1993           1994         30, 1995
                                                                         -----------    -----------    ----------

Net sales.............................................................   $ 4,103,921    $ 5,879,685    $2,928,965
Cost of goods sold....................................................     3,558,350      4,479,243     1,694,290
                                                                         -----------    -----------    ----------
Gross profit..........................................................       545,571      1,400,442     1,234,675
                                                                         -----------    -----------    ----------
Operating expenses:
     Research and development.........................................        61,297         40,736        26,671
     Selling, general and administrative..............................     1,572,903      1,858,192     1,060,049
     Loss on abandonment of building improvements and machinery.......       830,912      2,295,850
                                                                         -----------    -----------    ----------
          Total.......................................................     2,465,112      4,194,778     1,086,720
                                                                         -----------    -----------    ----------
Operating income (loss)...............................................    (1,919,541)    (2,794,336)      147,955
Other income..........................................................       283,305         94,178        57,969
Interest expense......................................................       167,956        284,244        86,613
                                                                         -----------    -----------    ----------
Income (loss) before extraordinary income.............................    (1,804,192)    (2,984,402)      119,311
Extraordinary income -- forgiveness of bank indebtedness (Note 6).....                    1,468,429
                                                                         -----------    -----------    ----------
Net income (loss).....................................................   $(1,804,192)   $(1,515,973)   $  119,311
                                                                         -----------    -----------    ----------
                                                                         -----------    -----------    ----------

  The accompanying notes to financial statements are an integral part hereof.

                                   BIOREN SA
                            STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31,      SIX MONTHS
                                                                          --------------------------    ENDED JUNE
                                                                             1993           1994         30, 1995
                                                                          -----------    -----------    ----------

Cash flows from operating activities:
     Net income (loss).................................................   $(1,804,192)   $(1,515,973)   $  119,311
     Adjustments to reconcile net income (loss) to net cash provided by
       (used in) operating activities:
          Depreciation and amortization................................     1,636,559        741,132        15,448
          Loss on abandonment of building improvements and machinery...                    2,295,850
          Gain on sale of equipment....................................        (8,954)       (61,674)
          Changes in operating assets and liabilities:
               Decrease in accounts receivable.........................       840,870        392,784       178,667
               (Increase) decrease in inventory........................       345,997         36,711      (239,466)
               (Increase) decrease in other current assets.............       (26,557)        39,191      (264,213)
               Increase (decrease) in accounts payable.................       193,476       (103,131)      151,400
               Increase (decrease) in payable to related party.........    (7,180,643)       526,671       630,917
               Increase (decrease) in accrued expenses.................      (109,390)      (120,588)      121,050
                                                                          -----------    -----------    ----------
                    Net cash provided by (used in) operating
                      activities.......................................    (6,112,834)     2,230,973       713,114
                                                                          -----------    -----------    ----------
Cash flows from investing activities:
     Purchase of property, plant and equipment.........................       (68,778)      (100,124)     (108,102)
     Proceeds from sale of equipment...................................        45,115         61,674
                                                                          -----------    -----------    ----------
                    Net cash (used in) investing activities............       (23,663)       (38,450)     (108,102)
                                                                          -----------    -----------    ----------
Cash flows from financing activities:
     Proceeds from issuance of common stock............................       678,426
     Repayment of long-term borrowings.................................                   (2,909,324)     (394,625)
     Borrowings from parent company....................................     5,452,816
                                                                          -----------    -----------    ----------
                    Net cash provided by (used in) financing
                      activities.......................................     6,131,242     (2,909,324)     (394,625)
                                                                          -----------    -----------    ----------
Effect of exchange rate changes on cash................................        (3,336)        49,114        18,659
                                                                          -----------    -----------    ----------
Net increase (decrease) in cash........................................        (8,591)      (667,687)      229,046
Cash at beginning of year..............................................       777,833        769,242       101,555
                                                                          -----------    -----------    ----------
Cash at end of year....................................................   $   769,242    $   101,555    $  330,601
                                                                          -----------    -----------    ----------
                                                                          -----------    -----------    ----------
Supplemental disclosure of cash flow information:
     Cash paid during the period for:
          Interest.....................................................   $   339,531    $   319,110    $  100,611
          Income taxes.................................................        12,052         14,107        22,326

  The accompanying notes to financial statements are an integral part hereof.

                                   BIOREN SA
                         NOTES TO FINANCIAL STATEMENTS

(NOTE 1) -- NATURE OF BUSINESS:

     Bioren SA ('Company') manufactures intravenous and pharmaceutical products for the Swiss and foreign markets.

     Bigmar Pharmaceuticals SA ('Pharmaceuticals') acquired 100% of the outstanding stock of the Company on June 30, 1995 for $5,195,000 and immediately sold 50% of the stock to certain shareholders of Pharmaceuticals and shareholders of Bigmar, Inc., a Delaware corporation for $2,597,500.

(NOTE 2) -- SIGNIFICANT ACCOUNTING POLICIES:

INVENTORY:

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Provisions for obsolete items are recorded to the extent considered necessary by the Company.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are carried at cost. Maintenance and repairs are charged to operations. Depreciation is calculated on a straight-line basis utilizing the assets' estimated useful lives of 3 to 25 years.

INCOME TAXES:

     Income taxes are accounted for by the asset/liability approach. Deferred taxes arise from differences between the financial reporting and tax bases of assets and liabilities.

FOREIGN CURRENCY TRANSACTIONS

     Gains and losses resulting from foreign currency transactions and changes in foreign currency positions are included in income or expense currently. Such amounts were insignificant for the six months ended June 30, 1995 and for each of the years in the two year period ended December 31, 1994.

FOREIGN CURRENCY TRANSLATION

     The Company's operations are located in Switzerland and its net assets, revenues and expenses are substantially all denominated in Swiss francs, while the Company presents its consolidated financial statements in US dollars. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the weighted average exchange rates for the period. Net gains and losses arising upon translation of local currency financial statements to US dollars are accumulated in a separate component of Stockholders' Equity, the Cumulative Translation Adjustment account, which may be realized upon the eventual disposition by the Company of part or all of its investments in its Swiss operations.

(NOTE 3) -- INCOME TAXES:

     The tax charge in Switzerland is an accumulation of the taxes due to the city, the canton (state) and the federal authorities. Therefore, the tax burden varies from one entity to another depending upon its location. While the actual tax rate is a function of the percentage of profitability in relation to taxable equity, the Company believes that 20% is a fair approximation of its effective cumulative tax rate.

     On January 1, 1995, a new federal tax law, and for most Swiss cantons, a new cantonal tax law, came into force in Switzerland. The new laws provide for a change in the system of assessment from a two year past assessment period to a one year current assessment period. Because these changes may create a gap during which certain profits made in prior years may not be taxed or may be only partially

                                   BIOREN SA
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

taxed, the new laws have provided for a transition period during which a special method is followed to calculate income taxes. Since the 1995 taxes due based on the old methods of assessment had been fully accrued for during 1993 and 1994, the 1995 tax charge only relates to the adjustment needed based on the 1995 income.

     There is no tax expense in 1995 due to the reduction of the valuation allowance on the Company's deferred tax asset, resulting from the utilization of the Company's operating loss carryforwards, offsetting the provision for income taxes.

(NOTE 4) -- LEASE:

     The Company leases part of its Couvet facility. The rental income for 1995, 1994 and 1993 was $49,144 (six months), $84,477 and $84,704, respectively.

(NOTE 5) -- RELATED PARTY TRANSACTIONS:

                                                                                            DECEMBER 31,
                                                                                      ------------------------    JUNE 30,
                                                                                          1993          1994        1995
                                                                                      ------------    --------    --------
                                                                                                 (IN THOUSANDS)

Debt forgiveness from stockholder treated as additional paid-in capital............      $   2,713     $1,468
Other selling, general and administrative expenses paid to stockholder.............             45         38       $117
Interest paid to stockholder.......................................................                       135         47
Interest paid to a company owned by a principal stockholder of the Company.........             71          3         25
Consulting fees charged to stockholder.............................................            129
Gain on sale of machine to a company owned by a principal stockholder of the
  Company..........................................................................             23

(NOTE 6) -- EXTRAORDINARY INCOME:

     Extraordinary   income  of  $1,468,429  consists  of  forgiveness  of  bank indebtedness.

                         BIGMAR, INC. AND SUBSIDIARIES
                       PRO FORMA STATEMENTS OF OPERATIONS


     The accompanying unaudited pro forma statement of operations combines the results of operations of Bioren with the results of operations of the Company for the year ended December 31, 1995 as if the acquisition of Bioren by the Company had taken place on January 1, 1995. This statement should be read in conjunction with the audited financial statements of Bioren and the Company and the respective notes thereto included elsewhere in this Prospectus.



                                                                                                        PRO FORMA
                                                  BIGMAR, INC.         BIOREN SA                       RESULTS OF
                                                 & SUBSIDIARIES       SIX MONTHS                       OPERATIONS
                                                   YEAR ENDED            ENDED        PRO FORMA        YEAR ENDED
                                                DECEMBER 31, 1995    JUNE 30, 1995    ADJUSTMENT    DECEMBER 31, 1995
                                                -----------------    -------------    ----------    -----------------

Net sales....................................      $ 5,600,362        $ 2,928,965                      $ 8,529,327
Cost of goods sold...........................        4,001,891          1,694,290                        5,696,181
                                                -----------------    -------------                  -----------------
Gross margin.................................        1,598,471          1,234,675                        2,833,146
                                                -----------------    -------------                  -----------------
Operating expenses:
     Research and development................           23,144             26,671                           49,815
     Selling, general and administrative.....        1,493,055          1,060,049      $ 17,000(1)       2,570,104
                                                -----------------    -------------    ----------    -----------------
          Total..............................        1,516,199          1,086,720        17,000          2,619,919
                                                -----------------    -------------    ----------    -----------------
Operating income.............................           82,272            147,955                          213,227
Other income.................................                              57,969                           57,969
Interest expense (income)....................          182,476             86,613                          269,089
                                                -----------------    -------------    ----------    -----------------
Income (loss) before income taxes............         (100,204)           119,311       (17,000)             2,107
                                                -----------------    -------------    ----------    -----------------
Income taxes (benefit):
     Current.................................           13,000                                              13,000
     Deferred................................          (16,000)                                            (16,000)
                                                -----------------    -------------    ----------    -----------------
                                                        (3,000)                                             (3,000)
                                                -----------------    -------------    ----------    -----------------
Net income (loss)............................      $   (97,204)       $   119,311      $(17,000)       $     5,107
                                                -----------------    -------------    ----------    -----------------
                                                -----------------    -------------    ----------    -----------------
Net income per share.........................                                                                 $.00
Weighted average number of shares
  outstanding................................                                                            1,510,942



- ------------



(1) Amortization of goodwill

                 (This page has been left blank intentionally.)

                 (This page has been left blank intentionally.)

              [Photograph of manufacturing equipment at the Company's
                            Couvet, Switzerland facility.]


     The Company manufactures 14 types of intravenous infusion solutions at its state-of-the-art facility in Couvet, Switzerland and markets these solutions in Switzerland and Lichtenstein through its sales force.

               [Photograph of quality control equipment at the Company's
                             Couvet, Switzerland facility.]


     The Company's 57,000 square foot facility in Couvet, Switzerland includes laboratories for quality assurance and quality control activity.

________________________________________________________________________________

     NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     8
The Company....................................    18
Use of Proceeds................................    20
Dividend Policy................................    21
Capitalization.................................    22
Dilution.......................................    23
Selected Financial Data........................    24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    26
Business.......................................    34
Management.....................................    51
Principal Stockholders.........................    58
Certain Transactions...........................    59
Description of Capital Stock...................    62
Shares Eligible for Future Sale................    64
Underwriting...................................    65
Legal Matters..................................    67
Experts........................................    67
Additional Information.........................    67
Glossary.......................................    68
Index to Financial Statements..................   F-1

                            ------------------------
     UNTIL                 ,  1996 (25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

________________________________________________________________________________

                                1,250,000 SHARES

                                  BIGMAR, INC.

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                            LT LAWRENCE & CO., INC.

                                            , 1996

________________________________________________________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the Company ('Registrant') in connection with the issuance and distribution of the common stock being registered.

SEC registration fee..............................................................   $  5,000
NASD filing fee...................................................................      2,000
Listing fees......................................................................     30,000
Printing and engraving expenses...................................................    200,000
Fees and expenses of counsel......................................................    325,000
Fees and expenses of accountants..................................................     90,000
Transfer agent and registrar fees.................................................      4,000
Blue sky fees and expenses........................................................     50,000
Representative's non-accountable expense allowance................................    250,000
Miscellaneous.....................................................................     19,000
                                                                                     --------
     Total........................................................................   $975,000
                                                                                     --------
                                                                                     --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law ('DGCL'), the Registrant has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 145(e) of the DGCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article Sixth of the Registrant's Restated and Amended Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is information as to securities of the Registrant sold within the past three years which were not registered under the Securities Act. The issuance of all such securities were made in reliance upon an exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering. The Registrant will place stop transfer instructions with its transfer agent with respect to all such securities. No underwriters were involved in any of the sales so there were no underwriting discounts or commissions.


                                                  NUMBER OF      AGGREGATE                AGGREGATE
                                                   SHARES          CASH                   NON-CASH
           STOCKHOLDER                 DATE         SOLD       CONSIDERATION            CONSIDERATION
- ---------------------------------   ----------    ---------    -------------    -----------------------------

Chemholding SA ..................      9/28/95       10,094*      $ 2,125
John G. Tramontana...............      9/28/95        9,889*        2,082
Fabio Giovannini.................      9/28/95          919*          193
Giovanni Pelli...................      9/28/95          712*          150
Maria Pia Melera.................      9/28/95          712*          150
PierAngelo Ghirlanda.............      9/28/95          712*          150
Jan Jacob van Troostenburg de
  Bruyn..........................      9/28/95          712*          150
Chemholding SA ..................      4/10/96    1,000,469**                   750 shares of Bigmar
                                                                                Pharmaceuticals SA
John G. Tramontana...............      4/10/96      900,423**                   675 shares of Bigmar
                                                                                Pharmaceuticals SA
Fabio Giovannini.................      4/10/96      100,046**                   75 shares of Bigmar
                                                                                Pharmaceuticals SA
John G. Tramontana...............      4/10/96       63,057**                   450 shares of Bioren SA
Giovanni Pelli...................      4/10/96       70,063**                   500 shares of Bioren SA
Maria Pia Melera.................      4/10/96       70,063**                   500 shares of Bioren SA***
PierAngelo Ghirlanda.............      4/10/96       70,063**                   500 shares of Bioren SA
Jan Jacob van Troostenburg de
  Bruyn..........................      4/10/96       70,063**                   500 shares of Bioren SA
Fabio Giovannini.................      4/10/96        7,003**                   50 shares of Bioren SA


- ------------

  * The above numbers of shares are reflected after the contribution to the Registrant of 999,281, 979,061, 90,756, 70,538, 70,538, 70,538 and 70,538 by
    Chemholding SA, Mr. Tramontana, Mr. Giovannini, Mr. Pelli, Ms. Melera, Mr. Ghirlanda and Mr. van Troostenburg, respectively.

 ** Such shares were issued in a stock-for-stock exchange for all of the outstanding capital stock of Bigmar Pharmaceuticals SA and Bioren SA.

*** Owned by Attilio Melera.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT NUMBER                      DESCRIPTION
- ---------------  --------------------------------------------------

     1.1*        -- Form of Underwriting Agreement
     3.1`DD'     --    Restated   and    Amended   Certificate   of
                   Incorporation of the Registrant
     3.1(a)*     --  Certificate  of  Correction  to  Restated  and
                   Amended  Certificate  of  Incorporation  of  the
                   Registrant
     3.2*        -- Restated By-Laws of the Registrant
     3.2(a)`DD'  -- Amendment to Restated By-Laws of the Registrant
     4.1`DD'     -- Specimen Common Stock Certificate
     4.2`DD'     -- Form of Representative's Warrant
     5.1`DD'     -- Opinion of Rubin Baum Levin Constant & Friedman
    10.1         -- Intentionally Omitted
    10.2***      -- Partnership  Agreement,  dated  as  of  October
                   1995,  between  Bigmar  Therapeutics,  Inc.  and
                   Protyde Oncology Therapeutics, Inc.
    10.3**       -- Sales  and  Marketing Agreement,  dated  as  of
                   October 1995, between Protyde-Bigmar
                   Therapeutics and Protyde Corporation
    10.4**       --  Manufacturing Agreement,  dated as  of October
                   1995, between  Protyde-Bigmar  Therapeutics  and
                   the Registrant
    10.5*        --  Sublease Agreement, dated as of March 1, 1996,
                   between the  Registrant  and  Cernitin  America,
                   Inc.
    10.6*        -- Form of Indemnification Agreement
    10.7`DD'     --  Employment  Agreement, dated  as of  April 15,
                   1996,  between  the   Registrant  and  John   G.
                   Tramontana
    10.8*        -- Form of Medical Advisory Agreement
    10.9*        -- Form of Scientific Advisory Agreement
    10.10***     --  Exclusive  Distribution and  Supply Agreement,
                   dated   November   5,   1995,   between   Bigmar
                   Pharmaceuticals SA and AB Cernelle
    10.11*       -- Technical Services Agreement, dated November 5,
                   1995,  between Bigmar Pharmaceuticals  SA and AB
                   Cernelle
    10.12**      -- License  and Supply  Agreement, dated  November
                   14,  1995, between Bigmar Pharmaceuticals SA and
                   Bioferment division of Cerbios Pharma SA.
    10.13**      -- Exclusive  Distribution and  Supply  Agreement,
                   dated  as of  December 14,  1995, between Bigmar
                   Pharmaceuticals SA  and Bioferment  division  of
                   Cerbios Pharma SA
    10.14**      --   Exclusive   Distribution   Agreement,   dated
                   November 14, 1995, between  Bioren SA and  SAPEC
                   division of Cerbios Pharma SA
    10.15*       -- Stock for Stock Exchange Agreement, dated April
                   9,   1996,  between   the  Registrant   and  its
                   stockholders
    10.16*       -- Contribution  Agreement, dated  April 8,  1996,
                   between the Registrant and its stockholders
    10.17**`DD'`DD' --   Exclusive   Distribution   Agreement,   dated
                   December 22, 1995, between Bigmar
                   Pharmaceuticals  SA   and  Boehringer   Mannheim
                   Italia S.p.A.
    10.18**      --   International  Activities  Agreements,  dated
                   March 3, 1994, between Bigmar Pharmaceuticals SA
                   and Medac GmbH
    10.19**      -- Distribution Agreement, dated October 10,  1994
                   between  Bigmar  Pharmaceuticals  SA  and Pharma
                   Stroschein GmbH
    10.20**      -- Distribution  Agreement, dated  July 31,  1995,
                   between    Bigmar    Pharmaceuticals    SA   and
                   Laboratorios Vita S.A.
    10.21**      -- Supply and Collaboration Agreement, dated March
                   8, 1995, between Bioren SA and PLM Langeskov A/S
    10.22**`DD'`DD' -- Agreement,  dated  December 21,  1995,  between
                   Laevosan International AG and Bigmar
                   Pharmaceuticals SA
    10.23`DD'    --  Loan documentation between Bioren SA and Union
                   Bank of Switzerland
    10.24`DD'    -- Loan documentation between Bigmar
                   Pharmaceuticals SA and Union Bank of Switzerland
    10.25*       -- Registrant's 1996 Stock Option Plan

EXHIBIT NUMBER                      DESCRIPTION
- ---------------  --------------------------------------------------
    10.26*       -- Form  of Non-qualified  Stock Option  Agreement
                   under the 1996 Stock Option Plan
    10.27*       --  Form of Incentive Stock Option Agreement under
                   the 1996 Stock Option Plan
    10.28`DD'    -- Form of Registrant's Director Option Plan
    10.29*       -- Acquisition  Agreement,  dated June  22,  1995,
                   between Galenica Holding AG and the Registrant
    10.30*       -- Extension of Licensing Agreement, dated October
                   27,  1995,  between  Dr. F.  Messi  Cell Culture
                   Technologies and Bigmar Pharmaceuticals SA
    10.31`DD'    -- Agreements  between Bigmar  Pharmaceuticals  SA
                   and Unione Farmaceutica SA
    21.1*        -- Subsidiaries of the Company
    23.1`DD'     -- Consent of Richard A. Eisner & Company, LLP
    23.2`DD'     -- Consent of Rubin Baum Levin Constant & Friedman
                   (contained in Exhibit 5.1)
    23.3*        -- Consent of Wenger Mathys Plattner
    23.4*        -- Consent of Hyman, Phelps & McNamara, P.C.
    24.1*        --  Power of Attorney  (contained on the signature
                   page to the Registration Statement)
    27.1`DD'     -- Financial Data Schedule
    99.1*        -- Consent of Eric M. Chen, director designee
    99.2*        --  Consent  of   James  M.  McCormick,   director
                   designee
    99.3*        --   Consent  of  Thomas   W.  D'Alonzo,  director
                   designee


- ------------

  `DD' Filed herewith.

  * Previously filed.


 ** Previously filed in redacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act with the initial filing of this Registration Statement. The confidential information that has been omitted has been filed separately with the Commission with the request for confidential treatment.



*** Filed herewith in redacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act with the initial filing of this Registration Statement. The confidential information that has been omitted has been filed separately with the Commission with the request for confidential treatment.


 `DD'`DD' Previously filed in the original foreign language version and the English translation of the agreement.

     (b) Financial Statement Schedules:

     All Schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes the following:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          (b) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement No. 333-3830 on Form S-1, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 17, 1996.


                                          BIGMAR, INC.

                                          By:       /S/ JOHN G. TRAMONTANA
                                               .................................

                                                     JOHN G. TRAMONTANA
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement No. 333-3830 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                      TITLE                              DATE
- ------------------------------------------  --------------------------------------------   -------------------

          /s/ JOHN G. TRAMONTANA            Chairman of the Board of Directors,               June 17, 1996
 .........................................    President and Chief Executive Officer
           (JOHN G. TRAMONTANA)               (Principal Executive Officer)

          /s/ MICHAEL K. MEDORS             Treasurer, Secretary and Director                 June 17, 1996
 .........................................    (Principal Financial Officer)
           (MICHAEL K. MEDORS)                (Principal Accounting Officer)

            /s/ BERNARD KRAMER              Vice President and Director                       June 17, 1996
 .........................................
             (BERNARD KRAMER)

                                 EXHIBIT INDEX


                                                                     LOCATION OF EXHIBIT
                                                                        IN SEQUENTIAL
EXHIBIT NUMBER                DESCRIPTION OF DOCUMENT                  NUMBERING SYSTEM
- ---------------  --------------------------------------------------  --------------------

     1.1*        -- Form of Underwriting Agreement.................
     3.1`DD'     --    Restated   and    Amended   Certificate   of
                   Incorporation of the Registrant.................
     3.1(a)*     --  Certificate  of  Correction  to  Restated  and
                   Amended  Certificate  of  Incorporation  of  the
                   Registrant......................................
     3.2*        -- Restated By-Laws of the Registrant.............
     3.2(a)`DD'  --  Amendment   to   Restated   By-Laws   of   the
                   Registrant......................................
     4.1`DD'     -- Specimen Common Stock Certificate..............
     4.2`DD'     -- Form of Representative's Warrant...............
     5.1`DD'     --   Opinion  of  Rubin   Baum  Levin  Constant  &
                   Friedman........................................
    10.1         -- Intentionally Omitted..........................
    10.2***      -- Partnership  Agreement,  dated  as  of  October
                   1995,  between  Bigmar  Therapeutics,  Inc.  and
                   Protyde Oncology Therapeutics, Inc..............
    10.3**       -- Sales  and  Marketing Agreement,  dated  as  of
                   October 1995, between Protyde-Bigmar
                   Therapeutics and Protyde Corporation............
    10.4**       --  Manufacturing Agreement,  dated as  of October
                   1995, between  Protyde-Bigmar  Therapeutics  and
                   the Registrant..................................
    10.5*        --  Sublease Agreement, dated as of March 1, 1996,
                   between the  Registrant  and  Cernitin  America,
                   Inc.............................................
    10.6*        -- Form of Indemnification Agreement..............
    10.7`DD'     --  Employment  Agreement, dated  as of  April 15,
                   1996,  between  the   Registrant  and  John   G.
                   Tramontana......................................
    10.8*        -- Form of Medical Advisory Agreement.............
    10.9*        -- Form of Scientific Advisory Agreement..........
    10.10***     --  Exclusive  Distribution and  Supply Agreement,
                   dated   November   5,   1995,   between   Bigmar
                   Pharmaceuticals SA and AB Cernelle..............
    10.11*       -- Technical Services Agreement, dated November 5,
                   1995,  between Bigmar Pharmaceuticals  SA and AB
                   Cernelle........................................
    10.12**      -- License  and Supply  Agreement, dated  November
                   14,  1995, between Bigmar Pharmaceuticals SA and
                   Bioferment division of Cerbios Pharma SA........
    10.13**      -- Exclusive  Distribution and  Supply  Agreement,
                   dated  as of  December 14,  1995, between Bigmar
                   Pharmaceuticals SA  and Bioferment  division  of
                   Cerbios Pharma SA...............................
    10.14**      --   Exclusive   Distribution   Agreement,   dated
                   November 14, 1995, between  Bioren SA and  SAPEC
                   division of Cerbios Pharma SA...................
    10.15*       -- Stock for Stock Exchange Agreement, dated April
                   9,   1996,  between   the  Registrant   and  its
                   stockholders....................................
    10.16*       -- Contribution  Agreement, dated  April 8,  1996,
                   between the Registrant and its stockholders.....
    10.17**`DD'`DD' --   Exclusive   Distribution   Agreement,   dated
                   December 22, 1995, between Bigmar
                   Pharmaceuticals  SA   and  Boehringer   Mannheim
                   Italia S.p.A....................................
    10.18**      --   International  Activities  Agreements,  dated
                   March 3, 1994, between Bigmar Pharmaceuticals SA
                   and Medac GmbH..................................
    10.19**      -- Distribution Agreement, dated October 10,  1994
                   between  Bigmar  Pharmaceuticals  SA  and Pharma
                   Stroschein GmbH.................................
    10.20**      -- Distribution  Agreement, dated  July 31,  1995,
                   between    Bigmar    Pharmaceuticals    SA   and
                   Laboratorios Vita S.A...........................
    10.21**      -- Supply and Collaboration Agreement, dated March
                   8, 1995,  between Bioren  SA and  PLM  Langeskov
                   A/S.............................................
    10.22**`DD'`DD' --  Agreement,  dated December  21,  1995, between
                   Laevosan International AG and Bigmar
                   Pharmaceuticals SA..............................
    10.23`DD'    -- Loan documentation between Bioren SA and  Union
                   Bank of Switzerland.............................
    10.24`DD'    -- Loan documentation between Bigmar
                   Pharmaceuticals    SA   and    Union   Bank   of
                   Switzerland.....................................
    10.25*       -- Registrant's 1996 Stock Option Plan............

                                                                     LOCATION OF EXHIBIT
                                                                        IN SEQUENTIAL
EXHIBIT NUMBER                DESCRIPTION OF DOCUMENT                  NUMBERING SYSTEM
- ---------------  --------------------------------------------------  --------------------
    10.26*       -- Form  of Non-qualified  Stock Option  Agreement
                   under the 1996 Stock Option Plan................
    10.27*       --  Form of Incentive Stock Option Agreement under
                   the 1996 Stock Option Plan......................
    10.28`DD'    -- Form of Registrant's Director Option Plan......
    10.29*       -- Acquisition  Agreement,  dated June  22,  1995,
                   between    Galenica    Holding   AG    and   the
                   Registrant......................................
    10.30*       -- Extension of Licensing Agreement, dated October
                   27, 1995,  between  Dr. F.  Messi  Cell  Culture
                   Technologies and Bigmar Pharmaceuticals SA......
    10.31`DD'    --  Agreements  between Bigmar  Pharmaceuticals SA
                   and Unione Farmaceutica SA......................
    21.1*        -- Subsidiaries of the Company....................
    23.1`DD'     -- Consent of Richard A. Eisner & Company, LLP....
    23.2`DD'     -- Consent of Rubin Baum Levin Constant & Friedman
                   (contained in Exhibit 5.1)......................
    23.3*        -- Consent of Wenger Mathys Plattner..............
    23.4*        -- Consent of Hyman, Phelps & McNamara, P.C.......
    24.1*        -- Power of Attorney  (contained on the  signature
                   page to the Registration Statement).............
    27.1`DD'     -- Financial Data Schedule........................
    99.1*        -- Consent of Eric M. Chen, director designee.....
    99.2*        --   Consent  of  James   M.  McCormick,  director
                   designee........................................
    99.3*        --  Consent  of   Thomas  W.  D'Alonzo,   director
                   designee........................................


- ------------

   `DD' Filed herewith.

   * Previously filed.


  ** Previously filed in redacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act with the initial filing of this Registration Statement. The confidential information that has been omitted has been filed separately with the Commission with the request for confidential treatment.



 *** Filed herewith in redacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act with the initial filing of this Registration Statement. The confidential information that has been omitted has been filed separately with the Commission with the request for confidential treatment.


  `DD'`DD' Previously filed in the original foreign language version and the English translation of the agreement.



                              STATEMENT OF DIFFERENCES
                              ------------------------

The double dagger symbol shall be expressed as `DD'